                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-89978
                                                                    333-89978-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2002)

[VALERO L.P. LOGO]

VALERO LOGISTICS OPERATIONS, L.P.
$100,000,000
6 7/8% SENIOR NOTES DUE 2012
FULLY AND UNCONDITIONALLY GUARANTEED BY

VALERO L.P.
Issue price: 99.686%

The notes will bear interest at the rate of 6 7/8% per year. Interest on the notes will accrue from July 15, 2002. Interest on the notes is payable on January 15 and July 15 of each year, beginning January 15, 2003. The notes will mature on July 15, 2012.

We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under the caption "Description of notes--Optional redemption."

The notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by our parent, Valero L.P. The guarantee by Valero L.P. will rank equal in right of payment to all of Valero L.P.'s existing and future unsecured and unsubordinated indebtedness.

We will not make application to list the notes on any securities exchange or to include them in any automated quotation system.

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-14 AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------------------------------------
                                                               PRICE TO     UNDERWRITING   PROCEEDS TO COMPANY
                                                              PUBLIC (1)     DISCOUNTS       BEFORE EXPENSES
--------------------------------------------------------------------------------------------------------------
Per Note                                                      99.686%       0.650%         99.036%
--------------------------------------------------------------------------------------------------------------
Total                                                         $99,686,000   $650,000       $99,036,000
--------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest from July 15, 2002.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company, on or about July 15, 2002.

JPMORGAN                                                         LEHMAN BROTHERS
Lead Manager and Bookrunner                                   Joint Lead Manager


MIZUHO INTERNATIONAL PLC
              RBC CAPITAL MARKETS
                             SUNTRUST ROBINSON HUMPHREY
                                          TOKYO-MITSUBISHI INTERNATIONAL PLC

July 10, 2002

  [Map showing Valero Logistics' current asset portfolio including its refined product pipelines, crude oil pipelines, natural gas liquid pipelines, hydrogen pipeline, refined product terminals and crude oil storage facilities in Colorado, Kansas, New Mexico, Oklahoma and Texas as well as the Valero Energy refineries interconnected with the Valero Logistics pipelines.]

                               TABLE OF CONTENTS

            PROSPECTUS SUPPLEMENT
About this prospectus supplement.......     i
Prospectus summary.....................   S-1
Risk factors...........................  S-14
Ratio of earnings to fixed charges.....  S-15
Use of proceeds........................  S-15
Capitalization.........................  S-16
Description of revolving credit
  facility.............................  S-17
Management's discussion and analysis of
  financial condition and results of
  operations...........................  S-20
Description of notes...................  S-46
Tax considerations.....................  S-53
Underwriting...........................  S-57
Validity of the notes..................  S-58
Index to financial statements..........   F-1
                 PROSPECTUS
About Valero L. P. and Valero Logistics
  Operations...........................     1
About this prospectus..................     1
Where you can find more information....     1
Forward-looking statements.............     3
Risk factors...........................     4
Use of proceeds........................    16
Ratio of earnings to fixed charges.....    16
Description of common units............    17
Cash distributions.....................    18
Description of debt securities.........    25
Book entry, delivery and form..........    35
Tax considerations.....................    37
Investment in us by employee benefit
  plans................................    51
Plan of distribution...................    52
Validity of the securities.............    53
Experts................................    53
Change in independent public
  accountants..........................    53

                        ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and includes information about us and our financial condition. The second part is the accompanying prospectus, which gives more general information about the debt securities we may offer from time to time and the related guarantees by Valero L.P. or the common units Valero L.P. may offer from time to time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined, some of which may not apply to the notes.

You should rely on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                               PROSPECTUS SUMMARY

The summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements included in this prospectus supplement. Please read "Risk factors" on page S-14 of this prospectus supplement and on page 4 of the accompanying prospectus for more information about important factors that you should consider before buying the notes. In this prospectus supplement, the terms "Valero Logistics" and "we," "us," "our" and similar terms mean Valero Logistics Operations, L.P.

VALERO LOGISTICS OPERATIONS, L.P.

We are a Delaware limited partnership formed in 1999 and a 100%-owned direct and indirect subsidiary of Valero L.P., a publicly traded Delaware limited partnership. Our operations are controlled and managed by our general partner, a wholly owned subsidiary of Valero L.P. Valero L.P. is controlled and managed by its general partner, an indirect wholly owned subsidiary of Valero Energy Corporation, a publicly traded Delaware corporation. We own and operate most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee, Three Rivers and Ardmore refineries. We transport crude oil to these refineries and transport refined products from these refineries to our terminals for further distribution to Valero Energy's company-operated convenience stores or wholesale customers located in Texas, Oklahoma, Colorado, New Mexico and Arizona. Our pipeline, terminalling and storage assets consist of:

      - approximately 782 miles of crude oil pipelines, including approximately 31 miles jointly owned with third parties, and five major crude oil storage facilities with a total storage capacity of approximately 3.3 million barrels; and

      - approximately 2,870 miles of refined product pipelines, including approximately 1,996 miles jointly owned with third parties, and eleven refined product terminals, one of which is jointly owned, with a total storage capacity of approximately 2.8 million barrels.

We generate revenues by charging tariffs for transporting crude oil and refined products through our pipelines and by charging a fee for use of our terminals. We do not own any of the crude oil or refined products transported through our pipelines, and we do not engage in the trading of crude oil or refined products. As a result, we are not directly exposed to any risks associated with fluctuating commodities prices, although these risks indirectly influence our activities and results of operations.

In the year ended December 31, 2001, we transported an average of 303,811 barrels per day through our crude oil pipelines, an average of 308,047 barrels per day through our refined product pipelines and handled an average of 189,172 barrels per day in our refined product terminals. Our revenues for the year ended December 31, 2001 were approximately $98.8 million, a 7.4% increase from our revenues for the year ended December 31, 2000 of approximately $92.1 million. Operating income for the year ended December 31, 2001 was approximately $46.5 million, a 13.0% increase from our operating income for the year ended December 31, 2000 of approximately $41.1 million.

During the first quarter of 2002, we transported an average of 312,387 barrels per day through our crude oil pipelines, an average of 262,872 barrels per day through our refined product pipelines and handled an average of 175,816 barrels per day in our refined product terminals. Our revenues for the quarter ended March 31, 2002 were approximately $26.0 million, an 11.1% increase from our first quarter 2001 revenues of $23.4 million.

BUSINESS STRATEGIES

The primary objective of our business strategies is to increase our distributions to Valero L.P. to enable Valero L.P. to increase its distributable cash flow per unit. We intend to achieve this primary objective by:

      - Sustaining high levels of volumes in our pipelines and cash flow;

      - Increasing volumes in our existing pipelines and shifting volumes to higher tariff pipelines;

      - Increasing our pipeline and terminal capacity through expansions and new construction;

      - Pursuing selective strategic and accretive acquisitions that complement our existing asset base; and

      - Continuing to improve our operating efficiency.

COMPETITIVE STRENGTHS

We believe we are well positioned to successfully execute our business strategies due to the following competitive strengths:

      - Our pipelines provide the principal access to and from Valero Energy's McKee, Three Rivers and Ardmore refineries located near Amarillo, Texas, Corpus Christi, Texas and Ardmore, Oklahoma, respectively. As a result, in 2001, we transported 78% of the crude oil and other feedstocks supplied to, and 80% of the refined products produced by, these refineries.

      - Our refined product pipelines serve Valero Energy's marketing operations in the southwestern and Rocky Mountain regions of the United States. These operations are concentrated in metropolitan areas in the states of Texas, Colorado, New Mexico and Arizona that are expected to exceed the national average of projected cumulative population growth through 2010.

      - We believe our pipeline, terminalling and storage assets are modern, efficient and well maintained, with 50% of our ownership mileage having been built since 1990.

      - Our pipelines have available capacity that provides us the opportunity to increase volumes and distributable cash flow from existing assets.

      - Our revolving credit facility, coupled with Valero L.P.'s ability to issue new partnership units, provides us with financial flexibility to pursue expansion and acquisition opportunities.

OUR RELATIONSHIP WITH VALERO ENERGY

Description of Valero Energy's Business. Valero Energy is one of the top three U.S. refining companies in terms of refining capacity. It acquired Ultramar Diamond Shamrock Corporation on December 31, 2001, and now owns and operates 12 refineries, three of which are served by our pipelines and terminals:

      - the McKee refinery, which has a current total capacity to process 170,000 barrels per day, or bpd, of crude oil and other feedstocks, making it the largest refinery located between the Texas Gulf Coast and the West Coast;

      - the Three Rivers refinery, which has a current total capacity to process 98,000 bpd of crude oil and other feedstocks; and

      - the Ardmore refinery, which has a current total capacity to process 85,000 bpd of crude oil and other feedstocks.

Valero Energy markets the refined products produced by these refineries primarily in Texas, Oklahoma, Colorado, New Mexico and Arizona through a network of approximately 2,700 company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

Our operations are strategically located within Valero Energy's refining and marketing supply chain in the southwestern and Rocky Mountain regions of the United States, but we do not own or operate any refining or marketing operations. Valero Energy is dependent upon us to provide transportation services that support its refining and marketing operations in these markets. Valero Energy and its affiliates accounted for 99% of our 2000 and 2001 revenues. Although we intend to pursue strategic acquisitions as opportunities may arise, we expect to continue to derive most of our revenues from Valero Energy and its affiliates for the foreseeable future.

Our Pipelines and Terminals Usage Agreement with Valero Energy. In connection with the initial public offering of Valero L.P. and as a result of its acquisition of Ultramar Diamond Shamrock, Valero Energy has generally agreed to transport at least 75% of the aggregate volumes of crude oil shipped to and at least 75% of the aggregate volumes of refined products shipped from the McKee, Three Rivers and Ardmore refineries in our crude oil pipelines and refined product pipelines, respectively, and to use our refined product terminals for terminalling services for at least 50% of the refined products shipped from these refineries. These percentages reflect the recent historical volumes shipped to and from these refineries using our pipelines and terminalled at our terminals. For the year ended December 31, 2001, Valero Energy used our pipelines to transport 78% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 60% of all refined products shipped from these refineries.

Valero Energy's obligation to use our pipelines and terminals will be suspended if Valero Energy ceases to own the refineries, if material changes in market conditions occur that have a material adverse effect on Valero Energy or if we are unable to handle the volumes due to operational difficulties with our pipelines or terminals.

In addition, Valero Energy has agreed, until April of 2008, to remain the shipper for its crude oil and refined products transported in our pipelines, and not to challenge our tariff rates for the transportation of crude oil, refined products or petrochemical products.

Valero Energy owns Valero L.P.'s general partner. We are a 100%-owned direct and indirect subsidiary of Valero L.P. Valero Energy owns and controls Riverwalk Logistics, L.P., which serves as the general partner of Valero L.P. Valero Energy also indirectly owns an aggregate 71.4% limited partner interest in Valero L.P.

Risks associated with our relationship with Valero Energy. We are dependent on the continued use of our pipelines, terminals and storage facilities by Valero Energy and the ability of Valero Energy's refineries to maintain their production of refined products. Conflicts of interest are inherent in our relationship with Valero Energy. Please read "Risk Factors -- Risks Inherent in Our Business -- Valero Energy and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to the detriment of our security holders" on page 10 of the accompanying prospectus.

Omnibus Agreement. We have entered into an omnibus agreement with Valero Energy which governs potential competition between us and Valero Energy. Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy or its affiliates control Valero L.P.'s general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil or refined products including petrochemicals or operating crude oil storage or refined products terminalling assets in the United States. This restriction does not apply to:

      - any business retained by Ultramar Diamond Shamrock (and now part of Valero Energy) at the closing of the initial public offering of Valero L.P.;

      - any business with a fair market value of less than $10 million;

      - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided that Valero L.P. has been offered and declined the opportunity to purchase this business; or

      - any newly constructed logistics assets that Valero L.P. has not offered to purchase within one year of construction at fair market value.

RECENT DEVELOPMENTS

Acquisition of Wichita Falls Business. In February 2002, we exercised our option under the omnibus agreement to purchase a 272-mile crude oil pipeline and related storage facility from a wholly owned subsidiary of Valero Energy for $64 million in cash, which we borrowed under our revolving credit facility. The pipeline runs from Wichita Falls, Texas to Valero Energy's McKee refinery in the Texas panhandle.

Acquisition of crude hydrogen pipeline. On May 29, 2002, we completed the acquisition of a 25-mile crude hydrogen pipeline from Praxair, Inc. for $11 million in cash borrowed under our revolving credit facility. The pipeline supplies approximately 45 million standard cubic feet per day of crude hydrogen from Celanese Chemicals' Clear Lake, Texas, facility to Valero Energy's Texas City refinery under a long-term supply arrangement.

Reorganization of general partner ownership. On May 30, 2002, Valero L.P. and Valero GP, LLC, the general partner of Riverwalk Logistics (at such date the general partner of each of Valero L.P. and us), reorganized the general partner ownership interest in us.

As a result of the reorganization, Riverwalk Logistics is the 2% general partner of Valero L.P. and Valero L.P. now holds a 99.99% limited partner interest in us. Valero L.P. formed Valero GP, Inc., a Delaware corporation wholly owned by Valero L.P., which is our new general partner with a 0.01% general partner interest. As a result of the reorganization, we are a 100%-owned direct and indirect subsidiary of Valero L.P.

OUR STRUCTURE AND MANAGEMENT

We are a 100%-owned direct and indirect subsidiary of Valero L.P. Valero Energy owns and controls Riverwalk Logistics, which serves as the general partner of Valero L.P. Valero Energy also indirectly owns an aggregate 71.4% limited partner interest in Valero L.P.

      - Valero L.P. owns a 99.99% limited partner interest in us and 100% of Valero GP, Inc., which is our sole general partner with a 0.01% general partner interest and performs all management and operating functions for us;

      - Riverwalk Logistics, the general partner of Valero L.P. and an indirect wholly owned subsidiary of Valero Energy, owns a 2% general partner interest in Valero L.P. and the incentive distribution rights pursuant to the Valero L.P. partnership agreement;

      - UDS Logistics, LLC, the sole limited partner of Riverwalk Logistics, and an indirect wholly owned subsidiary of Valero Energy, owns a 71.4% limited partner interest in Valero L.P.; and

      - Valero GP, LLC, an indirect wholly owned subsidiary of Valero Energy, is the general partner of Riverwalk Logistics and performs all management and operating functions of Valero L.P.

The chart on the following page depicts our organization and ownership structure as of the date of this prospectus supplement.

------------------------------------------------------------
                                                PERCENTAGE
 OWNERSHIP OF VALERO L.P.                        INTEREST
                                                ----------
  Public Common Units.........................    26.62%
  Valero Energy's Common Units................    22.52%
  Valero Energy's Subordinated Units..........    48.86%
  Valero Energy's General Partner Interest ...     2.00%
                                                ----------
        Total                                    100.00%
------------------------------------------------------------

                        --------------------------------------
                        |      VALERO ENERGY CORPORATION     |
                        |               and its              |
                        |      wholly owned subsidiaries     |
                        |-------------------------------------
                        |                                    |
                        |                                    |
                      100%                                 100%
                        |                                    |
                        |                                    |
-------------------------                   --------------------------------
|                       |                   |      UDS LOGISTICS, LLC      |
|    VALERO GP, LLC     |                   | 9,599,322 Subordinated Units |
|                       |                   |    4,424,322 Common Units    |
-------------------------                   --------------------------------
    0.1% General                             |                  |
   Partner Interest                          |                  |
             |                               |                  |
             |                               |  99.9% Limited   |   71.38% Limited
       --------------------------------------- Partner Interest |  Partner Interest
       |     RIVERWALK LOGISTICS, L.P.       |                  |
       |(the General Partner of Valero L.P.) |                  |
       |  Incentive Distribution Rights      |                  |
       ---------------------------------------                  |
                         |                                      |
                         |   2.0% General Partner Interest      |
                         |                                      |                      ----------------
                -------------------------------------------------                      |   Public     |
                |           VALERO L.P.            |-----------------------------------| Unitholders  |
                |        (the Partnership)         |  26.62% Limited Partner Interest  |  5,230,250   |
                ------------------------------------                                   | Common Units |
                       |                |                                              ----------------
                      100%              |
                       |                |
-------------------------               |
|                       |               |
|    VALERO GP, INC.    |               |  99.99% Limited Partner Interest
|                       |               |
-------------------------               |
    0.01% General                       |
   Partner Interest                     |
                 |                      |
                 |                      |
                -----------------------------------                                        ---------------
                |        VALERO LOGISTICS         |                                        |   Phillips  |
                |         OPERATIONS, L.P.        |                                        |  Petroleum  |
                |   (the Operating Partnership)   |                                        |   Company   |
                -----------------------------------                                        ---------------
                                |                                                                 |
                                |                                                                 |
                               50%                                                               50%
                                |                                                                 |
                                |                                                                 |
                                -------------------------------------------------------------------
                                                                 |
                                                                 |
                                                                 |
                                                        ---------------------
                                                        |  Skelly-Belvieu   |
                                                        |     Pipeline      |
                                                        |  Company, L.L.C.  |
                                                        ---------------------



                                  THE OFFERING

THE ISSUER..............Valero Logistics Operations, L.P.

SECURITIES OFFERED......$100 million principal amount of 6 7/8% Senior Notes due
                        2012.

GUARANTEE...............Valero L.P. will fully and unconditionally guarantee the notes.

INTEREST RATE...........6 7/8% per year, commencing July 15, 2002.

INTEREST PAYMENT DATES..January 15 and July 15 of each year, beginning January
                        15, 2003.

MATURITY DATE...........July 15, 2012.

USE OF PROCEEDS.........We will use the net proceeds from this offering (after the payments of offering expenses) of approximately $98.5 million to:

                        - repay the $91 million of the outstanding principal
                          balance under our revolving credit facility; and

                        - provide cash for general operating purposes.

RATINGS.................We have obtained the following ratings on the notes:
                        Baa2 by Moody's Investors Service, Inc., and BBB by Standard & Poor's Ratings Services.

                        A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that the circumstances warrant a revision.

RANKING.................The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsecured senior indebtedness, including indebtedness under our revolving credit facility. The guarantee by Valero L.P. will rank equally with all of Valero L.P.'s unsecured senior obligations. Valero L.P. currently has no outstanding indebtedness for borrowed money.

                        The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.

SUBSIDIARY GUARANTEES...We will cause any of our future subsidiaries that guarantees or becomes a co-obligor in respect of any of our funded debt to equally and ratably guarantee the notes.

CHANGE OF CONTROL.......Upon the occurrence of a change of control to a non-investment grade entity, we must offer to purchase the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

CERTAIN COVENANTS AND
EVENTS OF DEFAULT.......We will issue the notes under an indenture with The Bank of New York, as trustee. The indenture will contain limitations on, among other things, our ability to:

                        - incur indebtedness secured by certain liens; and

                        - engage in certain sale-leaseback transactions.

                        The indenture will provide for certain events of default, including default on certain other indebtedness.

OPTIONAL REDEMPTION.....We may redeem some or all of the notes at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of notes" beginning on page S-46 of this prospectus supplement.

RISK FACTORS............See "Risk factors" beginning on page S-14 and on page 4 of the accompanying prospectus and "Management's discussion and analysis of financial condition and results of operations" beginning on page S-20 of this prospectus supplement for a discussion of factors you should carefully consider before investing in the notes.

                      SUMMARY FINANCIAL AND OPERATING DATA

Organization. The following tables set forth selected financial data and operating data of Valero L.P. (formerly Shamrock Logistics, L.P.), Valero Logistics (formerly Shamrock Logistics Operations, L.P.), a subsidiary of Valero L.P., and the Wichita Falls Crude Oil Pipeline and Storage Business (the Wichita Falls Business) as of December 31, 2001 and selected financial data and operating data of Valero L.P. and Valero Logistics as of December 31, 2000 and for the year ended December 31, 2001 and the six months ended December 31, 2000 (collectively referred to as the successor to the Ultramar Diamond Shamrock Logistics Business).

The selected financial data and operating data as of and for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000 was derived from the audited financial statements of the Ultramar Diamond Shamrock Logistics Business (predecessor).

The selected financial data and operating data as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 was derived from the unaudited consolidated and combined financial statements of Valero L.P. and Valero Logistics as of March 31, 2002 and for the two months ended March 31, 2002, combined with the Wichita Falls Business for the one month ended January 31, 2002, and the combined financial statements of Valero L.P. and Valero Logistics as of and for the three months ended March 31, 2001.

On February 1, 2002, Valero L.P. acquired the Wichita Falls Business (except for certain retained liabilities) from Valero Energy for $64,000,000. The Wichita Falls Business owns and operates the Wichita Falls to McKee crude oil pipeline and the Wichita Falls crude oil storage facility, which Valero L.P. had an option to purchase pursuant to the Omnibus Agreement between Valero L.P. and Ultramar Diamond Shamrock Corporation.

On December 31, 2001, Valero Energy acquired Ultramar Diamond Shamrock, including the Wichita Falls Business and the 73.6% ownership interest in Valero L.P. held by subsidiaries of Ultramar Diamond Shamrock, in a purchase business combination. As a result of Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy became the controlling owner of both the Wichita Falls Business and Valero L.P. on December 31, 2001.

Because of Valero L.P.'s affiliate relationship with the Wichita Falls Business, the acquisition of the Wichita Falls Business by Valero L.P. on February 1, 2002 constituted a transaction between entities under common control and, as such, was accounted for as a reorganization of entities under common control. Accordingly, the acquisition was recorded at Valero Energy's historical net book value related to the Wichita Falls Business, which approximated fair value as a result of Valero Energy's acquisition of Ultramar Diamond Shamrock on December 31, 2001. In addition, the consolidated financial statements and notes thereto of Valero L.P. as of December 31, 2001 have been restated to include the Wichita Falls Business as if it had been combined with Valero L.P. effective December 31, 2001.

Prior to July 1, 2000, the pipeline, terminalling and storage assets and operations transferred to Valero Logistics were referred to as the Ultramar Diamond Shamrock Logistics Business as if it had existed as a single separate entity from Ultramar Diamond Shamrock. Ultramar Diamond Shamrock formed Valero Logistics to assume ownership of and to operate the assets of the Ultramar Diamond Shamrock Logistics Business. Effective July 1, 2000, Ultramar Diamond Shamrock transferred the pipelines, terminalling and storage assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics. This transfer represented a reorganization of entities under common control and was recorded at historical cost.

Effective April 16, 2001, the closing date of Valero L.P.'s initial public offering, the ownership interests of Valero Logistics held by various subsidiaries of Ultramar Diamond Shamrock were transferred to Valero L.P. in exchange for ownership interests (common and subordinated units) in Valero L.P. This transfer also represented a reorganization of entities under common control and was recorded at historical cost.

Tariff rate and terminalling revenue changes. The financial data included in the tables below have been prepared utilizing the actual pipeline tariff rates and terminalling fees in effect during the periods presented. Effective January 1, 2000, the Ultramar Diamond Shamrock Logistics Business filed revised tariff rates on many of its crude oil and refined product pipelines to reflect the total cost of the pipeline, the current throughput capacity, the current throughput utilization and other market conditions. The tariff rates in effect before January 1, 2000 were based on initial pipeline cost and were not revised upon subsequent expansions or increases or decreases in throughput levels. The revised tariff rates resulted in lower tariff revenues. Prior to 1999, the Ultramar Diamond Shamrock Logistics Business did not charge a separate terminalling fee for terminalling services at its refined product terminals. These costs were charged back to the related refinery. Beginning January 1, 1999, the Ultramar Diamond Shamrock Logistics Business began charging a separate terminalling fee at its refined product terminals.

The selected financial data in the tables below do not reflect the revised tariff rates prior to January 1, 2000 and do not reflect the establishment of terminalling fees prior to January 1, 1999.

Adjusted EBITDA. Adjusted EBITDA is defined as operating income, plus depreciation and amortization, less gain on sale of property, plant and equipment, plus distributions from Skelly-Belvieu Pipeline Company, of which Valero Logistics owns 50%, and excluding the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines has been borne by the shippers in our pipelines and is therefore not reflected in operating income subsequent to July 1, 2000. The effect of volumetric expansions, contractions and measurement discrepancies in the pipelines was a net reduction to income before income taxes of $1,647,000, $555,000, $378,000 and $916,000 for the years ended December 31,
1997, 1998 and 1999 and for the six months ended June 30, 2000, respectively.

--------------------------------------------------------------------------------------------------------------------
                                                                           PREDECESSOR                     SUCCESSOR
                                           -------------------------------------------   ---------------------------
                                                                            SIX MONTHS     SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,        ENDED          ENDED     YEAR ENDED
(IN THOUSANDS, EXCEPT PER UNIT DATA AND    ------------------------------     JUNE 30,   DECEMBER 31,   DECEMBER 31,
BARREL/DAY INFORMATION)                      1997         1998       1999         2000           2000           2001
--------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues(1)..............................  $ 84,881   $ 97,883   $109,773    $ 44,503      $ 47,550       $ 98,827
                                           -------------------------------------------------------------------------
Costs and expenses:
   Operating expenses....................    28,277     32,179     29,013      17,912        15,593         33,583
   General and administrative expenses...     4,761      4,552      4,698       2,590         2,549          5,349
   Depreciation and amortization.........    11,328     12,451     12,318       6,336         5,924         13,390
                                           -------------------------------------------------------------------------
Total costs and expenses.................    44,366     49,182     46,029      26,838        24,066         52,322
Gain on sale of property, plant and
   equipment(2)..........................         -      7,005      2,478           -             -              -
                                           -------------------------------------------------------------------------
Operating income.........................    40,515     55,706     66,222      17,665        23,484         46,505
Interest expense, net....................      (158)      (796)      (777)       (433)       (4,748)        (3,811)
Equity income from Skelly-Belvieu
   Pipeline Company......................     3,025      3,896      3,874       1,926         1,951          3,179
                                           -------------------------------------------------------------------------
Income before income taxes...............    43,382     58,806     69,319      19,158        20,687         45,873
   Benefit (provision) for income
      taxes(3)...........................   (16,559)   (22,517)   (26,521)     30,812             -              -
                                           -------------------------------------------------------------------------
Net income...............................  $ 26,823   $ 36,289   $ 42,798    $ 49,970      $ 20,687       $ 45,873
                                           -------------------------------------------------------------------------
Basic and diluted net income per
   unit(4)...............................                                                                 $   1.82
                                           -------------------------------------------------------------------------
Cash distributions per unit..............                                                                 $   1.70
                                           -------------------------------------------------------------------------
OTHER FINANCIAL DATA:
Adjusted EBITDA..........................  $ 57,499   $ 65,399   $ 80,678    $ 27,223      $ 31,760       $ 62,769
Distributions from Skelly-Belvieu
   Pipeline Company......................     4,009      3,692      4,238       2,306         2,352          2,874
Net cash provided by operating
   activities(5).........................    47,756     48,642     54,054      20,247         1,870         77,132
Net cash provided by (used in) investing
   activities(5).........................   (55,166)    14,703      2,787      (4,505)       (1,736)       (17,926)
Net cash provided by (used in) financing
   activities............................     7,410    (63,345)   (56,841)    (15,742)         (133)       (51,414)
Maintenance capital expenditures.........       633      2,345      2,060       1,699           619          2,786
Expansion capital expenditures...........    12,359      9,952      7,313       3,186         1,518         15,140
         Total capital expenditures......    12,992     12,297      9,373       4,885         2,137         17,926
OPERATING DATA (barrels/day):
Crude oil pipeline throughput............   282,736    265,243    280,041     294,037       295,524        303,811
Refined product pipeline throughput......   257,183    268,064    297,397     312,759       306,877        308,047
Refined product terminal throughput......   136,454    144,093    161,340     168,433       162,904        189,172
--------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                                                PREDECESSOR             SUCCESSOR
                                                             ------------------------------   -------------------
                                                                               DECEMBER 31,          DECEMBER 31,
                                                             ------------------------------   -------------------
(IN THOUSANDS)                                                   1997       1998       1999       2000       2001
-----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Property, plant and equipment, net.........................  $319,169   $297,121   $284,954   $280,017   $349,012
Total assets...............................................   346,082    321,002    308,214    329,484    387,546
Long-term debt, including current portion and debt due to
   parent..................................................    11,738     11,455     11,102    118,360     26,122
Partners' equity/net parent investment.....................   295,403    268,497    254,807    204,838    342,166
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                                             THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                            -------------------
(UNAUDITED, IN THOUSANDS, EXCEPT PER UNIT DATA AND BARREL/DAY INFORMATION)      2001       2002
-----------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues...........................................................         $23,422    $26,024
                                                                            -------------------
Costs and expenses:
   Operating expenses..............................................           8,651      9,184
   General and administrative expenses.............................           1,172      1,789
   Depreciation and amortization...................................           3,238      4,355
                                                                            -------------------
Total costs and expenses...........................................          13,061     15,328
                                                                            -------------------
Operating income...................................................          10,361     10,696
Interest expense, net..............................................          (2,244)      (556)
Equity income from Skelly-Belvieu Pipeline Company.................             669        678
                                                                            -------------------
Income before income taxes.........................................           8,786     10,818
   Benefit (provision) for income taxes(6).........................               -       (395)
                                                                            -------------------
Net income.........................................................         $ 8,786    $10,423
                                                                            -------------------
Basic and diluted net income per unit(4)...........................                    $  0.50
                                                                            -------------------
Cash distributions per unit........................................                    $  0.65
                                                                            -------------------
OTHER FINANCIAL DATA:
Adjusted EBITDA....................................................         $14,238    $15,822
Distributions from Skelly-Belvieu Pipeline Company.................             639        771
Net cash provided by operating activities..........................             907     14,037
Net cash used in investing activities..............................            (907)   (65,798)
Net cash provided by financing activities..........................               -     51,654
Maintenance capital expenditures...................................             745        789
Expansion capital expenditures.....................................             162      1,009
      Total capital expenditures...................................             907      1,798
OPERATING DATA (barrels/day):
Crude oil pipeline throughput......................................         308,311    312,387
Refined product pipeline throughput................................         317,464    262,872
Refined product terminal throughput................................         167,814    175,816
-----------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                                        MARCH 31,
                                                              -------------------
(IN THOUSANDS)                                                    2001       2002
---------------------------------------------------------------------------------
BALANCE SHEET DATA:
Property, plant and equipment, net..........................  $277,761   $346,455
Total assets................................................   336,192    385,025
Long-term debt, including current portion and debt due to
   parent...................................................   118,360     90,076
Partners' equity............................................   213,624    289,652
---------------------------------------------------------------------------------

(1) If the revised tariff rates and the terminalling fee had been implemented effective January 1, 1997, revenues would have been as follows for the years presented. The revised tariff rates and terminalling fee were in effect throughout the years ended December 31, 2000 and 2001. The amounts in the table below are unaudited.

--------------------------------------------------------------------------------------------
                                                                                 PREDECESSOR
                                                              ------------------------------
                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------
(IN THOUSANDS)                                                    1997       1998       1999
--------------------------------------------------------------------------------------------
Revenues--historical........................................  $ 84,881   $ 97,883   $109,773
                                                              ------------------------------
   Decrease in tariff revenues..............................   (16,197)   (17,067)   (21,892)
   Increase in terminalling revenues........................     1,778      1,649          -
                                                              ------------------------------
      Net decrease..........................................   (14,419)   (15,418)   (21,892)
                                                              ------------------------------
Revenues--as adjusted.......................................  $ 70,462   $ 82,465   $ 87,881
--------------------------------------------------------------------------------------------

(2) In March 1998, the Ultramar Diamond Shamrock Logistics Business (predecessor) recognized a gain on the sale of a 25% interest in the McKee to El Paso refined product pipeline and the El Paso refined product terminal to Phillips Petroleum Company. In August 1999, the Ultramar Diamond Shamrock Logistics Business (predecessor) recognized a gain on the sale of an additional 8.33% interest in the McKee to El Paso refined product pipeline and terminal to Phillips Petroleum Company.

(3) Effective July 1, 2000, Ultramar Diamond Shamrock transferred most of its Mid-Continent pipeline, terminalling and storage assets and certain related liabilities of the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics (successor). As a limited partnership, Valero Logistics is not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business (predecessor) for the six months ended June 30, 2000. The resulting net benefit for income taxes of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the provision for income taxes of $7,405,000 for the six months ended June 30, 2000. The income tax provisions for periods prior to July 1, 2000 were based upon the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

(4) Net income applicable to the limited partners, after deduction of the general partner's 2% allocation, for the period from April 16, 2001 to December 31, 2001, was $35,032,000 and net income applicable to the general partner was $715,000. Net income per unit is computed by first allocating net income to each class of unitholder, after deduction of the general partner's 2% interest. Basic and diluted net income per unit is the same. Net income per unit for the periods prior to April 16, 2001 is not shown as units had not been issued.

(5) The consolidated and combined statements of cash flows have been restated to reclassify distributions received from Skelly-Belvieu Pipeline Company to conform to the 2002 presentation. Distributions that relate to equity income generated by the joint venture are reflected as cash flows from operating activities while distributions in excess of equity income generated by the joint venture are reflected as cash flows from investing activities.

(6) The Wichita Falls Business was included in Ultramar Diamond Shamrock's (now Valero Energy's) consolidated federal and state income tax returns prior to its acquisition by Valero L.P. on February 1, 2002. The income tax provision for the three months ended March 31, 2002 represents income taxes incurred by the Wichita Falls Business during the month ended January 31, 2002. The deferred income tax liabilities of $13,147,000 as of December 31, 2001 related to the Wichita Falls Business were credited to net parent investment upon the transfer of the Wichita Falls Business to Valero L.P.

                                  RISK FACTORS

You should read carefully the discussion of the material risks relating to our business under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus and "Management's discussion and analysis of financial condition and results of operations" beginning on page S-20 of this prospectus supplement. In addition, please read carefully the following risks relating to the notes:

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

If Valero Energy or an investment grade entity owns less than 51% of the general partner of Valero L.P. or if Valero L.P. or an investment grade entity owns less than all of our general partner or less than all of the limited partner interest in us, a change of control will occur under the indenture and we must offer to repurchase the notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, it is a change of control under our credit facility if Valero Energy ceases to own 100% of Valero L.P.'s general partner or at least 20% of the outstanding limited partner interests of Valero L.P. or a third party owns a greater aggregate limited partner interest in Valero L.P. than Valero Energy and its affiliates. Any of these change of control events would cause an event of default under our revolving credit facility that would, should it occur, permit the lenders to accelerate the debt outstanding under our revolving credit facility, which in turn would cause an event of default under the indenture.

YOUR ABILITY TO TRANSFER THE NOTES AT A TIME OR PRICE YOU DESIRE MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET, WHICH MAY NOT DEVELOP.

The notes are a new issue of securities for which there is no established public market. Although we have registered the notes under the Securities Act of 1933, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obliged to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

--------------------------------------------------------------------------------------------
                                       TWELVE MONTHS ENDED DECEMBER 31,
                                       --------------------------------   THREE MONTHS ENDED
                                       1997   1998   1999   2000   2001       MARCH 31, 2002
--------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges...  44.1x  59.5x  70.8x  8.7x   11.8x         17.6x
--------------------------------------------------------------------------------------------

For purposes of calculating the ratio of earnings to fixed charges:

      - "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

      - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

                                USE OF PROCEEDS

We intend to use the approximately $98.5 million of net proceeds from this offering (after the payment of offering expenses) to:

      - repay the $91 million outstanding principal balance under our revolving credit facility; and

      - provide cash for general operating purposes.

The indebtedness under our revolving credit facility was incurred as follows:

      - On April 16, 2001, we borrowed $20.5 million in connection with Valero L.P.'s initial public offering. As of December 31, 2001, we reduced the outstanding balance of borrowings under our revolving credit facility to $16 million;

      - On February 1, 2002, we borrowed $64 million to fund the acquisition of the Wichita Falls Business; and

      - On May 29, 2002, we borrowed $11 million to fund the acquisition of a 25-mile crude hydrogen pipeline.

As of March 31, 2002, the outstanding balance of borrowings under the revolving credit facility was $80 million. Currently, the outstanding balance of borrowings under the revolving credit facility is $91 million and the weighted interest rate under the credit facility is 2.54%. The revolving credit facility is currently scheduled to mature on January 15, 2006. Some of the underwriters in this offering are affiliates of the lenders under the credit facility. A portion of the proceeds of the offering will be used to repay these affiliates.

                                 CAPITALIZATION

The following table shows:

      - Valero L.P.'s historical capitalization as of March 31, 2002; and

      - Valero L.P.'s pro forma capitalization as of March 31, 2002, adjusted to reflect our offering of the notes and the application of the net proceeds we receive in the offering in the manner described under "Use of proceeds."

This table should be read together with the consolidated and combined financial statements and the accompanying notes included elsewhere in this prospectus supplement.

------------------------------------------------------------------------------------
                                                                AS OF MARCH 31, 2002
                                                              ----------------------
                                                                                  AS
(IN THOUSANDS)                                                  ACTUAL      ADJUSTED
------------------------------------------------------------------------------------
Bank revolving credit facility..............................  $ 80,000    $       -
Long-term debt, including current portion...................    10,076       10,076
6 7/8% Senior Notes due 2012................................         -      100,000
                                                              ----------------------
Total debt..................................................    90,076      110,076
                                                              ----------------------
Equity:
      Common units..........................................   168,433      168,433
      Subordinated units....................................   115,429      115,429
      General partner's equity..............................     5,790        5,790
                                                              ----------------------
      Total equity..........................................   289,652      289,652
                                                              ----------------------
      Total capitalization..................................  $379,728    $ 399,728
------------------------------------------------------------------------------------

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

On December 15, 2000, we entered into a $120 million revolving credit facility with JPMorgan Chase and other lenders. The term of the credit facility is currently scheduled to expire on January 15, 2006.

In connection with the initial public offering of Valero L.P. on April 16, 2001, we borrowed $20.5 million under the revolving credit facility. Currently, the outstanding principal balance of borrowings under the revolving credit facility is $91 million. Borrowings under the revolving credit facility may be used for working capital and general partnership purposes, but borrowings in excess of the $25 million sublimit may not be used to fund distributions to unitholders. The obligations under the revolving credit facility are unsecured. The indebtedness under the revolving credit facility ranks equally with all of our outstanding unsecured and unsubordinated debt.

All loans under the revolving credit facility may be prepaid at any time without penalty. All borrowings designated as borrowings subject to the $25 million sublimit must be reduced to zero for a period of at least 15 consecutive days during each fiscal year.

The revolving credit facility also allows us to issue letters of credit for an aggregate amount of $25 million which may be used for general business purposes in the ordinary course of business or any other purpose approved by JPMorgan Chase.

Indebtedness under the revolving credit facility bears interest at our option of either the alternative base rate or LIBOR (preadjusted for reserves), as those terms are defined in the revolving credit facility, plus, in the case of loans bearing interest at LIBOR, an applicable margin. We incur a facility fee on the aggregate commitments of the lenders under the revolving credit facility, whether used or unused.

The revolving credit facility contains a prohibition on distributions by us to Valero L.P. if any default, as described below, is continuing or would result from the distribution.

In addition, the revolving credit facility contains various covenants limiting our ability to:

      - incur indebtedness;

      - grant liens;

      - engage in transactions with affiliates;

      - make investments, loans and acquisitions;

      - enter into a merger, consolidation or sale of assets or liquidate;

      - engage to a material extent in another type of business;

      - enter into interest or currency exchange rate or commodity price hedging agreements, except in the ordinary course of business;

      - incur restrictions affecting the ability to grant liens;

      - create or acquire any subsidiary that does not guarantee the obligations under the revolving credit facility; or

      - incur restrictions affecting our subsidiaries' ability to make dividends or distributions or to make or repay loans or advances to, or guarantee indebtedness of, us or any other subsidiary.

In addition, the revolving credit facility contains the following financial covenants:

      - the ratio of Consolidated EBITDA (as defined in the revolving credit facility), pro forma for any dispositions or acquisitions of assets, to Consolidated Interest Expense (as defined in the revolving credit facility) must be at least 3.5 to 1.0 for any period of four consecutive fiscal quarters; and

      - the ratio of consolidated indebtedness to Consolidated EBITDA, pro forma for any dispositions or acquisitions of assets, may not exceed 3.0 to 1.0 for any period of four consecutive fiscal quarters.

If an event of default exists under the revolving credit facility, the lenders may accelerate the maturity of the revolving credit facility and exercise other rights and remedies.

EVENTS OF DEFAULT

Each of the following is an event of default:

      - failure to pay any principal when due, or any interest or other amount within five business days of the date when due;

      - failure of any representation or warranty to be true and correct;

      - failure to perform or otherwise comply with the covenants in the revolving credit facility;

      - default by us or any of our subsidiaries on the payment of any indebtedness in excess of $10 million, or any default in the performance of any obligation or condition with respect to indebtedness in excess of $10 million if the effect of the default is to accelerate the indebtedness or to permit the holder of the indebtedness to accelerate its maturity;

      - bankruptcy or insolvency events involving us or our subsidiaries;

      - one or more satisfied judgments in excess of $10 million in the aggregate that is not covered by insurance is rendered against us and/or our subsidiaries;

      - various events occur in connection with employee benefit plans involving expected liability in excess of $10 million;

      - our incurrence or any of our subsidiaries' incurrence of environmental liabilities requiring payment in excess of $5 million in any four consecutive fiscal quarters;

      - the incurrence of indebtedness by Valero L.P.;

      - if Valero L.P.

           - engages in any business or operation other than those incidental to its ownership of the limited partner interests in us;

           - incurs or permits to exist any liabilities or other obligations other than nonconsensual obligations imposed by law, obligations with respect to the units of Valero L.P. and guarantees with respect to indebtedness permitted by law or under the credit agreement; and

           - owns, leases or operates any assets (including cash or cash equivalents) other than the limited partner interest in us, ownership interests (not to exceed 1%) in our subsidiaries and cash received as distributions from us in accordance with the revolving credit facility;

      - the occurrence of a change of control, which is defined to include any of the following events:

           - Valero Energy ceases to own, directly or indirectly, 100% of the general partner of Valero L.P. or at least 20% of the outstanding units of Valero L.P.;

           - our general partner ceases to be 100%-owned, directly or indirectly, by either Valero L.P. or Valero Energy;

           - any person or group of persons other than Valero Energy and its wholly owned subsidiaries becomes the owner, directly or indirectly, of a greater percentage of the units than those owned, directly or indirectly, by Valero Energy; or

           - 100% of the limited partnership interests in us cease to be owned, directly or indirectly, by Valero L.P. or Valero Energy; and

      - the sale by Valero Energy of a material portion of the McKee, Three Rivers and Ardmore refineries, on an aggregate basis unless the long-term indebtedness of the purchaser has an investment grade rating and the purchaser assumes the rights and obligations of Valero Energy and its affiliates under the pipelines and terminals usage agreement with respect to the purchased refineries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

CURRENT ORGANIZATION

Valero L.P. owns and operates most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee and Three Rivers refineries located in Texas and its Ardmore refinery located in Oklahoma.

Valero Energy is one of the largest independent refining and marketing companies in the United States. Subsequent to the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy owns and operates a total of 12 refineries in Texas (5), California (2), Louisiana, Oklahoma, Colorado, New Jersey and Quebec, Canada, with a combined throughput capacity of approximately 1,900,000 barrels per day. Valero Energy produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel and oxygenates and gasoline meeting specifications of the California Air Resources Board (CARB). Valero Energy also produces conventional gasoline, distillates, jet fuel, asphalt and petrochemicals. Valero Energy markets its refined products through a network of approximately 4,600 retail outlets, as well as through other wholesale and spot market sales and exchange agreements. In the northeast United States and in eastern Canada, Valero Energy sells, on a retail basis, home heating oil to approximately 250,000 households.

Valero Energy's refining operations include various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks, rail car loading equipment and shipping and trucking operations) that support the refining and retail operations. A portion of the logistics assets consists of crude oil and refined product pipelines, refined product terminals and crude oil storage facilities located in Texas, Oklahoma, New Mexico and Colorado that support the McKee, Three Rivers and Ardmore refineries. These pipeline, terminalling and storage assets transport crude oil and other feedstocks to the refineries and transport refined products from the refineries to terminals for further distribution. Valero Energy markets the refined products produced by these refineries primarily in Texas, Oklahoma, Colorado, New Mexico and Arizona through a network of approximately 2,700 company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

RESTRUCTURING OF VALERO LOGISTICS OWNERSHIP INTERESTS

On May 30, 2002, Valero L.P. formed a wholly owned Delaware corporation, Valero GP, Inc. Valero L.P. contributed a 0.01% limited partner interest in Valero Logistics to Valero GP, Inc. as a capital contribution. Valero Logistics' partnership agreement was then amended to convert Valero GP, Inc.'s limited partner interest in Valero Logistics into a general partner interest and to convert the existing 1.0101% general partner interest in Valero Logistics (held by Riverwalk Logistics) into a limited partner interest. Riverwalk Logistics then contributed its 1.0101% limited partner interest in Valero Logistics to Valero L.P. in exchange for an additional 1.0% general partner interest in Valero L.P.

The resulting structure is as follows:

      - Riverwalk Logistics serves as the general partner of Valero L.P. with a 2% general partner interest.

      - Valero GP, Inc. serves as the general partner of Valero Logistics with a 0.01% general partner interest.

      - Valero L.P. is the limited partner of Valero Logistics with a 99.99% limited partner interest.

There was no financial statement impact related to this restructuring as all amounts were recorded at historical cost.

REORGANIZATION RELATED TO THE WICHITA FALLS BUSINESS

On February 1, 2002, Valero L.P. acquired the Wichita Falls Business (except for certain retained liabilities) from Valero Energy for $64,000,000. The Wichita Falls Business owns and operates the Wichita Falls to McKee crude oil pipeline and the Wichita Falls crude oil storage facility, which Valero L.P. had an option to purchase pursuant to the Omnibus Agreement between Valero L.P. and Ultramar Diamond Shamrock.

On December 31, 2001, Valero Energy acquired Ultramar Diamond Shamrock, including the Wichita Falls Business and the 73.6% ownership interest in Valero L.P. held by subsidiaries of Ultramar Diamond Shamrock, in a purchase business combination. As a result of Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy became the controlling owner of both the Wichita Falls Business and Valero L.P. on December 31, 2001.

Because the Wichita Falls Business was an affiliate of ours at the time of its acquisition, the acquisition was between entities under common control and, as such, was accounted for as a reorganization of entities under common control. Accordingly, the acquisition was recorded at Valero Energy's historical net book value related to the Wichita Falls Business, which approximated fair value as a result of Valero Energy's acquisition of Ultramar Diamond Shamrock on December 31, 2001. In addition, the consolidated financial information as of December 31, 2001 and for the one month ended January 31, 2002 has been restated to include the Wichita Falls Business as if it had been combined with us effective December 31, 2001.

ACQUISITION OF ULTRAMAR DIAMOND SHAMROCK BY VALERO ENERGY

On May 7, 2001, Ultramar Diamond Shamrock announced that it had entered into an Agreement and Plan of Merger (the acquisition agreement) with Valero Energy whereby Ultramar Diamond Shamrock agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion. In September 2001, the board of directors and shareholders of both Ultramar Diamond Shamrock and Valero Energy approved the acquisition and, on December 31, 2001, Valero Energy completed its purchase acquisition of Ultramar Diamond Shamrock. Under the acquisition agreement, Ultramar Diamond Shamrock shareholders received, for each share of Ultramar Diamond Shamrock common stock they held, at their election, cash, Valero Energy common stock or a combination of cash and Valero Energy common stock, having a value equal to the sum of $27.50 plus 0.614 shares of Valero Energy common stock valued at $35.78 per share (based on the average closing price of Valero Energy common stock over a ten trading-day period ending three days prior to December 31, 2001).

Ultramar Diamond Shamrock was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. Ultramar Diamond Shamrock owned and operated seven refineries located in Texas (2), California
(2), Oklahoma, Colorado and Quebec, Canada and marketed its products through a network of approximately 4,500 convenience stores and 86 cardlock stations. In the northeast United States and in eastern Canada, Ultramar Diamond Shamrock sold, on a retail basis, home heating oil to approximately 250,000 households.

Shamrock Logistics, L.P. (Shamrock Logistics) and Shamrock Logistics Operations, L.P. (Shamrock Logistics Operations) were both subsidiaries of Ultramar Diamond Shamrock. On December 31, 2001, upon Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy assumed ownership of Shamrock Logistics and Shamrock Logistics Operations. Effective January 1, 2002, Shamrock Logistics was renamed Valero L.P. and its trading symbol on the NYSE was changed from "UDL" to "VLI." Also, effective January 1, 2002, Shamrock Logistics Operations was renamed Valero Logistics Operations, L.P.

Prior to the acquisition, Valero Energy owned and operated six refineries in Texas (3), Louisiana, New Jersey and California with a combined throughput capacity of more than 1,100,000 barrels per day. Valero Energy marketed its gasoline, diesel fuel and other refined products in 34 states through a bulk and rack marketing network and, in California, through approximately 350 retail locations. Upon completion of the acquisition, Valero Energy became the ultimate parent of Riverwalk Logistics, Valero L.P.'s general partner. In addition, Valero Energy became the obligor under the various agreements Ultramar Diamond Shamrock had with us, including the Services Agreement, the Pipelines and Terminals Usage Agreement and the environmental indemnification.

REORGANIZATIONS AND INITIAL PUBLIC OFFERING

Prior to July 1, 2000, the pipeline, terminalling and storage assets and operations discussed in this section were referred to as the Ultramar Diamond Shamrock Logistics Business as if it had existed as a single separate entity from Ultramar Diamond Shamrock. Ultramar Diamond Shamrock formed Valero Logistics to assume ownership of and to operate the assets of the Ultramar Diamond Shamrock Logistics Business. Effective July 1, 2000, Ultramar Diamond Shamrock transferred the crude oil and refined product pipelines, terminalling and storage assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics (successor). The transfer of assets and certain liabilities to Valero Logistics represented a reorganization of entities under common control and was recorded at historical cost.

Effective with the closing of an initial public offering of common units of Valero L.P. on April 16, 2001, the ownership of Valero Logistics held by various subsidiaries of Valero Energy was transferred to Valero L.P. in exchange for ownership interests (common and subordinated units) in Valero L.P. This transfer also represented a reorganization of entities under common control and was recorded at historical cost.

The following discussion is based on the operating results of the consolidated and combined financial statements of Valero L.P., Valero Logistics, the Wichita Falls Business and the Ultramar Diamond Shamrock Logistics Business as follows:

      - consolidated financial statements of Valero L.P. and Valero Logistics as of March 31, 2002 and for the two months ended March 31, 2002;

      - consolidated and combined financial statements of Valero L.P., Valero Logistics (successor) and the Wichita Falls Business as of December 31, 2001 and for the one month ended January 31, 2002;

      - consolidated financial statements of Valero L.P. and Valero Logistics (successor) for the period from April 16, 2001 to December 31, 2001;

      - combined financial statements of Valero L.P. and Valero Logistics (successor) as of December 31, 2000 and for the period from July 1, 2000 to December 31, 2000 and the period from January 1, 2001 to April 15, 2001; and

      - combined financial statements of Valero L.P., Valero Logistics and the Ultramar Diamond Shamrock Logistics Business (predecessor) for the year ended December 31, 1999 and for the six months ended June 30, 2000.

This consolidated and combined financial statement presentation more clearly reflects our financial position and results of operations as a result of the recent reorganizations of entities under common control.

SEASONALITY

The operating results of Valero L.P. are affected by factors affecting the business of Valero Energy, including refinery utilization rates, crude oil prices, the demand for and prices of refined products and industry refining capacity.

The throughput of crude oil we transport is directly affected by the level of, and refiner demand for, crude oil in markets served directly by our crude oil pipelines. Crude oil inventories tend to increase due to overproduction of crude oil by producing companies and countries and planned maintenance turnaround activity by refiners. As crude oil inventories increase, the market price for crude oil declines, along with the market prices for refined products. To bring crude oil inventories back in line with demand, refiners reduce production levels.

The throughput of the refined products we transport is directly affected by the level of, and user demand for, refined products in the markets served directly or indirectly by our refined product pipelines. Demand for gasoline in most markets peaks during the summer driving season, which extends from May to September, and declines during the fall and winter months. Demand for gasoline in the Arizona market, however, generally is higher in the winter months than summer months due to greater tourist activity and second home usage in the winter months. Historically, we have not experienced significant fluctuations in throughput due to the stable demand for refined products and the growing population base in the southwestern and Rocky Mountain regions of the United States.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

FINANCIAL DATA

---------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED
                                                                        MARCH 31,
                                                               ------------------
(IN THOUSANDS)                                                    2001       2002
---------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues....................................................   $23,422    $26,024
                                                               ------------------
Costs and expenses:
   Operating expenses.......................................     8,651      9,184
   General and administrative expenses......................     1,172      1,789
   Depreciation and amortization............................     3,238      4,355
                                                               ------------------
      Total costs and expenses..............................    13,061     15,328
                                                               ------------------
Operating income............................................    10,361     10,696
   Interest expense, net....................................    (2,244)      (556)
   Equity income from Skelly-Belvieu Pipeline Company.......       669        678
                                                               ------------------
Income before income taxes..................................     8,786     10,818
   Provision for income taxes...............................         -       (395)
                                                               ------------------
Net income..................................................   $ 8,786    $10,423
---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                                          MARCH 31,
                                                               --------------------
(IN THOUSANDS)                                                     2001        2002
-----------------------------------------------------------------------------------
BALANCE SHEET DATA:
Property, plant and equipment, net..........................   $277,761    $346,455
Total assets................................................    336,192     385,025
Long-term debt, including current portion and debt due to
   parent...................................................    118,360      90,076
Partners' equity............................................    213,624     289,652
-----------------------------------------------------------------------------------

OPERATING DATA

The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of the refined product terminals for the three months ended March 31, 2001 and 2002.

-------------------------------------------------------------------------------------------
                                                              THREE MONTHS ENDED
                                                                       MARCH 31,
                                                             -------------------
(IN THOUSANDS OF BARRELS)                                      2001         2002   % CHANGE
-------------------------------------------------------------------------------------------
Crude oil pipeline throughput:
   Dixon to McKee..........................................   5,459        4,179     (23)%
   Wichita Falls to McKee..................................       -        5,441       -
   Wasson to Ardmore.......................................   7,393        5,699     (23)%
   Ringgold to Wasson......................................   2,911        1,949     (33)%
   Corpus Christi to Three Rivers..........................   7,973        5,558     (30)%
   Other crude oil pipelines...............................   4,012        5,289      32%
                                                             -------------------
      Total crude oil pipelines............................  27,748       28,115       1%
                                                             -------------------
Refined product pipeline throughput:
   McKee to Colorado Springs to Denver.....................   2,261        1,630     (28)%
   McKee to El Paso........................................   5,758        5,616      (2)%
   McKee to Amarillo to Abernathy..........................   3,846        3,172     (18)%
   Amarillo to Albuquerque.................................   1,176          965     (18)%
   McKee to Denver.........................................   1,081        1,025      (5)%
   Ardmore to Wynnewood....................................   5,487        3,813     (31)%
   Three Rivers to Laredo..................................   1,085        1,098       1%
   Three Rivers to San Antonio.............................   2,455        2,258      (8)%
   Other refined product pipelines.........................   5,423        4,081     (25)%
                                                             -------------------
      Total refined product pipelines......................  28,572       23,658     (17)%
                                                             -------------------
Refined product terminal throughput........................  15,103       15,823       5%
--------------------------------------------------------------------------------

Net income for the quarter ended March 31, 2002 was $10,423,000 as compared to $8,786,000 for the quarter ended March 31, 2001. The increase of $1,637,000 is primarily attributable to the additional net income generated from the three acquisitions completed since July of 2001 (the Southlake refined product terminal, the Ringgold crude oil storage facility and the Wichita Falls Business) and lower interest expense in the first quarter of 2002 as a result of repaying the $107,676,000 of debt due to parent in April of 2001. The increase was partially offset by the impact of lower throughput barrels resulting from economic-based refinery production cuts at the three Valero Energy refineries served by our pipelines and terminals. Net income in the first quarter of 2002 includes $650,000 of net income related to the Wichita Falls Business for the month ended January 31, 2002, which was allocated entirely to Valero Energy, the Business' parent.

Revenues for the quarter ended March 31, 2002 were $26,024,000 as compared to $23,422,000 for the quarter ended March 31, 2001, an increase of 11%, or $2,602,000. This increase is due primarily to the addition of the Wichita Falls crude oil pipeline revenues in the first quarter of

2002, partially offset by decreases in revenues on most of our other pipelines during the quarter. The following discusses significant revenue increases and decreases by pipeline:

      - revenues in the first quarter of 2002 include $4,733,000 of revenues related to the Wichita Falls Business, including $1,740,000 of revenues (2,000,000 barrels of throughput) related to the month ended January 31, 2002 as a result of the common control transfer between Valero Energy and Valero L.P.;

      - revenues for the Ringgold to Wasson and the Wasson to Ardmore crude oil pipelines and the Ardmore to Wynnewood refined product pipeline decreased $559,000 due to a combined 27% decrease in throughput barrels, resulting from reduced production at the Ardmore refinery. During January and February of 2002, Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refining margins industry-wide;

      - revenues for the Corpus Christi to Three Rivers crude oil pipeline decreased $696,000 due to a 30% decrease in throughput barrels, as a result of reduced production at the Three Rivers refinery. During January and February of 2002, Valero Energy also initiated economic-based refinery production cuts at the Three Rivers refinery. In addition, during the first quarter of 2002, Valero Energy accelerated certain refinery maintenance turnaround work scheduled for later in 2002 resulting in the partial shutdown of the refinery and reduced throughput barrels in our pipelines;

      - revenues for the McKee to Colorado Springs to Denver and the McKee to Amarillo to Abernathy refined product pipelines decreased $1,051,000 due to a combined 21% decrease in throughput barrels, resulting from reduced production at the McKee refinery. During the first quarter of 2002, Valero Energy began several planned refinery maintenance turnaround projects at the McKee refinery which significantly reduced production and thus reduced throughput barrels in our pipelines;

      - revenues for the Three Rivers to Corpus Christi and the Three Rivers to Pettus refined product pipelines decreased $354,000 due to a combined 67% decrease in throughput barrels, as a result of reduced production at the Three Rivers refinery. During the refinery turnaround and economic-induced production cutbacks, the Three Rivers refinery curtailed production of benzene, toluene and xylene, the primary refined products transported in the refined product pipelines going to Corpus Christi from Three Rivers; and

      - revenues for the refined product terminals for the first quarter of 2002, excluding the impact of the Southlake terminal, remained flat with the revenues recognized in the first quarter of 2001 since the additional fee charged at the terminal for blending additives into certain refined products offset the impact of the lower throughput barrels. Revenues for the Southlake refined product terminal, which was acquired on July 1, 2001, were $613,000 and the throughput was 2,107,000 barrels for the quarter ended March 31, 2002.

Operating expenses increased $533,000, or 6%, for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001 due to $1,283,000 of operating expenses related to the Southlake refined product terminal, the Ringgold crude oil storage facility and the Wichita Falls Business, partially offset by lower utility expenses of $645,000, or 22%, due to lower natural gas costs and lower electricity rates negotiated with power suppliers.

General and administrative expenses increased 53% for the first quarter of 2002 as compared to the first quarter of 2001 due to general and administrative costs related to Valero L.P. being a publicly held entity. In addition to the $5,200,000 annual fee charged by Valero Energy for general and administrative services, Valero L.P. incurs costs from third parties (e.g., unitholder annual reports and K-1s and director fees) as a result of being a publicly held entity. For the three months ended March 31, 2001, general and administrative expenses of $1,172,000 reflect $1,300,000 of the annual service fee, less $128,000 reimbursed by partners on jointly owned pipelines. For the three months ended March 31, 2002, general and administrative expenses of $1,789,000 reflect $1,300,000 of the annual service fee, $40,000 of general and administrative expenses related to the Wichita Falls Business for January 2002, $605,000 of public entity expenses, less $156,000 reimbursed by partners on jointly owned pipelines.

Depreciation and amortization expense increased $1,117,000 for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001 due to the additional depreciation related to the acquisition of the Southlake refined product terminal, the Ringgold crude oil storage facility and the Wichita Falls Business, all subsequent to the first quarter of 2001. Included in the first quarter of 2002 is $160,000 of depreciation expense related to the Wichita Falls Business for the month ended January 31, 2002.

Equity income from Skelly-Belvieu Pipeline Company represents our 50% interest in the net income of Skelly-Belvieu Pipeline Company, which operates the Skellytown to Mont Belvieu refined product pipeline. Equity income from Skelly-Belvieu Pipeline Company for the quarter ended March 31, 2002 approximated the amount of equity income recognized in the first quarter of 2001 as throughput volumes did not change significantly. Distributions from the Skelly-Belvieu Pipeline Company totaled $639,000 for the first quarter of 2001 as compared to $771,000 in the first quarter of 2002.

Interest expense for the quarter ended March 31, 2002 was $556,000, net of interest income of $19,000, as compared to $2,244,000 of interest expense for the same period in 2001. Interest expense decreased due to the payoff of the debt due to parent in April 2001 with proceeds from Valero L.P.'s initial public offering. During the first quarter of 2002, we incurred $447,000 of interest expense related to borrowings under the revolving credit facility and $128,000 of interest expense related to the Port of Corpus Christi note payable. The acquisition of the Wichita Falls Business from Valero Energy on February 1, 2002 was funded with $64,000,000 of borrowings under the revolving credit facility.

Income tax expense for the first quarter of 2002 represents income taxes incurred by the Wichita Falls Business for the month ended January 31, 2002, prior to the transfer of the Business to us.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 2001

The results of operations for the year ended December 31, 2000 presented in the following table are derived from the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 and the combined statement of income of Valero L.P. and Valero Logistics for the six months ended December 31, 2000, which in this discussion are combined and referred to as the year ended December 31, 2000. The results of operations for the year ended December 31, 2001 presented in the following table are derived from the consolidated statement of income for Valero L.P. and Valero Logistics for the period from April 16, 2001 to December 31, 2001 and the combined statement of income for Valero L.P. and Valero Logistics for the period from January 1, 2001 to April 15, 2001, which in this discussion are combined and referred to as the year ended December 31, 2001.

FINANCIAL DATA

-------------------------------------------------------------------------------
                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------
(IN THOUSANDS)                                                   2000      2001
-------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues....................................................  $92,053   $98,827
                                                              -----------------
Costs and expenses:
   Operating expenses.......................................   33,505    33,583
   General and administrative expenses......................    5,139     5,349
   Depreciation and amortization............................   12,260    13,390
                                                              -----------------
      Total costs and expenses..............................   50,904    52,322
                                                              -----------------
Operating income............................................   41,149    46,505
   Interest expense, net....................................   (5,181)   (3,811)
   Equity income from Skelly-Belvieu Pipeline Company.......    3,877     3,179
                                                              -----------------
Income before income taxes..................................  $39,845   $45,873
-------------------------------------------------------------------------------

OPERATING DATA

The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 2000 and 2001. The throughput barrels for the year ended December 31, 2000 combine the barrels transported by the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 with the barrels transported by Valero Logistics for the six months ended December 31, 2000.

------------------------------------------------------------------------------------------
                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------
(IN THOUSANDS)                                                   2000      2001   % CHANGE
------------------------------------------------------------------------------------------
Crude oil pipeline throughput:
   Dixon to McKee...........................................   22,736    20,403     (10)%
   Wasson to Ardmore........................................   28,003    29,612       6%
   Ringgold to Wasson.......................................   10,724    13,788      29%
   Corpus Christi to Three Rivers...........................   31,271    28,689      (8)%
   Other crude oil pipelines................................   15,157    18,399      21%
                                                              -----------------
      Total crude oil pipelines.............................  107,891   110,891       3%
                                                              -----------------
Refined product pipeline throughput:
   McKee to Colorado Springs to Denver......................    8,982     8,838      (2)%
   McKee to El Paso.........................................   22,277    24,285       9%
   McKee to Amarillo to Abernathy...........................   13,219    13,747       4%
   Amarillo to Albuquerque..................................    4,714     4,613      (2)%
   McKee to Denver..........................................    4,307     4,370       1%
   Ardmore to Wynnewood.....................................   20,705    20,835       1%
   Three Rivers to Laredo...................................    5,886     4,479     (24)%
   Three Rivers to San Antonio..............................    9,761    10,175       4%
   Other refined product pipelines..........................   23,537    21,095     (10)%
                                                              -----------------
      Total refined product pipelines.......................  113,388   112,437      (1)%
                                                              -----------------
Refined product terminal throughput.........................   60,629    64,522       6%
------------------------------------------------------------------------------------------

Revenues for the year ended December 31, 2001 were $98,827,000 as compared to $92,053,000 for the year ended December 31, 2000, an increase of 7% or $6,774,000. This increase in revenues is due primarily to the following items:

      - revenues for the Ringgold to Wasson and the Wasson to Ardmore crude oil pipelines increased $1,400,000 due to a combined 12% increase in throughput barrels, resulting from Ultramar Diamond Shamrock purchasing greater quantities of crude oil from third parties near Ringgold instead of gathering crude oil barrels near Wasson. In March 2001, Ultramar Diamond Shamrock sold its Oklahoma crude oil gathering operation which was located near Wasson;

      - revenues for the Corpus Christi to Three Rivers crude oil pipeline increased $1,390,000 despite the 8% decrease in throughput barrels for the year ended December 31, 2001 as compared to 2000. The Corpus Christi to Three Rivers crude oil pipeline was temporarily converted into a refined product pipeline during the third quarter of 2001 due to the alkylation unit shutdown at Ultramar Diamond Shamrock's Three Rivers refinery. The increase in revenues is primarily due to the increased tariff rate charged to transport refined products during the third quarter of 2001. In addition, effective May 2001, the crude oil tariff rate was increased to cover the additional costs (dockage and wharfage fees) associated with operating a marine crude oil storage facility in Corpus Christi;

      - revenues for the McKee to El Paso refined product pipeline increased $1,187,000 primarily due to a 9% increase in throughput barrels resulting from an increase in Ultramar Diamond Shamrock's sales into the Arizona market. The McKee to El Paso refined product pipeline connects with a third party pipeline which runs to Arizona;

      - revenues for the Three Rivers to Laredo refined product pipeline decreased by $464,000 due to a 24% decrease in throughput barrels partially offset by an increase in the tariff rate effective July 1, 2001. The Laredo refined product terminal revenues also decreased by $290,000 due to the 24% decrease in throughput barrels. The lower throughput barrels are a result of Pemex's expansion of its Monterrey, Mexico refinery that increased the supply of refined products to Nuevo Laredo, Mexico, which is across the border from Laredo, Texas;

      - revenues for the Southlake refined product terminal, acquired on July 1, 2001, increased by $1,341,000 and throughput barrels increased by 4,601,000 for the year ended December 31, 2001; and

      - revenues for all refined product terminals, excluding the Southlake and Laredo refined product terminals, increased $1,343,000 primarily due to an increase in the terminalling fee charged at our marine-based refined product terminals to cover the additional costs (dockage and wharfage fees) associated with operating a marine refined product terminal and the additional fee of $0.042 per barrel charged for blending additives into certain refined products.

Operating expenses increased $78,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000 primarily due to the following items:

      - during the year ended December 31, 2000, we recognized a loss of $916,000 due to the impact of volumetric expansions, contractions and measurement discrepancies in our pipelines related to the first six months of 2000. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines is borne by the shippers and is therefore no longer reflected in operating expenses;

      - utility expenses increased by $1,538,000, or 17%, due to higher electricity rates during the year ended December 31, 2001 as compared to the year ended December 31, 2000 resulting from higher natural gas costs;

      - the acquisition of the Southlake refined product terminal increased operating expenses by $308,000;

      - employee related expenses increased due to higher accruals for incentive compensation; and

      - other operating expenses decreased due to lower rental expenses for fleet vehicles, satellite communications and safety equipment as a result of more favorable leasing arrangements.

General and administrative expenses increased 4% for the year ended December 31, 2001 as compared to 2000 due to increased general and administrative costs related to being a publicly held entity. Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology and other corporate services. Effective July 1, 2000, Ultramar Diamond Shamrock entered into a Services Agreement with us to provide the general and administrative services noted above for an annual fee of $5,200,000, payable monthly. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of Valero L.P. being a publicly held entity. General and administrative expenses were as follows:

-----------------------------------------------------------------------------
                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              ---------------
(IN THOUSANDS)                                                  2000     2001
-----------------------------------------------------------------------------
Services Agreement..........................................  $2,600   $5,200
Allocation of Ultramar Diamond Shamrock general and
   administrative expenses for first six months of 2000.....   2,839        -
Third party expenses........................................     200      730
Reimbursement from partners on jointly owned pipelines......    (500)    (581)
                                                              ---------------
                                                              $5,139   $5,349
-----------------------------------------------------------------------------

Depreciation and amortization expense increased $1,130,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000 due to the additional depreciation related to the Southlake refined product terminal and the Ringgold crude oil storage facility acquired during 2001 and additional depreciation related to the recently completed capital projects.

Interest expense for the year ended December 31, 2001 was $3,811,000 as compared to $5,181,000 for 2000. During the period from January 1, 2001 to April 15, 2001, we incurred $2,513,000 of interest expense related to the $107,676,000 of debt due to parent that we assumed on July 1, 2000 and paid off on April 16, 2001. In addition, beginning April 16, 2001, Valero Logistics borrowed $20,506,000 under the revolving credit facility resulting in $738,000 of interest expense for the eight and a half months ended December 31, 2001. Interest expense prior to July 1, 2000 relates only to the debt due to the Port of Corpus Christi Authority of Nueces County, Texas. Interest expense from July 1, 2000 through April 15, 2001 relates to the debt due to parent and the debt due to the Port of Corpus Christi Authority. Interest expense subsequent to April 16, 2001 relates to the borrowings under the revolving credit facility and the debt due to the Port of Corpus Christi Authority.

Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2001 decreased $698,000, or 18%, as compared to 2000 due primarily to a 13% decrease in throughput barrels in the Skellytown to Mont Belvieu refined product pipeline. The decreased throughput in 2001 is due to both Ultramar Diamond Shamrock and Phillips Petroleum Company utilizing greater quantities of natural gas to run their refining operations instead of selling the natural gas to third parties in Mont Belvieu.

Effective July 1, 2000, Ultramar Diamond Shamrock transferred the assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics (successor). As limited partnerships, Valero L.P. and Valero Logistics are not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business (predecessor) for the six months ended June 30, 2000.

The resulting net benefit for income taxes of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the provision for income taxes of $7,405,000 for the six months ended June 30, 2000. The income tax provision for the six months ended June 30, 2000 was based upon the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

Income before income taxes for the year ended December 31, 2001 was $45,873,000 as compared to $39,845,000 for the year ended December 31, 2000. The increase of $6,028,000 is primarily due to the increase in revenues resulting from higher tariff rates and higher throughput barrels in our pipelines and terminals for 2001 as compared to 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 2000

The results of operations for the year ended December 31, 1999 presented in the following table are derived from the statement of income for the Ultramar Diamond Shamrock Logistics Business for the year ended December 31, 1999. The results of operations for the year ended December 31, 2000 presented in the following table are derived from the statement of income of the Ultramar Diamond Shamrock Logistics Business (predecessor) for the six months ended June 30, 2000 and the combined statement of income of Valero L.P. and Valero Logistics (successor) for the six months ended December 31, 2000, which in this discussion are combined and referred to as the year ended December 31, 2000.

FINANCIAL DATA

-----------------------------------------------------------------------------------------
                                                               PREDECESSOR
                                                                YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS)                                                        1999           2000
-----------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues....................................................    $109,773       $92,053
                                                              ---------------------------
Costs and expenses:
   Operating expenses.......................................      29,013        33,505
   General and administrative expenses......................       4,698         5,139
   Depreciation and amortization............................      12,318        12,260
                                                              ---------------------------
      Total costs and expenses..............................      46,029        50,904
Gain on sale of property, plant and equipment...............       2,478            --
                                                              ---------------------------
Operating income............................................      66,222        41,149
   Interest expense, net....................................        (777)       (5,181)
   Equity income from Skelly-Belvieu Pipeline Company.......       3,874         3,877
                                                              ---------------------------
Income before income taxes..................................     $69,319       $39,845
-----------------------------------------------------------------------------------------

OPERATING DATA

The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 1999 and 2000. The throughput barrels for the year ended December 31, 2000 combine the barrels transported by the Ultramar Diamond Shamrock Logistics Business (predecessor) for the six months ended June 30, 2000 with the barrels transported by Valero Logistics for the six months ended December 31, 2000.

--------------------------------------------------------------------------------------------
                                                       PREDECESSOR
                                                        YEAR ENDED     YEAR ENDED
                                                      DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS OF BARRELS)                                     1999           2000   % CHANGE
--------------------------------------------------------------------------------------------
Crude oil pipeline throughput:
   Dixon to McKee...................................        22,305         22,736       2%
   Wasson to Ardmore (both pipelines)...............        26,339         28,003       6%
   Ringgold to Wasson...............................        10,982         10,724      (2)%
   Corpus Christi to Three Rivers...................        29,417         31,271       6%
   Other crude oil pipelines........................        13,172         15,157      15%
                                                      ---------------------------
      Total crude oil pipelines.....................       102,215        107,891       6%
                                                      ---------------------------
Refined product pipeline throughput:
   McKee to Colorado Springs to Denver..............         9,064          8,982      (1)%
   McKee to El Paso.................................        19,767         22,277      13%
   McKee to Amarillo (both pipelines) to
      Abernathy.....................................        14,995         13,219     (12)%
   Amarillo to Albuquerque..........................         4,584          4,714       3%
   McKee to Denver..................................         3,924          4,307      10%
   Ardmore to Wynnewood.............................        20,014         20,705       3%
   Three Rivers to Laredo...........................         5,381          5,886       9%
   Three Rivers to San Antonio......................        10,154          9,761      (4)%
   Other refined product pipelines..................        20,667         23,537      14%
                                                      ---------------------------
      Total refined product pipelines...............       108,550        113,388       4%
                                                      ---------------------------
   Refined product terminal throughput..............        58,889         60,629       3%
--------------------------------------------------------------------------------------------

Revenues for the year ended December 31, 2000 were $92,053,000 as compared to $109,773,000 for the year ended December 31, 1999, a decrease of 16% or $17,720,000. Effective January 1, 2000, we implemented revised tariff rates on many of our pipelines, which resulted in lower revenues being recognized in 2000 as compared to 1999. Adjusting the revenues for the year ended December 31, 1999 using the newly established tariff rates and the throughput barrels resulted in as adjusted revenues of $87,881,000. On a comparative basis, revenues increased $4,172,000 or 5%. The following discussion is based on a comparison of the as adjusted revenues for the year ended December 31, 1999 and the actual revenues for the year ended December 31, 2000:

      - revenues for the McKee to El Paso refined product pipeline increased $1,618,000 due to a 13% increase in throughput barrels, resulting from higher refined product demand in El Paso and the Arizona market and temporary refinery disruptions on the West Coast;

      - revenues increased $990,000 for the Corpus Christi to Three Rivers crude oil pipeline due to a 6% increase in throughput barrels. In 2000, Ultramar Diamond Shamrock increased production at the Three Rivers refinery to meet the growing demand in south Texas;

      - revenues generated from the refined product terminals were $15,516,000 for the year ended December 31, 2000 as compared to $15,238,000 for the year ended December 31, 1999 due to a combined 3% increase in throughput at the various terminals;

      - revenues from the McKee to Denver refined product pipeline increased $266,000 in 2000 as compared to 1999 as throughput increased 10% due to increasing demand in Denver, Colorado;

      - revenues from the Three Rivers to Pettus (Corpus Christi segment) refined product pipeline increased $433,000 in 2000 as compared to 1999 as throughput increased 112% due to rising refined product demand in south Texas; and

      - revenues for the Three Rivers to Laredo refined product pipeline increased $260,000 for 2000 as compared to 1999 due to a 9% increase in throughput barrels, resulting from increased refined product demand in Laredo, Texas and its sister city of Nuevo Laredo, Mexico. Laredo, Texas is one of the fastest growing cities in the United States and Valero Energy is the major supplier of refined products to this area of Texas.

Operating expenses increased $4,492,000, or 15%, in 2000 from 1999 primarily due to the following items:

      - higher operating expenses of $538,000 resulting from a loss of $916,000 in 2000 as compared to a loss of $378,000 in 1999 due to the impact of volumetric expansions and contractions and discrepancies in the measurement of throughput. Effective July 1, 2000, the impact of these items is borne by the shippers in our pipelines and is therefore not reflected in operating expenses;

      - higher maintenance expenses of $1,747,000 primarily related to discretionary environmental expenditures on terminal operations;

      - utility expenses increasing $1,801,000 in 2000 as compared to 1999 as a result of higher throughput barrels in most pipelines and terminals and higher electricity rates in the fourth quarter of 2000 as a result of higher natural gas costs; and

      - higher salary and employee benefit expenses of $853,000 in 2000 as compared to 1999 due to increased benefit accruals and rising salary costs.

Depreciation and amortization expense decreased $58,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999 due to the sale of an additional 8.33% interest in the McKee to El Paso refined product pipeline and terminal in August 1999. Partially offsetting the decrease was additional depreciation related to the recently completed capital projects, including the expansion of the McKee to Colorado Springs and the Amarillo to Albuquerque refined product pipelines.

General and administrative expenses increased 9% in 2000 as compared to 1999 due to increased general and administrative costs at Ultramar Diamond Shamrock while the net amount reimbursed by partners on jointly owned pipelines in 2000 remained comparable to 1999. General and administrative expenses were as follows:

-----------------------------------------------------------------------------
                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              ---------------
(IN THOUSANDS)                                                  1999     2000
-----------------------------------------------------------------------------
Services Agreement..........................................  $    -   $2,600
Allocation of Ultramar Diamond Shamrock general and
   administrative expenses..................................   5,201    2,839
Third party expenses........................................       -      200
Reimbursements from partners on jointly owned pipelines.....    (503)    (500)
                                                              ---------------
                                                              $4,698   $5,139
-----------------------------------------------------------------------------

Interest expense of $5,181,000 for the year ended December 31, 2000 was higher than the $777,000 recognized during the year ended December 31, 1999 due to the additional interest expense recognized in the third and fourth quarters of 2000 related to the $107,676,000 of debt due to parent.

Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2000 was $3,877,000 as compared to $3,874,000 for the year ended December 31, 1999.

Effective July 1, 2000, Ultramar Diamond Shamrock transferred the assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics (successor). As limited partnerships, Valero L.P. and Valero Logistics are not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,00 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000. The resulting net benefit for income taxes of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the provision for income taxes of $7,405,000 for the first six months of 2000. The income tax provision for 1999 was based upon the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38.3%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

Income before income taxes for the year ended December 31, 2000 was $39,845,000 as compared to $69,319,000 for the year ended December 31, 1999. The decrease of $29,474,000, or 43%, is primarily due to the decreased tariff revenues as a result of the revised tariff rates that went into effect January 1, 2000, the impact of which was $21,892,000.

OUTLOOK FOR THE REMAINDER OF 2002

During the second quarter of 2002, throughput levels in our pipelines and terminals returned to more normal levels since Valero Energy increased production at the McKee, Three Rivers and Ardmore refineries. With supply and demand fundamentals in the refining and marketing industry becoming more balanced, we anticipate that throughput levels will continue at normal levels for the balance of 2002; however, there can be no assurance that throughput will stay at these levels.

Based on the throughput improvements, the additional cash flow generated from the Wichita Falls Business acquired on February 1, 2002 and the additional cash flow anticipated from the crude hydrogen pipeline acquired on May 29, 2002, we expect to generate higher levels of distributable cash flow for the balance of 2002.

LIQUIDITY AND CAPITAL RESOURCES

Our primary cash requirements, in addition to normal operating expenses, are for capital expenditures (both maintenance and expansion), business and asset acquisitions, distributions to partners and debt service. We expect to fund our short-term needs for such items as maintenance capital expenditures and quarterly distributions to the partners from operating cash flows. Capital expenditures for long-term needs resulting from future expansion projects and acquisitions are expected to be funded by a variety of sources including cash flows from operating activities, borrowings under the revolving credit facility and the issuance of additional common units of Valero L.P., notes of Valero Logistics and other capital market transactions.

FINANCING

As of March 31, 2002, we had $80,000,000 outstanding under our $120,000,000 revolving credit facility. During the first quarter of 2002, we borrowed $64,000,000 under the revolving credit facility to purchase the Wichita Falls Business from Valero Energy. In May 2002, we borrowed $11,000,000 under the revolving credit facility to purchase a crude hydrogen pipeline from Praxair, Inc.

The revolving credit facility expires on January 15, 2006 and borrowings under the revolving credit facility bear interest at either an alternative base rate or LIBOR at Valero Logistics' option.

The revolving credit facility requires that Valero Logistics maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any default, as defined in the revolving credit facility, exists or would result from the distribution. Management believes that Valero Logistics is in compliance with all of these ratios and covenants.

Our ability to complete future debt offerings and Valero L.P.'s ability to complete future equity offerings and the timing of any such offerings will depend upon various factors including prevailing market conditions, interest rates and our financial condition.

INITIAL PUBLIC OFFERING

On April 16, 2001, Valero L.P. completed its initial public offering of 5,175,000 common units at a price of $24.50 per unit. Total proceeds were $126,787,000 before offering costs and underwriters' commissions. In addition, we borrowed $20,506,000 under our revolving credit facility. A summary of the use of proceeds is as follows (in thousands):

----------------------------------------------------------------------
Use of proceeds:
Underwriters' commissions...................................  $  8,875
Professional fees and other offering costs..................     6,000
Debt issuance costs.........................................       436
Repayment of debt due to parent.............................   107,676
Reimbursement of capital expenditures.......................    20,517
                                                              --------
   Total use of proceeds....................................  $143,504
----------------------------------------------------------------------

The net proceeds of $3,789,000 were available for working capital and general corporate purposes.

DISTRIBUTIONS

Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive. During the subordination period, the holders of Valero L.P.'s common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of Valero L.P.'s subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after December 31, 2005 if (1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) Valero L.P.'s adjusted operating surplus, as defined in its partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable Valero L.P. to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods.

In addition, all of the subordinated units may convert to common units on a one-for-one basis on the first day following the record date for distributions for the quarter ending December 31, 2005, if Valero L.P. meets the tests set forth in its partnership agreement. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

For the period from April 16, 2001 to December 31, 2001, Valero L.P. paid cash distributions to unitholders totaling $21,571,000, which represents the required minimum quarterly distribution for that period. In addition, in February 2002, Valero L.P. paid a distribution of $0.60 per unit or $11,552,000 to unitholders representing the distribution of available cash generated in the fourth quarter of 2001. General partner cash distributions applicable to the period from April 16, 2001 to December 31, 2001, totaled $667,000, of which $236,000 related to cash generated in the fourth quarter of 2001.

On April 19, 2002, Valero L.P. declared a distribution of $0.65 per unit or $12,515,000, paid on May 15, 2002, to unitholders representing the distribution of available cash generated in the first quarter of 2002. The general partner's cash distribution applicable to the first quarter of 2002 was $343,000, of which $107,000 represented an incentive distribution.

CAPITAL REQUIREMENTS

The petroleum pipeline, storage and terminalling industry is capital-intensive, requiring significant investments to upgrade or enhance existing operations and to meet environmental regulations. Our capital expenditures consist primarily of:

      - maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

      - expansion capital expenditures, such as those to expand and upgrade pipeline capacity and to construct new pipelines, terminals and storage facilities to meet Valero Energy's needs. In addition, expansion capital expenditures will include acquisitions of pipelines, terminals or storage assets owned by Valero Energy or other parties.

We expect to fund our capital expenditures from cash provided by operations and to the extent necessary, from proceeds of borrowings under the revolving credit facility, debt offerings and equity offerings by Valero L.P.

THREE MONTHS ENDED MARCH 31, 2002

During the three months ended March 31, 2002, we incurred maintenance capital expenditures of $789,000 primarily related to tank and automation upgrades at the refined product terminals and cathodic (corrosion) protection and automation upgrades for both refined product and crude oil pipelines. For the remainder of 2002, we anticipate incurring approximately $3 million of additional maintenance capital expenditures for various automation upgrades and cathodic protection.

During the three months ended March 31, 2002, we incurred $1,009,000 of expansion capital expenditures, which related primarily to the Amarillo to Albuquerque refined product pipeline expansion project. The capital expenditures for the Amarillo to Albuquerque refined product pipeline expansion project are net of Phillips Petroleum Company's 50% share of costs. Upon completion in January 2002, our capacity in the Amarillo to Albuquerque pipeline increased from 16,083 barrels per day to 20,750 barrels per day.

Effective February 1, 2002, we exercised our option to purchase the Wichita Falls Business (except certain retained liabilities) from Valero Energy at a cost of $64,000,000.

On May 29, 2002, we completed the acquisition of a 25-mile crude hydrogen pipeline from Praxair, Inc. The pipeline originates at the Celanese Chemical facility in Clear Lake, Texas and runs to Valero Energy's Texas City refinery in Texas City, Texas. The pipeline supplies crude hydrogen to the refinery under a long-term supply arrangement between Valero Energy and Praxair, Inc. The total cost of the pipeline was $11,000,000 and is expected to generate annual adjusted EBITDA of $1,300,000.

We anticipate that we will continue to have adequate liquidity to fund future recurring operating, investing and financing activities. Our ability to complete future debt offerings and Valero L.P.'s ability to complete future equity offerings, and the timing of any such offerings will depend upon various factors including prevailing market conditions, interest rates and our financial condition.

YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

During the year ended December 31, 1999, we incurred $9,373,000 of capital expenditures, including $5,392,000 relating to the expansion of the capacity of the McKee to Colorado Springs refined product pipeline from 32,000 barrels per day to 52,000 barrels per day, and $1,565,000 relating to the expansion of the total capacity of the McKee to El Paso refined product pipeline from 40,000 barrels per day to 60,000 barrels per day.

During the year ended December 31, 2000, we incurred $7,022,000 of capital expenditures, including $4,704,000 relating to expansion capital projects and $2,318,000 related to maintenance projects. Expansion capital projects included the project to expand the capacity of the McKee to Colorado Springs refined product pipeline from 32,000 barrels per day to 52,000 barrels per day, which was completed in the fourth quarter of 2000.

During the year ended December 31, 2001, we incurred maintenance capital expenditures of $2,786,000 primarily related to tank and automation upgrades at the refined product terminals and cathodic (corrosion) protection and automation upgrades for both refined product and crude oil pipelines. Also during the year ended December 31, 2001, we incurred expansion capital expenditures of $15,140,000 for various acquisitions and capital projects. Acquisitions included the July 2001 acquisition of the Southlake refined product terminal from Valero Energy for $5,600,000 and the December 2001 acquisition of the Ringgold crude oil storage facility from Valero Energy for $5,200,000. Capital projects included $1,813,000 for rights-of-way related to the expansion of the Amarillo to Albuquerque refined product pipeline, which is net of Phillips Petroleum Company's 50% share of such cost.

RELATED PARTY TRANSACTIONS

SERVICES AGREEMENT

Effective July 1, 2000, Ultramar Diamond Shamrock entered into the Services Agreement with us, whereby Ultramar Diamond Shamrock agreed to provide the corporate functions of legal, accounting, treasury, information technology and other services for an annual fee of $5,200,000 for a period of eight years. As a result of the merger, Valero Energy assumed Ultramar Diamond Shamrock's obligation under the Services Agreement. The $5,200,000 is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Management believes that the $5,200,000 is a reasonable approximation of the general and administrative costs related to our current pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of Valero L.P. being a publicly held entity.

The Services Agreement also requires that we reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to us. These employee costs include salary, wages and benefit costs.

Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to partners, which jointly own certain pipelines and terminals with us. Also, prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business participated in Ultramar Diamond Shamrock's centralized cash management program, wherein all cash receipts were remitted to Ultramar Diamond Shamrock and all cash disbursements were funded by Ultramar Diamond Shamrock. Other transactions include intercompany transportation, storage and terminalling revenues and related expenses, administrative and support expenses incurred by Ultramar Diamond Shamrock and allocated to the Ultramar Diamond Shamrock Logistics Business and income taxes.

PIPELINES AND TERMINALS USAGE AGREEMENT

On April 16, 2001, Ultramar Diamond Shamrock entered into the Pipelines and Terminals Usage Agreement with us, whereby Ultramar Diamond Shamrock agreed to use our pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April, 2008. For the year ended December 31, 2001, Ultramar Diamond Shamrock used our pipelines to transport 78% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 60% of all refined products shipped from these refineries. Valero Energy also assumed the obligation under the Pipelines and Terminals Usage Agreement in connection with the acquisition of Ultramar Diamond Shamrock by Valero Energy.

EQUITY OWNERSHIP

As of March 31, 2002, UDS Logistics, LLC, an indirect wholly owned subsidiary of Valero Energy, owns 4,424,322 of Valero L.P.'s outstanding common units and all 9,599,322 of Valero L.P.'s outstanding subordinated units. As a result, UDS Logistics, LLC owns 71.4% of Valero L.P.'s outstanding equity and Riverwalk Logistics owns the 2% general partner interest in Valero L.P. We are a direct and indirect 100%-owned subsidiary of Valero L.P.

In addition, prior to its acquisition by Valero L.P. on February 1, 2002, the Wichita Falls Business was wholly owned by Valero Energy and such ownership interest is reflected as net parent investment as of December 31, 2001 in the combined balance sheet as of December 31, 2001.

ENVIRONMENTAL

Our operations are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which we operate. Although we believe our operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses.

In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics Operations for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Valero L.P. on April 16, 2001, Ultramar Diamond Shamrock agreed to indemnify Valero L.P. for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition.

Environmental exposures are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position. As of December 31, 2001, we have not incurred any environmental liabilities which were not covered by the environmental indemnification.

In conjunction with the sale of the Wichita Falls Business to Valero L.P., Valero Energy has agreed to indemnify Valero L.P. for any environmental liabilities that arose prior to February 1, 2002 and are discovered by April 15, 2011. As of and for the years ended December 31, 1999, 2000 and 2001, the Wichita Falls Business did not incur any environmental liability; thus there is no accrual as of December 31, 2001.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. See "Note 2: Summary of significant accounting policies" beginning on page F-23 for our significant accounting policies.

On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates. Any effects on our financial position or results of operations resulting from revisions to estimates are recorded in the period in which the facts and circumstances that give rise to the revision become known. We deem the following estimates and accounting policies to be critical:

TARIFF RATES

Tariff rates which we charge for the transportation of crude oil and refined products in our pipelines are subject to extensive federal and/or state regulation. Reductions to the current tariff rates we charge could have a material adverse effect on our results of operations. Valero Energy has agreed not to challenge our tariff rates until at least April, 2008.

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DEPRECIATION

Depreciation expense is calculated using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of our property, plant and equipment, we depreciate them over a 3-year to 40-year period. Changes in the estimated useful lives of our property, plant and equipment could have a material adverse effect on our results of operations.

GOODWILL

Goodwill is the excess of cost over the fair value of net assets acquired. Effective January 1, 2002, with the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets," amortization of goodwill ceased and the unamortized balance will be tested annually for impairment. Management's estimates will be crucial to determining whether an impairment exists and, if so, the effect of such impairment. We believe that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

ENVIRONMENTAL LIABILITIES

Environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which we operate impact our business. Although we believe our operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Environmental remediation costs are expensed and the associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. In connection with the initial public offering of Valero L.P., Valero Energy agreed to indemnify us for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are costs that arise from changes in environmental law after April 16, 2001. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition. As of March 31, 2002, we have not incurred any environmental liabilities which were not covered by the environmental indemnification.

INCOME TAXES

Although Valero L.P. is a limited partnership and not subject to federal or state income taxes, the IRS could challenge positions it has taken for tax purposes and could treat Valero L.P. as a corporation. While Valero L.P. believes challenges to its positions should be rare, any changes to its tax structure could have a material adverse effect on Valero L.P.'s results of operations.

RELATIONSHIP WITH VALERO ENERGY

Under the Services Agreement, we pay Valero Energy $5,200,000 per year for performing general and administrative services and reimburse it for other costs, including employee and third party costs as well as costs incurred by reason of Valero L.P. being a public entity. From time to time, we need to make judgments as to whether or not particular services are covered

                                       S-42
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by the $5,200,000 annual fee. These service judgments are reviewed by our internal and independent auditors and reported to our audit committee at least quarterly.

NEW ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT NO. 141

In June 2001, the FASB issued Statement No. 141, "Business Combinations." Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. We implemented Statement No. 141 on July 1, 2001; however, the acquisition of the Southlake refined product terminal, the Ringgold crude oil storage facility and the Wichita Falls Business have been accounted for at historical cost because they were acquired from our parent.

FASB STATEMENT NO. 142

Also in June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but such lives will not be limited to 40 years. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of Statement No. 142 are to be reported as resulting from a change in accounting principle. We have reviewed the requirements of Statement No. 142 and the impact of adoption effective January 1, 2002 resulted in the cessation of goodwill amortization beginning January 1, 2002, which amortization approximates $300,000 annually. In addition, we believe that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

FASB STATEMENT NO. 143

Also in June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The

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amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

FASB STATEMENT NO. 144

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. There was no impact to our financial position or results of operations as a result of adopting this statement effective January 1, 2002.

FASB STATEMENT NO. 145

In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement:

      - rescinds Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt,"

      - rescinds Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,"

      - rescinds Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and

      - amends Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of Statement No. 145 related to the rescission of Statement No. 4 shall be

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applied in fiscal years beginning after May 15, 2002 and the provisions of this statement related to the Statement No. 13 sale-leaseback inconsistency shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002, with earlier application encouraged. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

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                              DESCRIPTION OF NOTES

The following description of the particular terms of the notes (which represent a new series of, and are referred to in the accompanying prospectus as, the "senior debt securities") supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus.

We will issue the notes under the senior indenture among us, Valero L.P., as guarantor, and The Bank of New York, as trustee, to be dated as of July 15, 2002, which is described in the accompanying prospectus. The terms of the notes include those set forth in the senior indenture and those made a part of the senior indenture by reference to the Trust Indenture Act of 1939. The senior indenture will be amended and supplemented pursuant to a supplemental indenture setting forth the specific terms applicable to the notes. When we use the term "indenture" in this prospectus supplement, we refer to the senior indenture, as modified and supplemented by the supplemental indenture applicable to the notes, unless the context requires otherwise.

The following description and the description in the accompanying prospectus are a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

The notes:

      - are our general unsecured obligations;

      - are unconditionally guaranteed on a senior secured basis by Valero L.P.;

      - rank equally in right of payment with all our other existing and future senior debt;

      - effectively rank junior to any of our secured debt, to the extent of the security for that debt;

      - rank senior in right of payment to all of our future subordinated debt; and

      - are non-recourse to our general partner.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "Description of Debt Securities--Discharging Valero Logistics' Obligations" in the accompanying prospectus.

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THE VALERO L.P. GUARANTEE

The notes are guaranteed by Valero L.P.

The guarantee by Valero L.P.:

      - is a general unsecured obligation of Valero L.P.;

      - ranks equally in right of payment with all other existing and future senior unsecured debt of Valero L.P.;

      - effectively ranks junior to any secured debt of Valero L.P., to the extent of the security for that debt;

      - ranks senior in right of payment to any future subordinated indebtedness of Valero L.P. in its capacity as guarantor; and

      - is non-recourse to the general partner of Valero L.P.

PRINCIPAL, MATURITY AND INTEREST

We will issue notes initially in an aggregate principal amount of $100 million. The notes will be in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2012. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the terms of the indenture.

Interest on the notes will:

      - accrue at the rate of 6 7/8% per annum;

      - accrue from the date of issuance or the most recent interest payment date;

      - be payable in cash semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2003;

      - be payable to the holders of record on January 1 and July 1 immediately preceding the related interest payment date;

      - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

      - be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the maturity date or redemption date.

PAYMENT AND TRANSFER

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may

                                       S-47
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be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286). Payment of principal, or premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, all payments on such notes will be made at the corporate trust office of the trustee in New York City, located initially at 101 Barclay Street, New York, New York 10286; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses or, at the option of a registered holder, by wire transfer to an account designated in writing by the holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

The notes will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

      - 100% of the principal amount of the notes then outstanding to be redeemed; or

      - the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 30 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date;

plus, in each case, unpaid interest accrued to the date of redemption.

"Adjusted Treasury Rate" means:

      - the yield, under the heading which represents the average for the week immediately preceding the week of publication, appearing in the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which contains yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

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      - if such release (or any successor release) is not published during the week including or immediately preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

"Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for the third business day prior to the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means J.P. Morgan Securities Inc. and any successor firm selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

"Reference Treasury Dealer Quotations" means the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The redemption price will be calculated by J.P. Morgan Securities Inc. If J.P. Morgan Securities Inc. is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as provided above, will be set forth in an officer's certificate delivered to the trustee no later than two business days prior to the redemption date.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. Notes will only be redeemed in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of

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redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

NO SINKING FUND

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

COVENANTS

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur. The indenture contains two principal material financial covenants:

      - Limitation on Liens. This covenant limits our ability, and that of our subsidiaries, to permit liens to exist on our principal assets; and

      - Limitations of Sale-Leaseback Transactions. This covenant limits our ability to sell or transfer our principal assets and then lease back those assets.

Please read "Description of Debt Securities--Provisions Only in the Senior Indenture" in the accompanying base prospectus.

FUTURE SUBSIDIARY GUARANTORS

We will cause any of our future subsidiaries that become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as "guarantors," our payment obligations on the notes. In particular, the supplemental indenture will require those subsidiaries who become guarantors or borrowers under our revolving credit facility to equally guarantee the notes.

The term "subsidiary" means, with respect to any person:

      - any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof; or

      - any partnership of which more than 50% of the partner's equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

"Funded Debt" means all debt:

      - maturing one year or more from the date of its creation;

      - directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

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

      - under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

ADDITION AND RELEASE OF GUARANTORS

The supplemental indenture will provide that if any of our subsidiaries is a guarantor or obligor of any of our Funded Debt at any time on or subsequent to the date on which the notes are originally issued, then we will cause the notes to be equally and ratably guaranteed by that subsidiary. We also will do so if the subsidiary becomes a guarantor or obligor of any of our Funded Debt following any release of the subsidiary from its guarantee as described below. Under the terms of the supplemental indenture, a guarantor may be released from its guarantee if the guarantor is not a guarantor or obligor of any of our Funded Debt, provided that no default or event of default with respect to the notes has occurred or is continuing.

Each future guarantor would be obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

REPURCHASE UPON A CHANGE OF CONTROL

If a Change of Control, as defined below, occurs, we will make an offer to purchase all or any part, in multiples of $1,000, of the notes pursuant to the offer described below at a price in cash equal to 100% of the aggregate principal amount of those notes plus accrued and unpaid interest, if any, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder of notes, with a copy to the trustee, offering to purchase notes on the change of control payment date specified in the notice, pursuant to the procedure required by the indenture and described in the notice.

On the change of control payment date, we will, to the extent permitted by law,

      - accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer,

      - deposit with the paying agent an amount equal to the aggregate change of control payment in respect of all notes or portions of notes so tendered, and

      - deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an officers' certificate stating that those notes or portions of notes have been tendered to and purchased by us.

The paying agent will promptly mail to each holder of notes the change of control payment for such notes, and the trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

We will comply with the requirements of Rule 14e-1 and Rule 13e-4 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a change of control offer. To the extent that the provisions of any securities laws

                                       S-51
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or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue thereof.

"Change of Control" means the occurrence of any transaction that results in:

      - the failure of Valero Energy or an Investment Grade Person (as defined below), to own, directly or indirectly, 51% of the general partner interests in Valero L.P.;

      - the failure of Valero L.P. or an Investment Grade Person to own, directly or indirectly, all of the general partner interests in us; or

      - the failure of Valero L.P. or an Investment Grade Person to own, directly or indirectly, all of the limited partner interests in us.

"Investment Grade Person" means an entity that has issued unsecured senior debt that has at least two of the following ratings on the date the transaction constituting a Change of Control is consummated:

      - BBB- or above, in the case of Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc. (or its equivalent under any successor rating categories of S&P);

      - Baa3 or above, in the case of Moody's Investors Service, Inc. (or its equivalent under any successor rating categories of Moody's); or

      - the equivalent in respect of the rating categories of any rating agencies substituted for S&P or Moody's.

EVENTS OF DEFAULT

In addition to the "Events of Default" described in the accompanying base prospectus under the caption "Description of Debt Securities--Events of Default and Remedies," "Events of Default" with respect to the notes will include:

      - failure to pay any indebtedness of Valero Logistics for borrowed money in excess of $10 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding notes, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture.

CONCERNING THE TRUSTEE

The Bank of New York is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes.

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                               TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase the notes in this offering and who hold these notes as capital assets under Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We will treat the notes as indebtedness for federal income tax purposes, and the following discussion assumes that this treatment is correct.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or certain electing trusts in existence as of August 28, 1996, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Taxation of interest. If you are a U.S. holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The notes are not expected to be issued with "original issue discount" for U.S. federal income tax purposes. Special rules governing the treatment of market discount and amortizable premium are described below.

Market discount. A U.S. holder who purchases a note at a discount may be subject to the "market discount" rules of the Internal Revenue Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.

Amortizable premium. A U.S. holder, who purchases a note at a premium over the sum of all amounts payable thereafter on the note that are treated as stated redemption price at maturity, may elect to offset the premium against interest income over the remaining term of the note in accordance with the "premium amortization" provisions of the Internal Revenue Code.

Sale, exchange or retirement of the notes. Upon the sale, exchange or retirement of the notes, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, increased by the amount of any market discount previously included in your gross income with respect to the note, decreased by any amortized premium and any principal payments you receive.

The gain or loss you recognize on the sale, exchange or retirement of the notes generally will be capital gain or loss, except to the extent of any accrued market discount. The gain or loss will be long-term capital gain or loss if you hold the notes for more than one year. Long-term capital gains of individuals, estates and trusts currently are subject to a maximum federal tax rate of 20%, or 18% if you hold the notes for more than five years. The deductibility of capital losses by U.S. holders is subject to limitation.

To the extent that the amount realized on the sale, exchange or retirement of the notes represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "--Taxation of interest" above.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of a note that is not a U.S. holder.

Taxation of interest. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States, and you:

      - do not actually or constructively own 10% or more of our capital or profits interests;

      - are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code;

      - are not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; and

      - satisfy the requirements of Sections 871(h) or 881(c) of the Internal Revenue Code, as described below under "--Owner statement requirement."

If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty and you provide us with a properly completed and executed IRS Form W-8 BEN, as provided for in the Treasury Regulations.

Sale, exchange or retirement of the notes. Any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a note generally will be exempt from U.S. federal income and withholding tax, provided that:

      - the gain is not effectively connected with your conduct of a trade or business within the United States; and

      - if you are an individual, you are not present in the United States for 183 days or more during the taxable year of the disposition.

Effectively connected income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax previously discussed if an appropriate statement is furnished, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

Federal estate taxes. A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death, provided that the individual does not actually or constructively own 10% or more of our capital or profits interests and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the United States.

Owner statement requirement. Sections 871(h) and 881(c) of the Internal Revenue Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds a note on behalf of a non-U.S. holder files a statement with us or our agent to the effect that the non-U.S. holder is not a U.S. person in order to avoid withholding of the U.S. federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receives:

      - a statement (an "owner statement") from the beneficial owner of a note in which that owner certifies, under penalties of perjury, that the owner is not a U.S. person and provides such owner's name and address; or

      - a statement from the financial institution holding the note on behalf of the beneficial owner in which the financial institution certifies, under penalties of perjury, that it has received the owner statement, together with a copy of it.

Generally, this statement is made on IRS Form W-8 BEN. The beneficial owner must inform us or our agent (or, in the case of a statement described in the second bullet point of the immediately preceding sentence, the financial institution) within 30 days of any change in information on the owner statement. A non-U.S. holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have additional reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partnership (or trust) will be required to provide the statement from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

INFORMATION REPORTING AND BACKUP WITHHOLDING

We will, where required, report to you and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding with respect to payments of interest made on a note, or proceeds of the disposition of a note before maturity, unless the U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption and otherwise complies with applicable requirements of the information reporting and backup withholding rules. The backup withholding rate is currently 30% and will gradually be reduced periodically until 2006, when the backup withholding rate will be 28%. After December 31, 2010, the backup withholding rate will be increased to 31%.

In the case of payments of interest to non-U.S. holders, current Treasury Regulations provide that the backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

Under current Treasury Regulations, information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its file that the holder of the notes is not a U.S. person and the broker has no actual knowledge or reason to know to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

J.P. Morgan Securities Inc. is acting as lead manager and bookrunner and Lehman Brothers Inc. is acting as joint lead manager of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

--------------------------------------------------------------------------
                                                                 PRINCIPAL
                                                                 AMOUNT OF
NAME                                                                 NOTES
--------------------------------------------------------------------------
J.P. Morgan Securities Inc. ................................  $ 58,511,000
Lehman Brothers Inc. .......................................    15,957,000
Mizuho International plc....................................     6,383,000
RBC Dominion Securities Corporation.........................     6,383,000
SunTrust Capital Markets, Inc. .............................     6,383,000
Tokyo-Mitsubishi International plc..........................     6,383,000
                                                              ------------
Total.......................................................  $100,000,000
--------------------------------------------------------------------------

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount. The underwriters may allow and dealers may reallow a concession to certain other dealers not to exceed 0.250% of the principal amount. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

In connection with the offering, J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

We estimate that our total expenses for this offering will be approximately $500,000, of which $39,000 will be reimbursed by the underwriters.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. and Lehman Brothers Inc. based on transactions J.P. Morgan Securities Inc. and Lehman Brothers Inc. conduct through the system. J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Certain of the underwriters and their respective affiliates have performed and may continue to perform investment banking, financial advisory, trustee and lending services for us for which they receive customary fees and compensation. Some of the underwriters participating in this offering or their commercial banking affiliates are participants in our revolving credit facility and, in the aggregate, will receive a significant portion of the net proceeds of this offering of notes in accordance with their relative participation in our revolving credit facility. Such amount is subject to reborrowing by us until January 15, 2006. Because more than 10% of the net proceeds of the offering will be paid to the underwriters or their affiliates, this offering is being conducted in compliance with Rule 2710 of the National Association of Securities Dealers, Inc.'s Conduct Rules.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                             VALIDITY OF THE NOTES

The validity of the notes and certain federal income tax matters related to the notes will be passed upon for Valero Logistics by Andrews & Kurth Mayor, Day & Caldwell L.L.P., Houston, Texas. Certain legal matters in connection with the notes offered by this prospectus supplement will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. has, from time to time, performed legal services for Valero Energy Corporation.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                         INDEX TO FINANCIAL STATEMENTS

Unaudited financial statements
Consolidated and combined balance sheets as of December 31,
   2001 and March 31, 2002..................................    F-2
Consolidated and combined statements of income for the three
   months ended March 31, 2001 and 2002.....................    F-3
Consolidated and combined statements of cash flows for the
   three months ended March 31, 2001 and 2002...............    F-4
Notes to consolidated and combined financial statements.....    F-5
Audited financial statements
Report of independent public accountants....................   F-13
Consolidated and combined balance sheets as of December 31,
   2000 and December 31, 2001...............................   F-14
Consolidated and combined statements of income for the year
   ended December 31, 1999 and the six months ended June 30,
   2000 (predecessor) and for the six months ended December
   31, 2000 and the year ended December 31, 2001
   (successor)..............................................   F-15
Consolidated and combined statements of cash flows for the
   year ended December 31, 1999 and the six months ended
   June 30, 2000 (predecessor) and for the six months ended
   December 31, 2000 and the year ended December 31, 2001
   (successor)..............................................   F-16
Combined statements of partners' equity/net parent
   investment for the year ended December 31, 1999 and the
   six months ended June 30, 2000 and December 31, 2000 and
   consolidated and combined statement of partners' equity
   for the year ended December 31, 2001.....................   F-17
Notes to consolidated and combined financial statements.....   F-19
-------------------------------------------------------------------

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
                    CONSOLIDATED AND COMBINED BALANCE SHEETS

--------------------------------------------------------------------------------------
                                                                  RESTATED
                                                              DECEMBER 31,
                                                                      2001   MARCH 31,
(UNAUDITED, IN THOUSANDS, EXCEPT UNIT DATA)                       (NOTE 2)        2002
--------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................    $   7,796    $   7,689
   Receivable from parent...................................        6,292        6,327
   Accounts receivable......................................        2,855        2,596
   Other current assets.....................................           --          460
                                                              ------------------------
         Total current assets...............................       16,943       17,072
                                                              ------------------------
Property, plant and equipment...............................      470,401      472,039
Less accumulated depreciation and amortization..............     (121,389)    (125,584)
                                                              ------------------------
   Property, plant and equipment, net.......................      349,012      346,455
Goodwill, net...............................................        4,715        4,715
Investment in Skelly-Belvieu Pipeline Company...............       16,492       16,399
Other noncurrent assets, net................................          384          384
                                                              ------------------------
         Total assets.......................................    $ 387,546    $ 385,025
                                                              ------------------------
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current portion of long-term debt........................    $     462    $     416
   Accounts payable and accrued liabilities.................        4,215        4,107
   Taxes other than income taxes............................        1,894        1,190
                                                              ------------------------
         Total current liabilities..........................        6,571        5,713
Long-term debt, less current portion........................       25,660       89,660
Other long-term liabilities.................................            2           --
Deferred income tax liabilities.............................       13,147           --
Commitments and contingencies
Partners' equity:
   Common units (9,599,322 and 9,654,572 outstanding as of
     2001 and 2002, respectively)...........................      169,305      168,433
   Subordinated units (9,599,322 outstanding as of 2001 and
     2002)..................................................      116,399      115,429
   General partner's equity.................................        5,831        5,790
   Net parent investment in the Wichita Falls Business......       50,631           --
                                                              ------------------------
            Total partners' equity..........................      342,166      289,652
                                                              ------------------------
            Total liabilities and partners' equity..........    $ 387,546    $ 385,025
--------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

-----------------------------------------------------------------------------------
                                                                 THREE MONTHS ENDED
                                                                          MARCH 31,
                                                              ---------------------
(UNAUDITED, IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)         2001          2002
-----------------------------------------------------------------------------------
Revenues....................................................  $23,422   $    26,024
                                                              ---------------------
Costs and expenses:
  Operating expenses........................................    8,651         9,184
  General and administrative expenses.......................    1,172         1,789
  Depreciation and amortization.............................    3,238         4,355
                                                              ---------------------
     Total costs and expenses...............................   13,061        15,328
                                                              ---------------------
Operating income............................................   10,361        10,696
  Interest expense, net.....................................   (2,244)         (556)
  Equity income from Skelly-Belvieu Pipeline Company........      669           678
                                                              ---------------------
Income before income taxes..................................    8,786        10,818
  Provision for Income taxes................................       --          (395)
                                                              ---------------------
Net income..................................................  $ 8,786   $    10,423
                                                              ---------------------
Allocation of net income:
General partner's interest in net income....................            $       195
Limited partners' interest in net income....................                  9,578
Net income applicable to the Wichita Falls Business for the
  month ended January 31, 2002..............................                    650
                                                              ---------------------
Net income..................................................            $    10,423
                                                              ---------------------
Basic and diluted net income per limited partnership unit...            $      0.50
                                                              ---------------------
Weighted average number of limited partnership units
  outstanding...............................................             19,241,617
-----------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
                                                              THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ------------------
(UNAUDITED, IN THOUSANDS)                                       2001        2002
--------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income..................................................  $8,786    $ 10,423
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................   3,238       4,355
     Equity income from Skelly-Belvieu Pipeline Company.....    (669)       (678)
     Deferred income taxes..................................      --          54
     Compensation recognized under the restricted unit
      plan..................................................      --         132
     Changes in operating assets and liabilities:
       Increase in receivable from parent...................  (7,780)        (35)
       Decrease (increase) in accounts receivable...........    (674)        259
       Increase in other current assets.....................    (555)       (460)
       Decrease in accounts payable, accrued liabilities and
        taxes other than income taxes.......................  (2,078)       (782)
     Distributions of equity income from Skelly-Belvieu
      Pipeline Company......................................     639         771
     Decrease in other long-term liabilities................      --          (2)
                                                              ------------------
          Net cash provided by operating activities.........     907      14,037
                                                              ------------------
Cash Flows from Investing Activities:
Maintenance capital expenditures............................    (745)       (789)
Expansion capital expenditures..............................    (162)     (1,009)
Acquisition of the Wichita Falls Business...................      --     (64,000)
                                                              ------------------
          Net cash used in investing activities.............    (907)    (65,798)
                                                              ------------------
Cash flows from financing activities:
Proceeds from long-term debt borrowings.....................      --      64,000
Repayment of long-term debt.................................      --         (46)
Distribution to Valero Energy in January 2002 related to the
  Wichita Falls Business....................................      --        (512)
Payment of distributions to unitholders.....................      --     (11,788)
                                                              ------------------
          Net cash provided by financing activities.........      --      51,654
                                                              ------------------
Net decrease in cash and cash equivalents...................      --        (107)
Cash and cash equivalents as of the beginning of the
  period....................................................       4       7,796
                                                              ------------------
Cash and cash equivalents as of the end of the period.......  $    4    $  7,689
--------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION

Valero L.P. is a Delaware limited partnership owned approximately 73% by Valero Energy Corporation (Valero Energy) and approximately 27% by public unitholders. Valero Logistics Operations, L.P. (Valero Logistics) is also a Delaware limited partnership and is a subsidiary of Valero L.P. As used in these interim financial statements, the term "we," "our," "us" or similar words or phrases may refer, depending on the context, to Valero L.P., Valero Logistics or both of them taken as a whole.

We own and operate most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee and Three Rivers refineries located in Texas and its Ardmore refinery located in Oklahoma.

Valero Energy is a refining and marketing company with 12 refineries and approximately 4,600 company-operated and dealer-operated convenience stores. Valero Energy's refining operations include various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks, rail car loading equipment and shipping and trucking operations) that support the refining and retail operations. A portion of the logistics assets consists of crude oil and refined product pipelines, refined product terminals and crude oil storage facilities located in Texas, Oklahoma, New Mexico and Colorado that support the McKee, Three Rivers and Ardmore refineries. These pipeline, terminalling and storage assets transport crude oil and other feedstocks to the refineries and transport refined products from the refineries to terminals for further distribution. Valero Energy markets the refined products produced by these refineries primarily in Texas, Oklahoma, Colorado, New Mexico and Arizona through a network of approximately 2,700 company-operated and dealer-operated convenience stores, as well as other wholesale and spot market sales and exchange agreements.

On December 31, 2001, Valero Energy completed its acquisition of Ultramar Diamond Shamrock Corporation in a purchase business combination. The assets acquired included Ultramar Diamond Shamrock's ownership in Valero L.P. and Valero Logistics as well as ownership of Riverwalk Logistics, L.P. (Riverwalk Logistics), the general partner of both Valero L.P. and Valero Logistics at such time.

NOTE 2: BASIS OF PRESENTATION

These unaudited consolidated and combined financial statements have been prepared in accordance with United States' generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain previously reported amounts have been reclassified to conform to the 2002 presentation.

Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. The balance sheet as of December 31, 2001 has been derived from the audited consolidated financial statements as of that date and restated to include the balances of the Wichita Falls Business as discussed below, but does not include all of the information and notes required by United States generally accepted accounting principles for complete financial statements.

In addition, substantially all of our revenues are derived from Valero Energy and its various subsidiaries, based on the operations of Valero Energy's McKee, Three Rivers and Ardmore refineries. Accordingly, our results are directly impacted by the operations of these three Valero Energy refineries.

These consolidated and combined financial statements should be read along with the audited consolidated and combined financial statements and notes thereto included in Valero L.P.'s Form 10-K/A filed on April 3, 2002 and Valero L.P.'s Form 8-K/A dated February 1, 2002 and filed on April 16, 2002.

Reclassifications: Certain previously reported amounts have been reclassified for comparative purposes.

ACQUISITION OF THE WICHITA FALLS BUSINESS

On February 1, 2002, we acquired the Wichita Falls Crude Oil Pipeline and Storage Business (the Wichita Falls Business) from Valero Energy for a total cost of $64,000,000. The purchase price was funded with borrowings under Valero Logistics' revolving credit facility.

The Wichita Falls Business consists of the following assets:

        - A 271.7 mile pipeline originating in Wichita Falls, Texas and ending at Valero Energy's McKee refinery in Dumas, Texas. The pipeline has the capacity to transport 110,000 barrels per day of crude oil gathered or acquired by Valero Energy at Wichita Falls. The Wichita Falls crude oil pipeline connects to third party pipelines that originate along the Texas Gulf Coast.

        - Four storage tanks located in Wichita Falls, Texas with a total capacity of 660,000 barrels.

In the fourth quarter of 2001, Ultramar Diamond Shamrock completed an expansion project to increase the capacity of the crude oil pipeline from 85,000 barrels per day to 110,000 barrels per day and to increase the capacity of the storage facility from 360,000 barrels to 660,000 barrels.

Since the acquisition of the Wichita Falls Business represents the transfer of a business under the common control of Valero Energy, the balance sheet as of December 31, 2001 and the statements of income and cash flows for the month ended January 31, 2002 (preceding the acquisition date) have been restated to include the Wichita Falls Business. The assumed transfer to us as of December 31, 2001 (the earliest date on which common control existed) and the restatement of the January 2002 statements of income and cash flows have been recorded based on Valero Energy's historical cost, which was based on Valero Energy's allocation of the purchase price paid for Ultramar Diamond Shamrock. The balance sheet of the Wichita Falls

Business as of December 31, 2001, which is included in the combined balance sheet as of December 31, 2001, includes the following amounts in the respective captions.

-------------------------------------------------------------------------------
                                                                  WICHITA FALLS
                                                                       BUSINESS
(IN THOUSANDS)                                                DECEMBER 31, 2001
-------------------------------------------------------------------------------
BALANCE SHEET CAPTION:
   Property, plant and equipment............................            $64,160
   Accrued liabilities......................................                131
   Taxes other than income taxes............................                251
   Deferred income tax liabilities..........................             13,147
   Net parent investment....................................             50,631
-------------------------------------------------------------------------------

The following unaudited pro forma financial information for the three months ended March 31, 2001 assumes that the Wichita Falls Business was acquired on January 1, 2001 with borrowings under the revolving credit facility.

--------------------------------------------------------------------------------
                                                              THREE MONTHS ENDED
(IN THOUSANDS)                                                    MARCH 31, 2001
--------------------------------------------------------------------------------
PRO FORMA INCOME STATEMENT INFORMATION:
   Revenues.................................................             $27,298
   Costs and expenses.......................................              14,642
   Operating income.........................................              12,656
   Net income...............................................              10,331
--------------------------------------------------------------------------------

Since Valero L.P. had not completed its IPO by March 31, 2001, all the net income for the three months ended March 31, 2001 would have been allocated to Valero Energy (the Business's parent), and thus there was no net income per limited partnership unit for that period.

These interim financial statements represent the consolidated and combined financial statements of Valero L.P., Valero Logistics and the Wichita Falls Business as follows:

        - consolidated financial statements of Valero L.P. and Valero Logistics, including the Wichita Falls Business, as of March 31, 2002 and for the two months ended March 31, 2002;

        - consolidated and combined financial statements of Valero L.P., Valero Logistics and the Wichita Falls Business as of December 31, 2001 and for the one month ended January 31, 2002; and

        - combined financial statements of Valero L.P. and Valero Logistics for the three months ended March 31, 2001.

NOTE 3: ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT NO. 144

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. There was no impact to our financial position or results of operations as a result of adopting this statement effective January 1, 2002.

FASB STATEMENT NO. 145

In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement:

        - rescinds Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt,"

        - rescinds Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,"

        - rescinds Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and

        - amends Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of Statement No. 145 related to the rescission of Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002 and the provisions of this statement related to the Statement No. 13 sale-leaseback inconsistency shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002, with earlier application encouraged. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

NOTE 4: COMMITMENTS AND CONTINGENCIES

Our operations are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which we operate. Although we believe our operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses. Although environmental costs may have a significant impact on results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

In connection with the initial public offering of Valero L.P., Ultramar Diamond Shamrock agreed to indemnify Valero L.P. for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. Effective with the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy has assumed this environmental indemnification. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition.

In conjunction with the sale of the Wichita Falls Business to Valero L.P., Valero Energy has agreed to indemnify Valero L.P. for any environmental liabilities that arose prior to February 1, 2002 and are discovered by April 15, 2011. As of and for the years ended December 31, 1999, 2000 and 2001, and as of and for the one month ended January 31, 2002, the Wichita Falls Business did not incur any environmental liability; thus there was no accrual on January 31, 2002.

We are involved in various lawsuits, claims and regulatory proceedings incidental to our business. In the opinion of management, the outcome of such matters will not have a material adverse effect on our financial position or results of operations.

NOTE 5: RELATED PARTY TRANSACTIONS

We have related party transactions with Valero Energy for pipeline tariff and terminalling fee revenues, certain employee costs, insurance costs, administrative costs and interest expense on the debt due to parent (for the period January 1, 2001 to April 15, 2001). The receivable from parent represents the net amount due from Valero Energy for these related party transactions and the net cash collected under Valero Energy's centralized cash management program on our behalf.

The following table summarizes transactions with Valero Energy:

--------------------------------------------------------------------------------
                                                              THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ------------------
(IN THOUSANDS)                                                   2001       2002
--------------------------------------------------------------------------------
Revenues....................................................  $23,272    $25,910
Operating expenses..........................................    2,683      3,407
General and administrative expenses.........................    1,300      1,300
Interest expense on debt due to parent......................    2,154         --
--------------------------------------------------------------------------------

Under the Services Agreement with us, Valero Energy has agreed to provide the corporate functions of legal, accounting, treasury, information technology and other services for an annual fee of $5,200,000 until July 2008. The $5,200,000 is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. This annual fee is in addition to the incremental general and administrative costs to be incurred from third parties as a result of Valero L.P. being a publicly held entity.

The Services Agreement also requires that we reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to us. These employee costs include salary, wages and benefit costs.

Under the Pipelines and Terminals Usage Agreement with us, Valero Energy has agreed to use our pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April 2008. For the three months ended March 31, 2002, Valero Energy used our pipelines to transport 91% of its crude oil shipped to and 79% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and Valero Energy used our terminalling services for 63% of all refined products shipped from these refineries.

If market conditions change, either with respect to the transportation of crude oil or refined products or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals at the required levels, Valero Energy's obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect. The economic-based production cutbacks at the McKee, Three Rivers and Ardmore refineries during the first quarter of 2002 were not considered a triggering event under the Pipelines and Terminals Usage Agreement.

NOTE 6: LONG-TERM DEBT

As of March 31, 2002, Valero Logistics had $80,000,000 outstanding under its $120,000,000 revolving credit facility. During the first quarter of 2002, Valero Logistics borrowed $64,000,000 under its revolving credit facility to purchase the Wichita Falls Business from Valero Energy.

The revolving credit facility expires on January 15, 2006 and borrowings under the revolving credit facility bear interest at either an alternative base rate or LIBOR at the option of Valero Logistics.

The revolving credit facility requires Valero Logistics to maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any default, as defined in the revolving credit facility, exists or would result from the distribution. Management believes that Valero Logistics is in compliance with all of these ratios and covenants.

NOTE 7: NET INCOME PER LIMITED PARTNERSHIP UNIT

The following table provides details of the basic and diluted net income per limited partnership unit computations:

-------------------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED MARCH 31, 2002
                                                     --------------------------------------
                                                      NET INCOME           UNITS   PER UNIT
(IN THOUSANDS)                                       (NUMERATOR)   (DENOMINATOR)     AMOUNT
-------------------------------------------------------------------------------------------
Limited partners' interest in net income...........       $9,578
                                                     --------------------------------------
Basic net income per common and subordinated unit..       $9,578          19,242      $0.50
                                                     --------------------------------------
Dilutive net income per common and subordinated
   unit............................................       $9,578          19,242      $0.50
-------------------------------------------------------------------------------------------

We generated sufficient net income such that the amount of net income allocated to Valero L.P.'s common units was equal to the amount allocated to the subordinated units, after consideration of the general partner interest.

Net income prior to Valero L.P.'s initial public offering on April 16, 2001 was allocated entirely to Ultramar Diamond Shamrock and its affiliates and the net income related to the Wichita Falls Business for the month ended January 31, 2002 of $650,000 was allocated entirely to Valero Energy, the Business's parent.

NOTE 8: RESTRICTED UNITS

Valero GP, LLC, the general partner of Riverwalk Logistics, adopted a long-term incentive plan under which restricted units may be awarded to certain key employees and non-employees. In January 2002, Valero GP, LLC granted a total of 55,250 restricted units to its officers and outside directors. One-third of the restricted units will vest at the end of each year of the three-year vesting period. For the three months ended March 31, 2002, we recognized $132,000 of compensation expense associated with these restricted units, which were valued at $40.95 per unit as of January 21, 2002, the date of grant.

NOTE 9: DISTRIBUTIONS

Valero L.P. makes quarterly distributions of 100% of its available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner in its sole discretion. Pursuant to the partnership agreement, Riverwalk Logistics is entitled to incentive distributions if the amount Valero L.P. distributes with respect to any quarter exceeds specified target levels shown below:

-------------------------------------------------------------------------------------------
                                                                 PERCENTAGE OF DISTRIBUTION
                                                              -----------------------------
QUARTERLY DISTRIBUTION AMOUNT PER UNIT                        UNITHOLDERS   GENERAL PARTNER
-------------------------------------------------------------------------------------------
Up to $0.60.................................................          98%                2%
Above $0.60 up to $0.66.....................................          90%               10%
Above $0.66 up to $0.90.....................................          75%               25%
Above $0.90.................................................          50%               50%
-------------------------------------------------------------------------------------------

On February 14, 2002, Valero L.P. paid the fourth quarter cash distribution of $0.60 per unit for a total distribution of $11,788,000, including $236,000 paid to Riverwalk Logistics.

On April 19, 2002, Valero L.P. declared a quarterly distribution of $0.65 per unit payable on May 15, 2002 to unitholders of record on May 1, 2002. This distribution, related to the first quarter of 2002, totaled $12,858,000, of which $1,070,000 was an incentive distribution. Riverwalk Logistics' share of the total distribution was $343,000, of which $107,000 was an incentive distribution.

NOTE 10: SUBSEQUENT EVENTS

REORGANIZATION OF GENERAL PARTNER OWNERSHIP OF VALERO LOGISTICS

As described in a Form 8-K filed by Valero L.P. with the Securities and Exchange Commission on June 5, 2002, the general partner ownership of Valero Logistics was reorganized on May 30, 2002, resulting in Valero Logistics being a 100%--owned subsidiary of Valero L.P.

GUARANTEE OF VALERO LOGISTICS DEBT SECURITIES BY VALERO L.P.

On June 6, Valero L.P. and Valero Logistics filed a Registration Statement on Form S-3 (Registration Statement), and as a result, this information is being provided to supplement information previously reported in Valero L.P.'s Form 10-Q for the first quarter of 2002. Under the Registration Statement, Valero L.P. may issue common units and Valero Logistics may issue debt securities. All operating assets of Valero L.P. are owned by, and all of the related operations are accounted for within, Valero Logistics. Valero L.P. has no independent assets or operations. Any debt securities issued by Valero Logistics pursuant to the Registration Statement will be fully and unconditionally guaranteed by Valero L.P.

The revolving credit facility of Valero Logistics contains certain provisions that could restrict the ability of Valero L.P. to obtain funds from Valero Logistics. The revolving credit facility requires that Valero Logistics maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any default, as defined in the revolving credit facility, exists or would result from the distribution.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Unitholders of Valero L.P.:

We have audited the accompanying consolidated and combined balance sheets of Valero L.P., formerly Shamrock Logistics, L.P. (a Delaware limited partnership) and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. successor to the Ultramar Diamond Shamrock Logistics Business (a Delaware limited partnership) (collectively, the Partnerships) as of December 31, 2001 and 2000 (successor), and the related consolidated and combined statements of income, cash flows (as restated -- see Note 2), partners' equity/net parent investment for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and the related combined statements of income, cash flows (as restated -- see Note 2), partners' equity/net parent investment for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of the Partnerships as of December 31, 2001 and 2000, and the results of their operations and their cash flows (as restated) for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

San Antonio, Texas
May 14, 2002

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

------------------------------------------------------------------------------------
                                                                        DECEMBER 31,
                                                              ----------------------
(IN THOUSANDS)                                                     2000         2001
------------------------------------------------------------------------------------
                                                                          (RESTATED)
ASSETS
Current assets:
   Cash and cash equivalents................................  $       4   $   7,796
   Receivable from parent...................................     22,348       6,292
   Accounts receivable......................................      2,386       2,855
   Other current assets.....................................      3,528          --
                                                              ----------------------
      Total current assets..................................     28,266      16,943
                                                              ----------------------
Property, plant and equipment...............................    388,537     470,401
Less accumulated depreciation and amortization..............   (108,520)   (121,389)
                                                              ----------------------
   Property, plant and equipment, net.......................    280,017     349,012
Goodwill, net...............................................      5,014       4,715
Investment in Skelly-Belvieu Pipeline Company...............     16,187      16,492
Other noncurrent assets, net................................         --         384
                                                              ----------------------
      Total assets..........................................  $ 329,484   $ 387,546
                                                              ----------------------
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current portion of long-term debt........................  $     608   $     462
   Accounts payable and accrued liabilities.................      2,685       4,215
   Taxes other than income taxes............................      3,601       1,894
                                                              ----------------------
      Total current liabilities.............................      6,894       6,571
Long-term debt, less current portion........................     10,076      25,660
Debt due to parent..........................................    107,676          --
Other long-term liabilities.................................         --           2
Deferred income tax liabilities.............................         --      13,147
Commitments and contingencies
Partners' equity:
   Common Units (9,599,322 outstanding as of December 31,
     2001)..................................................         --     169,305
   Subordinated Units (9,599,322 outstanding as of December
     31, 2001)..............................................         --     116,399
   Limited partners' equity.................................    202,790          --
   General partner equity...................................      2,048       5,831
   Net parent investment....................................         --      50,631
                                                              ----------------------
      Total partners' equity................................    204,838     342,166
                                                              ----------------------
      Total liabilities and partners' equity................  $ 329,484   $ 387,546
------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------
                                                              PREDECESSOR                     SUCCESSOR
                                               --------------------------   ---------------------------
                                                               SIX MONTHS     SIX MONTHS
                                                 YEAR ENDED         ENDED          ENDED     YEAR ENDED
                                               DECEMBER 31,      JUNE 30,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)          1999          2000           2000           2001
-------------------------------------------------------------------------------------------------------
Revenues....................................       $109,773       $44,503        $47,550        $98,827
                                               --------------------------------------------------------
Costs and expenses:
   Operating expenses.......................         29,013        17,912         15,593         33,583
   General and administrative expenses......          4,698         2,590          2,549          5,349
   Depreciation and amortization............         12,318         6,336          5,924         13,390
                                               --------------------------------------------------------
      Total costs and expenses..............         46,029        26,838         24,066         52,322
   Gain on sale of property, plant and
      equipment.............................          2,478            --             --             --
                                               --------------------------------------------------------
Operating income............................         66,222        17,665         23,484         46,505
   Interest expense, net....................           (777)         (433)        (4,748)        (3,811)
   Equity income from Skelly-Belvieu Pipeline
      Company...............................          3,874         1,926          1,951          3,179
                                               --------------------------------------------------------
Income before income taxes..................         69,319        19,158         20,687         45,873
   Benefit (provision) for income taxes.....        (26,521)       30,812             --             --
                                               --------------------------------------------------------
Net income..................................        $42,798       $49,970        $20,687        $45,873
                                               --------------------------------------------------------
Allocation of 2001 net income:
   Net income applicable to the period
      January 1 to April 15, 2001...........                                                    $10,126
   Net income applicable to the period after
      April 15, 2001........................                                                     35,747
                                               --------------------------------------------------------
      Net income............................                                                    $45,873
                                               --------------------------------------------------------
General partner interest in net income
   applicable to the period after April 15,
   2001.....................................                                                       $715
                                               --------------------------------------------------------
Limited partners' interest in net income
   applicable to the period after April 15,
   2001.....................................                                                    $35,032
                                               --------------------------------------------------------
Basic and diluted net income per unit
   applicable to the period after April 15,
   2001.....................................                                                      $1.82
                                               --------------------------------------------------------
Weighted average number of units outstanding
   for the period from April 16 to December
   31, 2001.................................                                                 19,198,644
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
                                                                         PREDECESSOR
                                                           -------------------------                     SUCCESSOR
                                                                                 SIX   ---------------------------
                                                                              MONTHS     SIX MONTHS
                                                             YEAR ENDED        ENDED          ENDED     YEAR ENDED
                                                           DECEMBER 31,     JUNE 30,   DECEMBER 31,   DECEMBER 31,
(RESTATED, IN THOUSANDS)                                           1999         2000           2000           2001
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income...............................................       $42,798      $49,970        $20,687        $45,873
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization.........................        12,318        6,336          5,924         13,390
   Amortization of debt issuance costs...................            --           --             --             90
   Equity income from Skelly-Belvieu Pipeline Company....        (3,874)      (1,926)        (1,951)        (3,179)
   Gain on sale of property, plant and equipment.........        (2,478)          --             --             --
   (Benefit) provision for deferred income taxes.........         3,622      (36,677)            --             --
   Changes in operating assets and liabilities:
      Decrease (increase) in receivable from parent......            (1)          --        (22,347)        16,056
      Decrease (increase) in accounts receivable.........           (42)         263         (1,676)          (469)
      Decrease (increase) in other current assets........            --           --         (3,528)         3,528
      Increase (decrease) in accounts payable, accrued
         liabilities and taxes other than income taxes...          (142)         492          2,810           (559)
   Distributions of equity income from Skelly-Belvieu
      Pipeline Company...................................         4,078        1,926          1,951          2,874
   Increase in other noncurrent assets...................            --           --             --           (474)
   Increase (decrease) in other long-term liabilities....        (2,225)        (137)            --              2
                                                           -------------------------------------------------------
      Net cash provided by operating activities..........        54,054       20,247          1,870         77,132
                                                           -------------------------------------------------------
Cash flows from investing activities:
Maintenance capital expenditures.........................        (2,060)      (1,699)          (619)        (2,786)
Expansion capital expenditures...........................        (7,313)      (3,186)        (1,518)       (15,140)
Distributions in excess of equity income from
   Skelly-Belvieu Pipeline Company.......................           160          380            401             --
Proceeds from sale of property, plant and equipment......        12,000           --             --             --
                                                           -------------------------------------------------------
      Net cash (used in) provided by investing
         activities......................................         2,787       (4,505)        (1,736)       (17,926)
                                                           -------------------------------------------------------
Cash flows from financing activities:
Proceeds from long-term debt borrowings..................            --           --             --         25,506
Repayment of long-term debt..............................          (353)        (284)          (134)       (10,068)
Partners' contributions..................................             1           --              1             --
Distributions to parent and affiliates...................       (56,489)     (15,458)            --        (29,000)
Net proceeds from sale of common units to the public.....            --           --             --        111,912
Distribution to affiliates of parent for reimbursement of
   capital expenditures..................................            --           --             --        (20,517)
Repayment of debt due to parent..........................            --           --             --       (107,676)
Payment of distributions to unitholders..................            --           --             --        (21,571)
                                                           -------------------------------------------------------
      Net cash used in financing activities..............       (56,841)     (15,742)          (133)       (51,414)
                                                           -------------------------------------------------------
Net increase in cash and cash equivalents................            --           --              1          7,792
Cash and cash equivalents as of the beginning of
   period................................................             3            3              3              4
                                                           -------------------------------------------------------
Cash and cash equivalents as of the end of period........            $3           $3             $4         $7,796
                                                           -------------------------------------------------------
Non-cash activities--Deemed contribution of the Wichita
   Falls Business to Valero L.P. by Valero Energy:
      Property, plant and equipment......................           $--          $--            $--       $(64,160)
      Accrued liabilities and taxes other than income
         taxes...........................................            --           --             --            382
      Deferred income tax liabilities....................            --           --             --         13,147
      Net parent investment..............................            --           --             --         50,631
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

        SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P. (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

         COMBINED STATEMENTS OF PARTNERS' EQUITY/NET PARENT INVESTMENT
                      YEAR ENDED DECEMBER 31, 1999 AND THE
              SIX MONTHS ENDED JUNE 30, 2000 AND DECEMBER 31, 2000

-----------------------------------------------------------------------
(IN THOUSANDS)
-----------------------------------------------------------------------
Balance as of January 1, 1999...............................   $268,497
  Net income................................................     42,798
  Net change in parent advances.............................    (56,489)
  Partners' contributions...................................          1
                                                               --------
Balance as of December 31, 1999.............................    254,807
  Net income................................................     49,970
  Net change in parent advances.............................    (15,458)
  Formalization of the terms of debt due to parent..........   (107,676)
                                                               --------
Balance as of June 30, 2000.................................    181,643
  Net income................................................     20,687
  Partners' contributions...................................          1
  Environmental liabilities as of June 30, 2000 retained by
     Ultramar Diamond Shamrock Corporation..................      2,507
                                                               --------
Balance as of December 31, 2000.............................   $204,838
-----------------------------------------------------------------------

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

            CONSOLIDATED AND COMBINED STATEMENT OF PARTNERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2001

-----------------------------------------------------------------------------------------------
                                           LIMITED PARTNERS'                              TOTAL
                                     -----------------------   GENERAL   NET PARENT   PARTNERS'
(IN THOUSANDS)                         COMMON   SUBORDINATED   PARTNER   INVESTMENT      EQUITY
-----------------------------------------------------------------------------------------------
Combined balance as of
  January 1, 2001..................  $202,790       $     --    $2,048      $    --   $204,838
Net income applicable to the period
  January 1 to April 15, 2001......    10,025             --       101           --     10,126
Distributions to affiliates of
  Ultramar Diamond Shamrock
  Corporation of net income
  applicable to the period July 1,
  2000 to April 15, 2001...........   (28,710)            --      (290)          --    (29,000)
Distribution to affiliates of
  Ultramar Diamond Shamrock
  Corporation for reimbursement of
  capital expenditures.............   (20,517)            --        --           --    (20,517)
Issuance of common and subordinated
  units for the contribution of
  Valero Logistics' limited partner
  interest.........................  (113,141)       109,453     3,688           --         --
Sale of common units to the
  public...........................   111,912             --        --           --    111,912
Net income applicable to the period
  from April 16 to December 31,
  2001.............................    17,516         17,516       715           --     35,747
Cash distributions to
  unitholders......................   (10,570)       (10,570)     (431)          --    (21,571)
Adjustment for the Wichita Falls
  Business transaction.............        --             --        --       50,631     50,631
                                     ----------------------------------------------------------
Consolidated balance as of December
  31, 2001.........................  $169,305       $116,399    $5,831      $50,631   $342,166
-----------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

               VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.
  (FORMERLY SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P.)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION

Valero L.P. (formerly Shamrock Logistics, L.P.), a Delaware limited partnership and majority-owned subsidiary of Valero Energy Corporation (Valero Energy) was formed to ultimately acquire Valero Logistics Operations, L.P. (formerly Shamrock Logistics Operations, L.P.)

Valero Logistics Operations, L.P. (Valero Logistics), a Delaware limited partnership and a subsidiary of Valero L.P., was formed to operate the crude oil and refined product pipeline, terminalling and storage assets of the Ultramar Diamond Shamrock Logistics Business.

Valero Logistics owns and operates most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee and Three Rivers refineries located in Texas and its Ardmore refinery located in Oklahoma.

Valero Energy is an independent refining and marketing company. Prior to the acquisition of Ultramar Diamond Shamrock Corporation on December 31, 2001, Valero Energy owned and operated six refineries in Texas (3), California, Louisiana and New Jersey with a combined throughput capacity of more than 1,100,000 barrels per day. Valero Energy produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel fuel and oxygenates and gasoline meeting specifications of the California Air Resources Board. Valero Energy also produces conventional gasoline, distillates, jet fuel, asphalt and petrochemicals and markets its products through an extensive wholesale bulk and rack marketing network, and through branded retail and other retail distributor locations.

Ultramar Diamond Shamrock was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. Ultramar Diamond Shamrock owned and operated seven refineries located in Texas (2), California
(2), Oklahoma, Colorado and Quebec, Canada and marketed its products through a network of approximately 4,500 convenience stores and 86 cardlock stations. In the northeast United States and in eastern Canada, Ultramar Diamond Shamrock sold, on a retail basis, home heating oil to approximately 250,000 households.

Valero Energy's refining operations include various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks, rail car loading equipment and shipping and trucking operations) that support the refining and retail operations. A portion of the logistics assets consists of crude oil and refined product pipelines, refined product terminals and crude oil storage facilities located in Texas, Oklahoma, New Mexico and Colorado that support the McKee, Three Rivers and Ardmore refineries located in Texas and Oklahoma. These pipeline, terminalling and storage assets transport crude oil and other feedstocks to the refineries and transport refined products from the refineries to terminals for further distribution. Valero Energy markets the refined products produced by these refineries primarily in Texas, Oklahoma, Colorado, New Mexico and Arizona through a network of approximately 2,700 company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

REORGANIZATION RELATED TO THE WICHITA FALLS BUSINESS

On February 1, 2002, Valero L.P. acquired the Wichita Falls Crude Oil Pipeline and Storage Business (the Wichita Falls Business) (except for certain retained liabilities) from Valero Energy for $64,000,000. The Wichita Falls Business owns and operates the Wichita Falls to McKee crude oil pipeline and the Wichita Falls crude oil storage facility, which Valero L.P. had an option to purchase pursuant to the Omnibus Agreement between Valero L.P. and Ultramar Diamond Shamrock.

On December 31, 2001, Valero Energy acquired Ultramar Diamond Shamrock, including the Wichita Falls Business and the 73.6% ownership interest in Valero L.P. held by subsidiaries of Ultramar Diamond Shamrock, in a purchase business combination. As a result of Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy became the controlling owner of both the Wichita Falls Business and Valero L.P. on December 31, 2001.

Because of Valero L.P.'s affiliate relationship with the Wichita Falls Business, the acquisition of the Wichita Falls Business by Valero L.P. on February 1, 2002 constituted a transaction between entities under common control and, as such, was accounted for as a reorganization of entities under common control. Accordingly, the acquisition was recorded at Valero Energy's historical net book value related to the Wichita Falls Business, which approximated fair value as a result of Valero Energy's acquisition of Ultramar Diamond Shamrock on December 31, 2001. In addition, the consolidated financial statements and notes thereto of Valero L.P. as of December 31, 2001 have been restated to include the Wichita Falls Business as if it had been combined with Valero L.P. effective December 31, 2001.

ACQUISITION OF ULTRAMAR DIAMOND SHAMROCK BY VALERO ENERGY

On May 7, 2001, Ultramar Diamond Shamrock announced that it had entered into an Agreement and Plan of Merger (the acquisition agreement) with Valero Energy whereby Ultramar Diamond Shamrock agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion. In September 2001, the board of directors and shareholders of both Ultramar Diamond Shamrock and Valero Energy approved the acquisition and, on December 31, 2001, Valero Energy completed its acquisition of Ultramar Diamond Shamrock. Under the acquisition agreement, Ultramar Diamond Shamrock shareholders received, for each share of Ultramar Diamond Shamrock common stock they held, at their election, cash, Valero Energy common stock or a combination of cash and Valero Energy common stock, having a value equal to the sum of $27.50 plus 0.614 shares of Valero Energy common stock valued at $35.78 per share (based on the average closing price of Valero Energy common stock over a ten trading-day period ending three days prior to December 31, 2001).

Shamrock Logistics, L.P. (Shamrock Logistics) and Shamrock Logistics Operations, L.P. (Shamrock Logistics Operations) were both subsidiaries of Ultramar Diamond Shamrock. On December 31, 2001, upon Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy assumed Ultramar Diamond Shamrock's ownership of Shamrock Logistics and Shamrock Logistics Operations. Effective January 1, 2002, Shamrock Logistics was renamed Valero L.P. and its trading symbol on the NYSE was changed from "UDL" to "VLI." Also, effective January 1, 2002, Shamrock Logistics Operations was renamed Valero Logistics Operations, L.P.

Valero Energy is the ultimate parent of Riverwalk Logistics, L.P. (Riverwalk Logistics), the general partner of both Valero L.P. and Valero Logistics. In addition, Valero Energy became the obligor under the various agreements between Ultramar Diamond Shamrock and us, including the Services Agreement, the Pipelines and Terminals Usage Agreement and the environmental indemnification.

As used in these audited financial statements, the terms "we," "our," "us" or similar words or phrases may refer, depending on the context, to Valero L.P. or Valero Logistics or both of them taken as a whole.

REORGANIZATIONS AND INITIAL PUBLIC OFFERING

Prior to July 1, 2000, the pipeline, terminalling and storage assets and operations included in these financial statements were referred to as the Ultramar Diamond Shamrock Logistics Business as if it had existed as a single separate entity from Ultramar Diamond Shamrock. Ultramar Diamond Shamrock formed Valero Logistics to assume ownership of and to operate the assets of the Ultramar Diamond Shamrock Logistics Business. Effective July 1, 2000, Ultramar Diamond Shamrock transferred the crude oil and refined product pipelines, terminalling and storage assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics (successor). The transfer of assets and certain liabilities to Valero Logistics represented a reorganization of entities under common control and was recorded at historical cost.

Effective with the closing of an initial public offering of common units of Valero L.P. on April 16, 2001, the ownership of Valero Logistics held by various subsidiaries of Ultramar Diamond Shamrock was transferred to Valero L.P. in exchange for ownership interests (common and subordinated units) in Valero L.P. This transfer also represented a reorganization of entities under common control and was recorded at historical cost.

These audited financial statements represent the consolidated and combined financial statements of Valero L.P., Valero Logistics, the Wichita Falls Business and the Ultramar Diamond Shamrock Logistics Business as follows:

        - consolidated and combined financial statements of Valero L.P., Valero Logistics (successor) and the Wichita Falls Business as of December 31, 2001;

        - consolidated financial statements of Valero L.P. and Valero Logistics (successor) for the period from April 16, 2001 to December 31, 2001;

        - combined financial statements of Valero L.P. and Valero Logistics (successor) as of December 31, 2000 and for the period from July 1, 2000 to December 31, 2000 and the period from January 1, 2001 to April 15, 2001; and

        - combined financial statements of Valero L.P., Valero Logistics and the Ultramar Diamond Shamrock Logistics Business (predecessor) for the year ended December 31, 1999 and for the six months ended June 30, 2000.

This consolidated and combined financial statement presentation more clearly reflects our financial position and results of operations as a result of the recent reorganizations of entities under common control.

OPERATIONS

Our operations include interstate pipelines, which are subject to regulation by the Federal Energy Regulatory Commission (FERC) and intrastate pipelines, which are subject to regulation by either the Texas Railroad Commission, the Oklahoma Public Utility Commission or the Colorado Public Utility Commission, depending on the location of the pipeline. These regulations include rate regulations, which govern the tariff rates charged to pipeline customers for transportation through a pipeline. Tariff rates for each pipeline are required to be filed with the respective commission upon completion of a pipeline and when a tariff rate is being revised. In addition, the regulations include annual reporting requirements for each pipeline.

The following is a listing of our principal assets and operations:

CRUDE OIL PIPELINES
Corpus Christi to Three Rivers
Wasson to Ardmore (both pipelines)
Ringgold to Wasson
Dixon to McKee
Wichita Falls to McKee
Various other crude oil pipelines

REFINED PRODUCT PIPELINES
McKee to El Paso
McKee to Denver (operated by Phillips Pipeline Company)
McKee to Colorado Springs to Denver
McKee to Amarillo (both pipelines) to Abernathy
Amarillo to Albuquerque
Three Rivers to San Antonio
Three Rivers to Laredo
Ardmore to Wynnewood
Various other refined product pipelines

CRUDE OIL STORAGE FACILITIES AND REFINED PRODUCT TERMINALS
Corpus Christi crude oil storage facility
Ringgold crude oil storage facility
Wichita Falls crude oil storage facility
Southlake refined product terminal
El Paso refined product terminal
Amarillo refined product terminal
Denver refined product terminal
Colorado Springs refined product terminal
San Antonio refined product terminal
Laredo refined product terminal
Various other crude oil storage facilities and refined product terminals

INVESTMENT IN SKELLY-BELVIEU PIPELINE COMPANY, LLC
Formed in 1993, the Skelly-Belvieu Pipeline Company, LLC (Skelly-Belvieu Pipeline Company) owns a natural gas liquids pipeline that begins in Skellytown, Texas and extends to Mont Belvieu, Texas near Houston. Skelly-Belvieu Pipeline Company is owned 50% by Valero Logistics and 50% by Phillips Pipeline Company.

ASSETS RETAINED BY VALERO ENERGY (FORMERLY ULTRAMAR DIAMOND SHAMROCK)
Ultramar Diamond Shamrock and its affiliates had retained certain pipeline, terminalling and storage assets as of July 1, 2000 because they were either (a) undergoing construction activities, (b) being evaluated for other developmental opportunities or (c) inactive. We had the option to purchase the assets that were undergoing construction activities, which consisted of the Wichita Falls crude oil pipeline and crude oil storage facility, the Southlake refined product terminal and the Ringgold crude oil storage facility. The Southlake refined product terminal and the Ringgold crude oil storage facility were purchased by us in 2001, and the Wichita Falls crude oil pipeline and crude oil storage facility was purchased by us on February 1, 2002 (see Note 4: Acquisitions).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: These consolidated and combined financial statements include the accounts and operations of Valero L.P., Valero Logistics and the Wichita Falls Business (effective December 31, 2001). All intercompany transactions have been eliminated. The investment in Skelly-Belvieu Pipeline Company is accounted for under the equity method. The operations of certain of the crude oil and refined product pipelines and terminals that are jointly owned with other companies are proportionately consolidated in the accompanying financial statements.

Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to commitments, contingencies and environmental liabilities, based on currently available information. Changes in facts and circumstances may result in revised estimates.

Cash and Cash Equivalents: All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

Property, Plant and Equipment: Property, plant and equipment is stated at cost. Additions to property, plant and equipment, including maintenance and expansion capital expenditures and capitalized interest, are recorded at cost. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the operating capacity of existing assets, whether through construction or acquisition. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. For certain interstate pipelines, the depreciation rate used is based on FERC requirements and ranges from 1% to 17% of the net asset value. When property, plant and equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized as gain or loss in the statement of income in the year retired.

Goodwill: The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over 20 years. Effective January 1, 2002, amortization of goodwill ceased and the unamortized balance will be tested annually for impairment. See the discussion of FASB Statement No. 142 below regarding these required accounting changes.

Impairment: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows. Effective January 1, 2002, impairment accounting requirements will change. See the discussion of FASB Statement No. 144 below regarding the required accounting change.

Environmental Remediation Costs: Environmental remediation costs are expensed and the associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, including direct internal costs, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

Revenue Recognition: Revenues are derived from interstate and intrastate pipeline transportation, storage and terminalling of refined products and crude oil. Transportation revenues (based on pipeline tariff rates) are recognized as refined product or crude oil is transported through the pipelines. In the case of crude oil pipelines, the cost of the storage operations are included in the crude oil pipeline tariff rates. Terminalling revenues (based on a terminalling fee) are recognized as refined products are moved into the terminal and as additives are blended with refined products.

Operating Expenses: Operating expenses consist primarily of fuel and power costs, telecommunication costs, labor costs of pipeline field and support personnel, maintenance, utilities, insurance and taxes other than income taxes. Such expenses are recognized as incurred.

Federal and State Income Taxes: For the periods prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business was included in the consolidated federal and state income tax returns of Ultramar Diamond Shamrock. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. The current portion of income taxes payable prior to July 1, 2000 was due to Ultramar Diamond Shamrock and has been included in the net parent investment amount.

The Wichita Falls Business was included in Ultramar Diamond Shamrock's (now Valero Energy's) consolidated federal and state income tax returns. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. No recognition will be given to federal or state income taxes associated with the Wichita Falls Business for financial statement purposes for periods subsequent to its acquisition by Valero L.P. The deferred income tax liabilities related to the Wichita Falls Business as of February 1, 2002 were retained by Valero

Energy and were credited to net parent investment upon the transfer of the Wichita Falls Business to Valero L.P.

Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. Accordingly, the taxable income or loss of Valero L.P. and Valero Logistics, which may vary substantially from income or loss reported for financial reporting purposes, is generally includable in the federal and state income tax returns of the individual partners. For transfers of publicly held units subsequent to the initial public offering, we have made an election permitted by section 754 of the Internal Revenue Code to adjust the common unit purchaser's tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expense to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder's purchase price for the common units.

Restatement of Consolidated and Combined Statements of Cash Flow: The consolidated and combined statements of cash flows have been restated to reclassify distributions received from Skelly-Belvieu Pipeline Company to conform to the 2002 presentation. Distributions that relate to equity income generated by the joint venture are reflected as cash flows from operating activities while distributions in excess of equity income generated by the joint venture are reflected as cash flows from investing activities.

Net Parent Investment: The net parent investment, prior to July 1, 2000, represents a net balance as the result of various transactions between the Ultramar Diamond Shamrock Logistics Business and Ultramar Diamond Shamrock. There are no terms of settlement or interest charges associated with this balance. The balance was the result of the Ultramar Diamond Shamrock Logistics Business' participation in Ultramar Diamond Shamrock's central cash management program, wherein all of the Ultramar Diamond Shamrock Logistics Business' cash receipts were remitted to Ultramar Diamond Shamrock and all cash disbursements were funded by Ultramar Diamond Shamrock. Other transactions included intercompany transportation, storage and terminalling revenues and related expenses, administrative and support expenses incurred by Ultramar Diamond Shamrock and allocated to the Ultramar Diamond Shamrock Logistics Business, and income taxes. In conjunction with the transfer of the assets and liabilities of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics on July 1, 2000, Valero L.P. and Valero Logistics issued limited and general partner interests to various Ultramar Diamond Shamrock subsidiaries.

The net parent investment as of December 31, 2001 represents the historical cost to Valero Energy, net of deferred income tax liabilities and certain other accrued liabilities, related to the Wichita Falls Business. The Wichita Falls Business is included in Valero L.P. as of December 31, 2001 due to a reorganization of entities under common control resulting from the acquisition of the Wichita Falls Business by Valero L.P. on February 1, 2002, for which we paid $64,000,000 to Valero Energy and Valero Energy retained the existing accrued liabilities and deferred income tax liabilities. There are no terms of settlement or interest charges associated with this balance.

Partners' Equity: Effective April 16, 2001, Valero L.P.'s consolidated partners' equity consisted of 2% general partner interest and 98% limited partners' interest (represented by common and subordinated units). From July 1, 2000 through April 15, 2001, both Valero L.P. and Valero Logistics partners' equity consisted of a 1% general partner interest and a 99% limited partner interest.

Net Income per Unit: The computation of basic net income per unit is based on the weighted-average number of common and subordinated units outstanding during the year. Diluted net income per unit is based on the weighted average number of common and subordinated units outstanding during the year and, to the extent dilutive, unit equivalents consisting of unit options and restricted units.

Segment Disclosures: We operate in only one segment, the petroleum pipeline segment of the oil and gas industry.

Derivative Instruments: In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends Statement No. 133. Statement No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. We adopted Statement No. 133, as amended, effective January 1, 2001 and there was no impact as we do not hold or trade derivative instruments.

Reclassifications: Certain previously reported amounts have been reclassified for comparative purposes.

ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT NO. 141

In June 2001, the FASB issued Statement No. 141, "Business Combinations." Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. We implemented Statement No. 141 on July 1, 2001; however, the acquisition of the Southlake refined product terminal, the Ringgold crude oil storage facility and the Wichita Falls Business have been accounted for at historical cost because they were acquired from our parent.

FASB STATEMENT NO. 142

Also in June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but such lives will not be limited to 40 years. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of Statement No. 142 are to be reported as resulting from a change in accounting principle. We have reviewed the requirements of Statement No. 142 and the impact of adoption effective January 1, 2002 resulted in the cessation of goodwill amortization beginning January 1, 2002, which amortization approximates $300,000 annually. In addition, we believe that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

FASB STATEMENT NO. 143

Also in June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. We are currently evaluating the impact of adopting this new statement.

FASB STATEMENT NO. 144

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. There was no impact to our financial position or results of operations as a result of adopting this statement effective January 1, 2002.

FASB STATEMENT NO. 145

In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement:

        - rescinds Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt,"

        - rescinds Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,"

        - rescinds Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and

        - amends Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of Statement No. 145 related to the rescission of Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002 and the provisions of this statement related to the Statement No. 13 sale-leaseback inconsistency shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002, with earlier application encouraged. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

NOTE 3: INITIAL PUBLIC OFFERING

On April 16, 2001, Valero L.P. completed its initial public offering of common units, by selling 5,175,000 common units to the public at $24.50 per unit. Total proceeds before offering costs and underwriters' commissions were $126,787,000. After the offering, outstanding equity included 9,599,322 common units, including 4,424,322 held by UDS Logistics, LLC, a subsidiary of Valero Energy, 9,599,322 subordinated units held by UDS Logistics, LLC and a 2% general partner interest held by Riverwalk Logistics.

Concurrent with the closing of Valero L.P.'s initial public offering, Valero Logistics borrowed $20,506,000 under its existing revolving credit facility. The net proceeds from the initial public offering and the borrowings under the revolving credit facility were used to repay the debt due to parent, make a distribution to affiliates of Valero Energy for reimbursement of previous capital expenditures incurred with respect to the assets transferred to us, and for working capital purposes.

A summary of the proceeds received and use of proceeds is as follows (in thousands):

Proceeds received:
   Sale of common units to the public.......................   $126,787
   Borrowings under the revolving credit facility...........     20,506
                                                               --------
      Total proceeds........................................    147,293
                                                               --------
Use of proceeds:
   Underwriters' commissions................................      8,875
   Professional fees and other costs........................      6,000
   Debt issuance costs......................................        436
   Repayment of debt due to parent..........................    107,676
   Reimbursement of capital expenditures....................     20,517
                                                               --------
      Total use of proceeds.................................    143,504
                                                               --------
      Net proceeds remaining................................   $  3,789
-----------------------------------------------------------------------

NOTE 4: ACQUISITIONS

On July 2, 2001, we acquired the Southlake refined product terminal located in Dallas, Texas from Ultramar Diamond Shamrock for $5,600,000, the option purchase price per the Omnibus Agreement. We paid for the terminal with available cash on hand, a portion of which was borrowed at the time of the initial public offering. During the six months ended December 31, 2001, the Southlake refined product terminal averaged approximately 25,000 barrels per day of throughput and increased our operating income by approximately $750,000.

On December 1, 2001, we acquired the crude oil storage facility at Ringgold, Texas from Ultramar Diamond Shamrock for $5,200,000, the amended option purchase price per the Omnibus Agreement. Valero Logistics borrowed $5,000,000 under its revolving credit facility to acquire the facility. This crude oil storage facility, which has a capacity of 600,000 barrels, will improve crude oil scheduling and enhance the crude oil supply system for Valero Energy's Ardmore and McKee refineries.

On February 1, 2002, we acquired the Wichita Falls Business, which includes the Wichita Falls to McKee crude oil pipeline and the Wichita Falls crude oil storage facility, from Valero Energy for $64,000,000. The acquisition was funded with $64,000,000 of borrowings under the revolving credit facility. The pipeline, which runs from Wichita Falls, Texas to Valero Energy's McKee refinery, has a capacity of 110,000 barrels per day and the storage facility has a capacity of 660,000 barrels.

The balance sheet of the Wichita Falls Business as of December 31, 2001, which is included in the consolidated and combined balance sheet as of December 31, 2001, includes the following amounts in the respective captions.

-------------------------------------------------------------------------------
                                                                  WICHITA FALLS
                                                                       BUSINESS
(IN THOUSANDS)                                                DECEMBER 31, 2001
-------------------------------------------------------------------------------
BALANCE SHEET CAPTION:
   Property, plant and equipment............................            $64,160
   Accounts payable and accrued liabilities.................                131
   Taxes other than income taxes............................                251
   Deferred income tax liabilities..........................             13,147
   Net parent investment....................................             50,631
-------------------------------------------------------------------------------

The following unaudited pro forma financial information for the year ended December 31, 2001 assumes that the Wichita Falls Business was acquired on January 1, 2001 with borrowings under the revolving credit facility.

-------------------------------------------------------------------------------
                                                                      PRO FORMA
                                                                     YEAR ENDED
(IN THOUSANDS)                                                DECEMBER 31, 2001
-------------------------------------------------------------------------------
PRO FORMA INCOME STATEMENT INFORMATION:
   Revenues.................................................           $117,312
   Total costs and expenses.................................            (59,993)
   Operating income.........................................             57,319
   Net income...............................................             53,686
-------------------------------------------------------------------------------

Since Valero L.P. did not complete its IPO until April 16, 2001, pro forma net income applicable to the period April 16, 2001 to December 31, 2001 would have been $41,844,000, of which $41,007,000 would have related to the limited partners. Pro forma net income per unit applicable to the period after April 15, 2001 would have been $2.14 per unit.

NOTE 5: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consisted of the following:

-------------------------------------------------------------------------------------------
                                                          ESTIMATED            DECEMBER 31,
                                                             USEFUL   ---------------------
(IN THOUSANDS)                                                LIVES        2000        2001
-------------------------------------------------------------------------------------------
                                                            (YEARS)
Land and land improvements..............................       0-20   $     830   $     888
Buildings...............................................         35       3,289       5,392
Pipeline and equipment..................................       3-40     345,761     427,227
Rights of way...........................................      20-35      25,477      29,857
Construction in progress................................          -      13,180       7,037
                                                          ---------------------------------
   Total................................................                388,537     470,401
Accumulated depreciation and amortization...............               (108,520)   (121,389)
                                                          ---------------------------------
   Property, plant and equipment, net...................              $ 280,017   $ 349,012
-------------------------------------------------------------------------------------------

In August 1999, upon the completion of an expansion of the McKee to El Paso refined product pipeline, we sold an 8.33% interest in the pipeline and the El Paso refined product terminal to Phillips Petroleum Company for $12,000,000, resulting in a pre-tax gain of $2,478,000. The ownership interest sold in the McKee to El Paso refined product pipeline and terminal represented excess throughput capacity that we had not utilized, thus revenues did not decline as a result of the sale.

Capitalized interest costs included in property, plant and equipment were $115,000 and $298,000 for the years ended December 31, 1999 and 2001, respectively. No interest was capitalized in the six months ended June 30, 2000 or in the six months ended December 31, 2000.

NOTE 6: INVESTMENT IN SKELLY-BELVIEU PIPELINE COMPANY

We own a 50% interest in Skelly-Belvieu Pipeline Company, which is accounted for under the equity method. The following presents summarized unaudited financial information related to Skelly-Belvieu Pipeline Company as of December 31, 2000 and 2001, for the years ended December 31, 1999 and 2001 and for the six months ended June 30, 2000 and December 31, 2000:

---------------------------------------------------------------------------------------------
                                                     SIX MONTHS     SIX MONTHS
                                        YEAR ENDED        ENDED          ENDED     YEAR ENDED
                                      DECEMBER 31,     JUNE 30,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS)                                1999         2000           2000           2001
---------------------------------------------------------------------------------------------
STATEMENT OF INCOME INFORMATION:
Revenues............................       $12,133       $6,902         $6,883        $12,287
Income before income taxes..........         5,954        3,469          3,517          5,587
Valero Logistics' share of net
   income...........................         3,874        1,926          1,951          3,179
Valero Logistics' share of
   distributions....................         4,238        2,306          2,352          2,874
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                    DECEMBER 31,
                                                              ------------------
(IN THOUSANDS)                                                   2000       2001
--------------------------------------------------------------------------------
BALANCE SHEET INFORMATION:
Current assets..............................................  $ 1,618    $ 1,653
Property, plant and equipment, net..........................   50,649     50,195
                                                              ------------------
   Total assets.............................................  $52,267    $51,848
                                                              ------------------
Current liabilities.........................................  $   369    $   111
Members' equity.............................................   51,898     51,737
                                                              ------------------
   Total liabilities and members' equity....................  $52,267    $51,848
--------------------------------------------------------------------------------

NOTE 7: LONG-TERM DEBT

On December 15, 2000, Valero Logistics entered into a five-year $120,000,000 revolving credit facility. Borrowings under the revolving credit facility bear interest at either an alternative base rate or LIBOR at Valero Logistics' option. The revolving credit facility requires that Valero Logistics maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions if any default, as defined in the revolving credit facility, exists or would result from the distribution. Management believes that Valero Logistics is in compliance with all of these ratios and covenants.

In conjunction with Valero L.P.'s initial public offering of common units on April 16, 2001, Valero Logistics borrowed $20,506,000 under the revolving credit facility. The net proceeds from the initial public offering and the borrowings under the revolving credit facility were used to repay the debt due to parent, make a distribution to affiliates of Ultramar Diamond Shamrock for reimbursement of previous capital expenditures incurred with respect to the assets transferred to us, and for working capital purposes.

Valero Logistics made repayments under the revolving credit facility in August 2001 of $5,506,000 and in October 2001 of $4,000,000. In November 2001, Valero
Logistics borrowed $5,000,000 under the revolving credit facility to fund the purchase of the Ringgold crude oil storage facility on December 1, 2001. The outstanding balance as of December 31, 2001 was $16,000,000. On February 1, 2002, Valero Logistics borrowed $64,000,000 under the revolving credit facility to fund the acquisition of the Wichita Falls Business (except certain retained liabilities) from Valero Energy.

In May 1994, the Ultramar Diamond Shamrock Logistics Business entered into a financing agreement with the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) for the construction of a crude oil storage facility. The original note totaled $12,000,000 and is due in annual installments of $1,222,000 through December 31, 2015. Interest on the unpaid principal balance accrues at a rate of 8% per annum. In conjunction with the July 1, 2000 transfer of assets and liabilities to Valero Logistics, the $10,818,000 outstanding indebtedness owed to the Port of Corpus Christi Authority was assumed by Valero Logistics. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi (see Note 10: Commitments and Contingencies).

The aggregate long-term debt repayments are due as follows (in thousands):

2002........................................................   $   462
2003........................................................       449
2004........................................................       485
2005........................................................       524
2006........................................................    16,566
Thereafter..................................................     7,636
                                                               -------
   Total repayments.........................................   $26,122
----------------------------------------------------------------------

Interest payments totaled $948,000, $433,000, $441,000 and $1,559,000 for the year ended December 31, 1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively.

NOTE 8: DEBT DUE TO PARENT

Ultramar Diamond Shamrock, through various subsidiaries, constructed or acquired the various crude oil and refined product pipeline, terminalling and storage assets of the Ultramar Diamond Shamrock Logistics Business. Effective June 30, 2000, in conjunction with the initial public offering of common units of Valero L.P., the subsidiaries of Ultramar Diamond Shamrock which owned the various assets of the Ultramar Diamond Shamrock Logistics Business formalized the terms under which certain intercompany accounts and working capital loans would be settled by executing promissory notes with an aggregate principal balance of $107,676,000. The promissory notes required that the principal be repaid no later than June 30, 2005 and bear interest at a rate of 8% per annum on the unpaid balance. Effective July 1, 2000, the $107,676,000 of debt due to parent was assumed by Valero Logistics. Interest expense accrued and recorded as a reduction of receivable from parent totaled $4,307,000 for the six months ended December 31, 2000 and $2,513,000 for the period January 1, 2001 through April 15, 2001.

Concurrent with the closing of Valero L.P.'s initial public offering on April 16, 2001, we repaid these promissory notes using a portion of the net proceeds from the initial public offering and borrowings under the $120,000,000 revolving credit facility (see Note 3: Initial public offering).

NOTE 9: ENVIRONMENTAL MATTERS

Our operations are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which we operate. Although we believe our operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses.

The balances of and changes in accruals for environmental matters which were included in accrued liabilities and other long-term liabilities, prior to July 1, 2000, consisted of the following:

---------------------------------------------------------------------------------------
                                                                             SIX MONTHS
                                                                YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
(IN THOUSANDS)                                                        1999         2000
---------------------------------------------------------------------------------------
Balance as of beginning of period...........................       $ 4,319      $ 2,757
  Additions to (reductions from) accrual....................        (1,114)         100
  Liabilities retained by Ultramar Diamond Shamrock.........            --       (2,507)
  Payments..................................................          (448)        (350)
                                                              -------------------------
Balance as of end of period.................................       $ 2,757       $   --
---------------------------------------------------------------------------------------

During 1999, based on the annual review of environmental liabilities, it was determined that certain liabilities were overstated as the required cleanup obligations were less than originally estimated. Accordingly, environmental liabilities were reduced $1,114,000.

In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics Operations for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Valero L.P., Ultramar Diamond Shamrock agreed to indemnify Valero L.P. for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. Effective with the acquisition of Ultramar Diamond Shamrock, Valero Energy has assumed this environmental indemnification. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition.

Environmental exposures are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position. As of December 31, 2001, we have not incurred any environmental liabilities which were not covered by the environmental indemnification.

In conjunction with the sale of the Wichita Falls Business to Valero L.P., Valero Energy has agreed to indemnify Valero L.P. for any environmental liabilities that arose prior to February 1, 2002 and are discovered by April 15, 2011. As of and for the years ended December 31, 1999, 2000 and 2001, the Wichita Falls Business did not incur any environmental liability, thus there is no accrual as of December 31, 2001.

NOTE 10: COMMITMENTS AND CONTINGENCIES

In May 1994, the Ultramar Diamond Shamrock Logistics Business entered into several agreements with the Port Authority of Corpus Christi including a crude oil dock user agreement, a land lease agreement and a note agreement. The crude oil dock user agreement allows us to operate and manage a crude oil dock in Corpus Christi for a five-year period beginning August 1, 1994 and the agreement has automatically been renewed annually since August, 1999. We share use of the crude oil dock with two other users and operating costs are split evenly among the three users. The crude oil dock user agreement requires that we collect wharfage fees, based on the quantity of barrels off loaded from each vessel, and dockage fees, based on vessels berthing at the dock. These fees are remitted to the Port Authority of Corpus Christi monthly. The wharfage and one-half of the dockage fees that we pay for the use of the crude oil dock reduces the annual amount we owe to the Port Authority of Corpus Christi under the note agreement discussed in Note 7: Long-term debt. The wharfage and dockage fees for our use of the crude oil dock totaled $1,302,000, $698,000, $692,000 and $1,449,000 for the year ended December 31, 1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively.

Effective April 1988, the Ultramar Diamond Shamrock Logistics Business, along with five other users entered into a refined product dock user agreement with the Port Authority of Corpus Christi to use a refined product dock for a two-year period and the agreement has automatically been renewed annually since April, 1990. We also operate the refined product dock and operating costs are split between us and one other user. We are responsible for collecting and remitting the refined product wharfage and dockage fees to the Port Authority of Corpus Christi. The wharfage and dockage fees for our use of the refined product dock totaled $211,000, $114,000, $86,000 and $166,000 for the year ended
December 31, 1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively.

The crude oil and the refined product docks provide Valero Energy's Three Rivers refinery access to marine facilities to receive crude oil and deliver refined products. For the years ended

December 31, 1999, 2000 and 2001, the Three Rivers refinery received 91%, 93% and 92%, respectively, of its crude oil requirements from crude oil received at the crude oil dock. Also, for the years ended December 31, 1999, 2000 and 2001, 7%, 6% and 6%, respectively, of the refined products produced at the Three Rivers refinery were transported via pipeline to the Corpus Christi refined product dock.

We have the following land leases related to refined product terminals and crude oil storage facilities:

      - Corpus Christi crude oil storage facility: a 20-year noncancellable operating lease on 31.35 acres of land through 2014, at which time the lease is renewable every five years, for a total of 20 renewable years.

      - Corpus Christi refined product terminal: a 5-year noncancellable operating lease on 5.21 acres of land through 2006, and a 5-year noncancellable operating lease on 8.42 acres of land through 2002, at which time the agreements are renewable for at least three five-year periods.

      - Harlingen refined product terminal: a 13-year noncancellable operating lease on 5.88 acres of land through 2008, and a 30-year noncancellable operating lease on 9.04 acres of land through 2008.

      - Colorado Springs airport terminal: a 50-year noncancellable operating lease on 46.26 acres of land through 2043, at which time the lease is renewable for another 50-year period.

The above land leases require monthly payments totaling $18,000 and are adjustable every five years based on changes in the Consumer Price Index. In addition, we lease certain equipment and vehicles under operating lease agreements expiring through 2002.

Future minimum rental payments applicable to noncancellable operating leases as of December 31, 2001, are as follows (in thousands):

2002........................................................   $  205
2003........................................................      188
2004........................................................      188
2005........................................................      188
2006........................................................      174
Thereafter..................................................    1,586
                                                               ------
Future minimum lease payments...............................   $2,529
---------------------------------------------------------------------

Rental expense for all operating leases totaled $315,000, $203,000, $53,000 and $281,000 for the year ended December 31, 1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively.

We are involved in various lawsuits, claims and regulatory proceedings incidental to our business. In the opinion of management, the outcome of such matters will not have a material adverse effect on our financial position or results of operations.

NOTE 11: INCOME TAXES

As discussed in "Note 2: Summary of significant accounting policies," Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. However, the operations of the Ultramar Diamond Shamrock Logistics Business were subject to federal and state income taxes and the results of operations prior to July 1, 2000 were included in Ultramar Diamond Shamrock's consolidated federal and state income tax returns. In addition, the Wichita Falls Business is subject to federal and state income taxes prior to its acquisition on February 1, 2002. The amounts presented below relate only to the Ultramar Diamond Shamrock Logistics Business prior to July 1, 2000 and the Wichita Falls Business as of December 31, 2001 and were calculated as if the Businesses filed separate federal and state income tax returns.

The transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Valero Logistics was deemed a change in tax status. Accordingly, the deferred income tax liability as of June 30, 2000 of $38,217,000 was written off through the statement of income in the caption, benefit (provision) for income taxes.

The benefit (provision) for income taxes consisted of the following:

---------------------------------------------------------------------------------------
                                                                            PREDECESSOR
                                                              -------------------------
                                                                             SIX MONTHS
                                                                YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
(IN THOUSANDS)                                                        1999         2000
---------------------------------------------------------------------------------------
Current:
   Federal..................................................      $(20,036)     $(5,132)
   State....................................................        (2,863)        (733)
Deferred:
   Federal..................................................        (3,327)      (1,415)
   State....................................................          (295)        (125)
Write-off of the deferred income tax liability..............             -       38,217
                                                              -------------------------
   Benefit (provision) for income taxes.....................      $(26,521)     $30,812
---------------------------------------------------------------------------------------

Deferred income taxes arise from temporary differences between the income tax bases of assets and liabilities and their reported amounts in the financial statements. The components of the net deferred income tax liabilities consisted of the following:

-------------------------------------------------------------------------------------------
                                                       ULTRAMAR DIAMOND
                                                     SHAMROCK LOGISTICS
                                                               BUSINESS       WICHITA FALLS
                                                          (PREDECESSOR)            BUSINESS
(IN THOUSANDS)                                            JUNE 30, 2000   DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
Deferred income tax liabilities:
Excess of book basis over tax basis of:
   Property, plant and equipment...................            $36,212              $13,147
   Investment in Skelly-Belvieu Pipeline Company...              2,960                    -
                                                     --------------------------------------
      Total deferred income tax liabilities........             39,172               13,147
Deferred income tax assets --
   Accrued liabilities and payables................               (955)                   -
                                                     --------------------------------------
      Net deferred income tax liabilities..........            $38,217              $13,147
-------------------------------------------------------------------------------------------

The differences between the Ultramar Diamond Shamrock Logistics Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

------------------------------------------------------------------------------------------
                                                                               PREDECESSOR
                                                      ------------------------------------
                                                             YEAR ENDED   SIX MONTHS ENDED
                                                      DECEMBER 31, 1999      JUNE 30, 2000
------------------------------------------------------------------------------------------
U.S. federal statutory rate.........................               35.0%              35.0%
State income taxes, net of federal taxes............                3.1                3.1
Non-deductible goodwill.............................                0.2                0.3
                                                      ------------------------------------
   Effective income tax rate........................               38.3%              38.4%
------------------------------------------------------------------------------------------

Income taxes paid to Ultramar Diamond Shamrock totaled $22,899,000 and $5,865,000 for the year ended December 31, 1999 and for the six months ended June 30, 2000, respectively. The differences between net income and taxable net income are reconciled as follows:

------------------------------------------------------------------------------------------
                                                                               PREDECESSOR
                                                      ------------------------------------
                                                             YEAR ENDED   SIX MONTHS ENDED
(IN THOUSANDS)                                        DECEMBER 31, 1999      JUNE 30, 2000
------------------------------------------------------------------------------------------
Net income..........................................            $42,798            $49,970
(Benefit) provision for income taxes................             26,521            (30,812)
Tax depreciation and amortization in excess of book
   depreciation and amortization....................             (7,990)            (3,076)
Book equity income in excess of taxable income of
   Skelly-Belvieu Pipeline Company..................               (790)              (567)
Other, net..........................................             (3,288)              (983)
                                                      ------------------------------------
      Taxable net income............................            $57,251            $14,532
------------------------------------------------------------------------------------------

NOTE 12: FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The estimated fair value of our fixed rate debt as of December 31, 2000 and 2001 was $119,220,000 and $11,240,000, respectively, as compared to the carrying value of $118,360,000 and $10,122,000, respectively. These fair values were estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements. Valero L.P. has not utilized derivative financial instruments related to these borrowings. Interest rates on borrowings under the revolving credit facility float with market rates and thus the carrying amount approximates fair value.

Substantially all of our revenues are derived from Valero Energy and its various subsidiaries. Valero Energy transports crude oil to three of its refineries using our various crude oil pipelines and storage facilities and transports refined products to its company-owned retail operations or wholesale customers using our various refined product pipelines and terminals. Valero Energy and its subsidiaries are investment grade customers; therefore, we do not believe that the trade receivables from Valero Energy represent a significant credit risk. However, the concentration of business with Valero Energy, which is a large refining and retail marketing company, has the potential to impact our overall exposure, both positively and negatively, to changes in the refining and marketing industry.

NOTE 13: RELATED PARTY TRANSACTIONS

We have related party transactions with Valero Energy for pipeline tariff and terminalling fee revenues, certain employee costs, insurance costs, administrative costs and interest expense on the debt due to parent (for the period from July 1, 2000 to April 15, 2001). The receivable from parent as of December 31, 2000 and 2001 represents the net amount due from Valero Energy for these related party transactions and the net cash collected under Valero Energy's centralized cash management program on our behalf, respectively.

The following table summarizes transactions with Valero Energy (formerly Ultramar Diamond Shamrock):

------------------------------------------------------------------------------------------------
                                                       PREDECESSOR                     SUCCESSOR
                                         -------------------------   ---------------------------
                                                        SIX MONTHS     SIX MONTHS
                                           YEAR ENDED        ENDED          ENDED     YEAR ENDED
                                         DECEMBER 31,     JUNE 30,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS)                                   1999         2000           2000           2001
------------------------------------------------------------------------------------------------
Revenues................................     $108,467      $44,187        $47,210        $98,166
Operating expenses......................        9,614        5,393          5,718         11,452
General and administrative expenses.....        5,201        2,839          2,600          5,200
Interest expense on debt due to parent..            -            -          4,307          2,513
------------------------------------------------------------------------------------------------

SERVICES AGREEMENT

Effective July 1, 2000, Ultramar Diamond Shamrock entered into a Services Agreement with us, whereby Ultramar Diamond Shamrock agreed to provide the corporate functions of legal, accounting, treasury, information technology and other services for an annual fee of $5,200,000 for a period of eight years. The $5,200,000 is adjustable annually based on the

Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Management believes that the $5,200,000 is a reasonable approximation of the general and administrative costs related to the pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs to be incurred from third parties as a result of Valero L.P. being a publicly held entity.

The Services Agreement also requires that we reimburse Ultramar Diamond Shamrock for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Ultramar Diamond Shamrock relating solely to us. These employee costs include salary, wages and benefit costs. Concurrent with the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy became the obligor under the Services Agreement.

Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to partners, which jointly own certain pipelines and terminals with us. The net amount of general and administrative costs allocated to partners of jointly owned pipelines totaled $503,000, $249,000, $251,000 and $581,000 for the year ended December 31, 1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively.

PIPELINES AND TERMINALS USAGE AGREEMENT

On April 16, 2001, Ultramar Diamond Shamrock entered into a Pipelines and Terminals Usage Agreement with us, whereby Ultramar Diamond Shamrock agreed to use our pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April, 2008. For the year ended December 31, 2001, Ultramar Diamond Shamrock used our pipelines to transport 78% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and Ultramar Diamond Shamrock used our terminalling services for 60% of all refined products shipped from these refineries. Valero Energy also assumed the obligation under the Pipelines and Terminals Usage Agreement in conjunction with the acquisition of Ultramar Diamond Shamrock by Valero Energy.

If market conditions change with respect to the transportation of crude oil or refined products or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals at the required levels, Valero Energy's obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect.

NOTE 14: EMPLOYEE BENEFIT PLANS

The employees who work in Valero L.P. are included in the various employee benefit plans of Valero Energy. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e. stock options and bonuses) and other such benefits.

Our share of allocated parent company employee benefit plan expenses was $1,197,000, $702,000, $662,000 and $1,346,000 for the year ended December 31,
1999, the six months ended June 30, 2000 and December 31, 2000 and the year ended December 31, 2001, respectively. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

NOTE 15: IMPACT OF TARIFF RATE AND TERMINALLING REVENUE CHANGES

Over the past several years, we have expanded the throughput capacity of several of our crude oil and refined product pipelines. The historical tariff rates were based on initial pipeline cost and were not revised upon subsequent expansions or increases or decreases in throughput levels.

As a result, we filed revised tariff rates on many of our crude oil and refined product pipelines to reflect the total cost of the pipeline, the current throughput capacity, the current throughput utilization and other market conditions. The revised tariff rates were implemented January 1, 2000 and the overall impact of the tariff rate changes resulted in a decrease to revenues.

Prior to 1999, we did not charge a separate terminalling fee for terminalling services at the refined product terminals. Terminalling revenues for 1998 and prior years were recognized based on the total costs incurred at the terminals, which costs were charged back to the related refinery. Effective January 1, 1999, we began charging a separate terminalling fee at the refined product terminals. The terminalling fee was established at a rate that we believed to be competitive with rates charged by other entities for terminalling similar refined products. Since the terminalling fee now includes a margin of profit, terminalling revenues increased.

If the revised tariff rates had been implemented effective January 1, 1999 revenues would have decreased approximately 20%.

NOTE 16: RESTRICTED UNITS

Valero GP, LLC (formerly Shamrock Logistics GP, LLC), the general partner of Riverwalk Logistics, adopted a long-term incentive plan under which restricted units and distribution equivalent rights (DERs) may be awarded to certain key employees and non-employees. In July 2001, Valero GP, LLC granted 205 restricted units and DERs to each of its two outside directors. The restricted units were to vest at the end of a three-year period and be paid in cash. The DERs were to accumulate equivalent distributions that other unitholders receive over the vesting period. For the year ended December 31, 2001, we recognized $2,000 of compensation expense associated with the restricted units and DERs that were granted.

NOTE 17: NET INCOME PER UNIT

The following table provides details of the basic and diluted net income per unit computations:

-------------------------------------------------------------------------------------------
                                                                 PERIOD FROM APRIL 16, 2001
                                                                       TO DECEMBER 31, 2001
                                                     --------------------------------------
                                                      NET INCOME           UNITS   PER UNIT
(IN THOUSANDS)                                       (NUMERATOR)   (DENOMINATOR)     AMOUNT
-------------------------------------------------------------------------------------------
Limited partners' interest in net income applicable
  to the period after April 15, 2001...............      $35,032
                                                     --------------------------------------
Basic net income per common and subordinated unit..      $35,032          19,199      $1.82
                                                     --------------------------------------
Dilutive net income per common and subordinated
  unit.............................................      $35,032          19,199      $1.82
-------------------------------------------------------------------------------------------

We generated sufficient net income such that the amount of net income allocated to common units was equal to the amount allocated to the subordinated units, after consideration of the general partner interest.

NOTE 18: ALLOCATIONS OF NET INCOME AND CASH DISTRIBUTIONS

Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are done after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner, Riverwalk Logistics.

The outstanding subordinated units are held by UDS Logistics, LLC, the limited partner of Riverwalk Logistics, and there is no established public market for their trading. During the subordination period, the holders of Valero L.P. common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of Valero L.P. subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after December 31, 2005 if (1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) the adjusted operating surplus, as defined in Valero L.P.'s partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable it to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods.

In addition, all of the subordinated units may convert to common units on a one-for-one basis on the first day following the record date for distributions for the quarter ending December 31, 2005, if Valero L.P. meets the tests set forth in the partnership agreement. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

During the subordination period, Valero L.P.'s cash is distributed first 98% to the holders of common units and 2% to our general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarter. Any additional cash is distributed 98% to the holders of subordinated units and 2% to our general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution.

Riverwalk Logistics is entitled to incentive distributions if the amount Valero L.P. distributes with respect to any quarter exceeds specified target levels shown below:

-----------------------------------------------------------------------------------
                                                                      PERCENTAGE OF
                                                                       DISTRIBUTION
                                                              ---------------------
                                                                            GENERAL
QUARTERLY DISTRIBUTION AMOUNT PER UNIT                        UNITHOLDERS   PARTNER
-----------------------------------------------------------------------------------
Up to $0.60.................................................          98%        2%
Above $0.60 up to $0.66.....................................          90%       10%
Above $0.66 up to $0.90.....................................          75%       25%
Above $0.90.................................................          50%       50%
-----------------------------------------------------------------------------------

The quarterly cash distributions applicable to 2001 were as follows:

------------------------------------------------------------------------------------------
                                                                                    AMOUNT
YEAR 2001                                        RECORD DATE       PAYMENT DATE   PER UNIT
------------------------------------------------------------------------------------------
4th Quarter...............................  February 1, 2002  February 14, 2002      $0.60
3rd Quarter...............................  November 1, 2001  November 14, 2001       0.60
2nd Quarter...............................    August 1, 2001    August 14, 2001       0.50
------------------------------------------------------------------------------------------

NOTE 19: QUARTERLY FINANCIAL DATA (UNAUDITED)

-------------------------------------------------------------------------------------------
                                                  PREDECESSOR           SUCCESSOR
                                            -----------------   -----------------
                                              FIRST    SECOND     THIRD    FOURTH
(IN THOUSANDS, EXCEPT PER UNIT DATA)        QUARTER   QUARTER   QUARTER   QUARTER     TOTAL
-------------------------------------------------------------------------------------------
2000:
Revenues..................................  $21,406   $23,097   $24,903   $22,647   $92,053
Operating income..........................    8,604     9,061    12,298    11,186    41,149
Net income(1).............................    5,695    44,275    11,041     9,646    70,657
Pro forma net income per unit(2)..........     0.29      2.26      0.56      0.49      3.60
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                                        SUCCESSOR
                                            -------------------------------------
                                              FIRST    SECOND     THIRD    FOURTH
(IN THOUSANDS, EXCEPT PER UNIT DATA)        QUARTER   QUARTER   QUARTER   QUARTER     TOTAL
-------------------------------------------------------------------------------------------
2001:
Revenues..................................  $23,422   $23,637   $26,857   $24,911   $98,827
Operating income..........................   10,361    10,319    13,430    12,395    46,505
Net income................................    8,786    10,356    13,771    12,960    45,873
Net income per unit(3)....................       --      0.46      0.70      0.66      1.82
Pro forma net income per unit(2)..........     0.45      0.53      0.70      0.66      2.34
Cash distributions per unit(4)............       --      0.50      0.60      0.60      1.70
-------------------------------------------------------------------------------------------

(1) Due to a change in tax status, effective July 1, 2000, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income. Net income in the second quarter of 2000 includes this $38,217,000 write-off of the deferred income tax liability less the provision for income taxes of $3,843,000 for the second quarter of 2000. Net income in the first quarter of 2000 includes a provision for income taxes of $3,562,000. Net income before income taxes was $9,257,000 and $9,901,000 for the first and second quarters of 2000, respectively.

(2) Pro forma net income per unit is determined by dividing net income that would have been allocated to the common and subordinated unitholders, which is 98% of net income, by the weighted average number of common and subordinated units outstanding for the period from April 16 to December 31, 2001. Pro forma net income per unit adjusted to eliminate the impact of income taxes for the first and second quarters of 2000 would have been $0.47 and $0.51, respectively.

(3) The net income per unit is based on 19,198,644 units, which was the number of common and subordinated units issued and outstanding from April 16, 2001 (the date of Valero L.P.'s initial public offering) to December 31, 2001. Net income in the net income per unit computation excludes net income applicable to the 2% general partner interest.

(4) Represents cash distributions per unit that were declared for each applicable quarter since Valero L.P. became a publicly held entity.

NOTE 20: SUBSEQUENT EVENTS

As a part of Valero L.P.'s initial public offering, unitholders approved the issuance of 250,000 common units under a long-term incentive plan. On January 21, 2002, Valero GP, LLC granted 55,250 restricted units to key employees and three outside directors. At the end of each year of the three-year vesting period, the grantees are entitled to receive for one third of the restricted units issued, a common unit of Valero L.P. or its fair market value in cash. The grantees of these restricted units will also receive distributions over the vesting period.

PROSPECTUS

                                  $500,000,000

                                  VALERO L.P.

                                  COMMON UNITS

                             ---------------------

                       VALERO LOGISTICS OPERATIONS, L.P.

                                DEBT SECURITIES

              FULLY AND UNCONDITIONALLY GUARANTEED BY VALERO L.P.

                             ---------------------

     Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P.

     Valero Logistics Operations may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by Valero L.P.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The applicable prospectus supplement may also add, update or change information contained in this prospectus.

     You should read this prospectus and the prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Valero L.P. common units are listed for trading on The New York Stock Exchange under the symbol "VLI."

     SEE "RISK FACTORS" ON PAGE 4 TO READ ABOUT IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June 17, 2002.

                               TABLE OF CONTENTS

ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P......    1
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
FORWARD-LOOKING STATEMENTS..................................    3
RISK FACTORS................................................    4
  Risks Inherent In Our Business............................    4
  Risks Inherent In An Investment In Valero L.P.............   12
  Tax Risks.................................................   14
USE OF PROCEEDS.............................................   16
RATIO OF EARNINGS TO FIXED CHARGES..........................   16
DESCRIPTION OF COMMON UNITS.................................   17
  Number of Units...........................................   17
  Voting....................................................   17
  Listing...................................................   18
  Transfer Agent and Registrar..............................   18
CASH DISTRIBUTIONS..........................................   18
  Distributions Of Available Cash...........................   18
  Operating Surplus, Capital Surplus And Adjusted Operating
     Surplus................................................   18
  Subordination Period......................................   19
  Distributions of Available Cash from Operating Surplus
     During the Subordination Period........................   20
  Distributions of Available Cash from Operating Surplus
     After the Subordination Period.........................   20
  Incentive Distribution Rights.............................   21
  Percentage Allocations Of Available Cash From Operating
     Surplus................................................   21
  Distributions From Capital Surplus........................   22
  Adjustment To The Minimum Quarterly Distribution And
     Target Distribution Levels.............................   22
  Distributions Of Cash Upon Liquidation....................   23
DESCRIPTION OF DEBT SECURITIES..............................   25
  Parent Guarantee..........................................   25
  Specific Terms of Each Series of Debt Securities in the
     Prospectus Supplement..................................   25
  Provisions Only in the Senior Indenture...................   26
  Provisions Only in the Subordinated Indenture.............   30
  Consolidation, Merger or Asset Sale.......................   30
  Modification of Indentures................................   31
  Events of Default and Remedies............................   32
  Registration of Debt Securities...........................   33
  Minimum Denominations.....................................   33
  No Personal Liability of General Partner..................   33
  Payment and Transfer......................................   33
  Form, Exchange, Registration and Transfer.................   33
  Discharging Valero Logistics' Obligations.................   34
  The Trustee...............................................   34
  Governing Law.............................................   35
BOOK ENTRY, DELIVERY AND FORM...............................   35

TAX CONSIDERATIONS..........................................   37
  Partnership Status........................................   37
  Tax Treatment Of Unitholders..............................   39
  Tax Treatment Of Operations...............................   42
  Disposition Of Common Units...............................   44
  Tax-Exempt Organizations And Other Investors..............   46
  Administrative Matters....................................   47
  State, Local, And Other Tax Considerations................   49
  Tax Consequences of Ownership of Debt Securities..........   50
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................   51
PLAN OF DISTRIBUTION........................................   52
VALIDITY OF THE SECURITIES..................................   53
EXPERTS.....................................................   53
CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS....................   53

            ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.

     Valero L.P. is a publicly traded Delaware limited partnership formed in 1999 that owns, through its 100%-owned operating subsidiary, Valero Logistics Operations, L.P. (Valero Logistics), most of the crude oil and refined product pipeline, terminalling, and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy Corporation's McKee, Three Rivers, and Ardmore refineries located in Texas and Oklahoma. We transport crude oil to these refineries and transport refined products from these refineries to our terminals for further distribution to Valero Energy's company-operated convenience stores or wholesale customers located in Texas, Oklahoma, Colorado, New Mexico, and Arizona.

     The general partner of Valero L.P., Riverwalk Logistics, L.P. (Riverwalk Logistics), holds no assets other than its investment in Valero L.P. Riverwalk Logistics is an indirect wholly owned subsidiary of Valero Energy, a publicly held company whose annual and quarterly financial statements are filed with the Securities and Exchange Commission. The financial information of Riverwalk Logistics is included in the consolidated financial statements of Valero Energy.

     Our principal executive offices are located at One Valero Place, San Antonio, Texas 78212, and our phone number is (210) 370-2000.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $500,000,000 in total offering amount of the common units of Valero L.P. or debt securities of Valero Logistics described in this prospectus in one or more offerings. This prospectus generally describes us and the common units of Valero L.P. and debt securities of Valero Logistics. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read both this prospectus and any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

     As used in this prospectus, "we," "us," and "our" and similar terms mean either or both of Valero L.P. and Valero Logistics, except that those terms, when used in this prospectus in connection with

     - the common units described herein mean Valero L.P. and

     - the debt securities described herein mean Valero Logistics,

unless the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, Valero L.P. files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information Valero L.P. has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that Valero L.P. files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

     We incorporate by reference the documents listed below that Valero L.P. has previously filed with the SEC. They contain important information about us, our financial condition and results of operations. Some of these documents have been amended by later filings, which are also listed.

     - Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001 (as amended on April 4, 2002);

     - Valero L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated February 1, 2002 (as amended on April 16, 2002);

     - Valero L.P.'s Current Report on Form 8-K dated May 15, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated May 30, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated June 6, 2002;

     - the description of our common units contained in our registration statement on Form 8-A, filed on March 30, 2001; and

     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and until all of the securities offered by this prospectus have been sold.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement.

     You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                                  Valero L.P.
                                One Valero Place
                            San Antonio, Texas 78212
                           Telephone: (210) 370-2000

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information relating to us that is based on the beliefs of our management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases or similar expressions, as they relate to us or our management, identify forward-looking statements. These statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations, including as a result of:

     - competitive factors such as competing pipelines;

     - pricing pressures and changes in market conditions;

     - reductions in production at the refineries that we supply with crude oil and whose refined products we transport;

     - inability to acquire additional nonaffiliated pipeline entities;

     - reductions in space allocated to us in interconnecting third party pipelines;

     - shifts in market demand;

     - general economic conditions; and

     - other factors.

     Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in Valero L.P.'s other filings with the SEC. For additional information regarding risks and uncertainties, please read Valero L.P.'s other current filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Valero L.P.'s Current Report on Form 8-K dated May 15, 2002.

                                  RISK FACTORS

     Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our securities.

     If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ENABLE US TO PAY THE REQUIRED PAYMENTS TO OUR DEBT HOLDERS OR THE MINIMUM QUARTERLY DISTRIBUTION ON THE COMMON UNITS EVERY QUARTER.

     Because the amount of cash we are able to pay to our debt holders or distribute on the common units is principally dependent on the amount of cash we are able to generate from operations, which will fluctuate from quarter to quarter based on our performance, we may not be able to pay all our debt or the minimum quarterly distribution on the common units for each quarter. The amount of cash flow we generate from operations is in turn principally dependent on the average daily volumes of crude oil and refined products transported through our pipelines, the tariff rates and terminalling fees we charge, and the level of operating costs we incur.

     Other factors affecting the actual amount of cash that we will have available include the following:

     - required principal and interest payments on our debt;

     - the costs of acquisitions;

     - restrictions contained in our debt instruments;

     - issuances of debt and equity securities;

     - fluctuations in working capital;

     - capital expenditures; and

     - adjustments in reserves made by the general partner in its discretion.

     Cash distributions to debt and equity holders are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

  YOU MAY RECEIVE LESS THAN YOUR DEBT PAYMENTS OR THE MINIMUM QUARTERLY DISTRIBUTION BECAUSE FEES AND COST REIMBURSEMENTS DUE TO VALERO ENERGY AND ITS AFFILIATES MAY BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION.

     Prior to making any distribution on the common units, we have agreed to pay Valero Energy and its affiliates an administrative fee that currently equals $5.2 million on an annualized basis in exchange for providing corporate, general and administrative services to us. Valero L.P.'s general partner, with approval and consent of the conflicts committee of its general partner, will have the right to increase the annual administrative fee by up to 1.5% each year, as further adjusted for inflation, during the eight-year term of the services agreement and may agree to further increases in connection with expansions of our operations through the acquisition or construction of new logistics assets that require additional administrative services. Additionally, we reimburse Valero Energy and its affiliates for direct expenses it incurs to provide all other services to us (for example, salaries for pipeline operations personnel). The direct expenses we reimbursed to Valero Energy and its affiliates were approximately $12 million in 2001. The payment of the annual administrative fee and the reimbursement of direct expenses could adversely affect our ability to make cash distributions to our unitholders.

  WE DEPEND UPON VALERO ENERGY FOR THE CRUDE OIL AND REFINED PRODUCTS TRANSPORTED IN OUR PIPELINES AND HANDLED AT OUR TERMINALS AND STORAGE FACILITIES, AND ANY REDUCTION IN THOSE QUANTITIES COULD REDUCE OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS OR PAYMENTS TO OUR DEBT HOLDERS.

     Because of the geographic location of our pipelines, terminals, and storage facilities, we depend almost exclusively upon Valero Energy to provide throughput for our pipelines and terminals. If Valero Energy were to decrease the throughput of crude oil and/or refined products transported in our pipelines for any reason, we would experience great difficulty in replacing those lost barrels. For example, during January and February of 2002, Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refining margins industry-wide, resulting in a decrease in throughput barrels and revenues from some of our pipelines. Because our operating costs are primarily fixed, a reduction in throughput would result in not only a reduction of revenues but a decline in net income and cash flow of similar or greater magnitude, which would reduce our ability to make cash distributions to our unitholders or payments to our debt holders.

     Valero Energy may reduce throughput in our pipelines either because of market conditions that affect refineries generally or because of factors that specifically affect Valero Energy. These conditions and factors include the following:

     - a decrease in demand for refined products in the markets served by our pipelines;

     - a temporary or permanent decline in the ability of the McKee, Three Rivers, or Ardmore refineries to produce refined products;

     - a decision by Valero Energy to redirect refined products transported in our pipelines to markets not served by our pipelines or to transport crude oil by means other than our pipelines;

     - a decision by Valero Energy to sell one or more of the McKee, Three Rivers, or Ardmore refineries to a purchaser that elects not to use our pipelines to deliver crude oil to, or transport refined products from, the refinery;

     - a loss of customers by Valero Energy in the markets served by our pipelines or a failure to gain additional customers in growing markets; and

     - the completion of competing refined product pipelines in the western, southwestern, and Rocky Mountain market regions.

  DISTRIBUTIONS TO UNITHOLDERS OR PAYMENTS TO OUR DEBT HOLDERS COULD BE ADVERSELY AFFECTED BY A SIGNIFICANT DECREASE IN DEMAND FOR REFINED PRODUCTS IN THE MARKETS SERVED BY OUR PIPELINES.

     Any sustained decrease in demand for refined products in the markets served by our pipelines could result in a significant reduction in throughput in our crude oil and refined product pipelines and therefore in our cash flow, reducing our ability to make distributions to our unitholders or payments to our debt holders. Factors that could lead to a decrease in market demand include:

     - a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel, and travel;

     - higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or diesel;

     - an increase in fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers. Pending legislation in the U.S. Congress, such as the National Fuel Savings and Security Act of 2002 and the Fuel Economy and Security Act of 2002, may mandate such increases in fuel economy in the future;

     - an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for gasoline or diesel. Market prices for crude oil and refined products are subject to wide fluctuation in response to changes in global and regional supply over which neither we nor Valero Energy have any control, and recent significant increases in the price of crude oil may result in a lower demand for refined products; and

     - the increased use of alternative fuel sources, such as battery-powered engines. Several state and federal initiatives mandate this increased use. For example, the Energy Policy Act of 1992 requires 75% of all new vehicles purchased by federal agencies since 1999, 75% of all new vehicles purchased by state governments since 2000, and 70% of all new vehicles purchased for private fleets in 2006 and thereafter to use alternative fuels. Additionally, California has enacted a regulation requiring that by the year 2003, 10% of all fleets delivered to California for sale be zero-emissions vehicles.

  OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS COULD BE REDUCED BY A MATERIAL DECLINE IN PRODUCTION BY ANY OF VALERO ENERGY'S MCKEE, THREE RIVERS, OR ARDMORE REFINERIES.

     Any significant curtailing of production at the McKee, Three Rivers, or Ardmore refineries could, by reducing throughput in our pipelines, result in our realizing materially lower levels of revenues and cash flow for the duration of the shutdown. Operations at a refinery could be partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, none of which are within our control, such as:

     - scheduled turnarounds or unscheduled maintenance or catastrophic events at a refinery;

     - labor difficulties that result in a work stoppage or slowdown at a refinery;

     - environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at a refinery;

     - increasingly stringent environmental regulations, such as the Environmental Protection Agency's Gasoline Sulfur Control Requirements and Diesel Fuel Sulfur Control Requirements which limit the concentration of sulfur in gasoline and diesel fuel;

     - a disruption in the supply of crude oil to a refinery; and

     - a governmental ban or other limitation on the use of an important product of a refinery.

     The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the refinery operations affected by the shutdown. Furthermore, we have no control over the factors that may lead to a shutdown or the measures Valero Energy may take in response to a shutdown. Valero Energy will make all decisions at the refineries concerning levels of production, regulatory compliance, refinery turnarounds, labor relations, environmental remediation, and capital expenditures.

  VALERO ENERGY'S SEVEN-YEAR AGREEMENT TO USE OUR PIPELINES AND TERMINALS WILL BE SUSPENDED IF MATERIAL CHANGES IN MARKET CONDITIONS OCCUR THAT HAVE A MATERIAL ADVERSE EFFECT ON VALERO ENERGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     If market conditions with respect to the transportation of crude oil or refined products or with respect to the end markets in which Valero Energy sells refined products change in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals at the required levels, Valero Energy's obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect. Any suspension of Valero Energy's obligation could adversely affect throughput in our pipelines and terminals and therefore our ability to make payments to debt holders or distributions to unitholders.

     The concepts of a material change in market conditions and material adverse effect on Valero Energy are not defined in the agreement. However, situations that might constitute a material change in market conditions having a material adverse effect on Valero Energy include the cost of transporting crude oil or refined products by our pipelines becoming materially more expensive than transporting crude oil or refined products by other means or a material change in refinery profit that makes it materially more advantageous for Valero Energy to shift large volumes of refined products from markets served by our pipelines to pipelines retained by Valero Energy or owned by third parties. Valero Energy may suspend obligations by presenting a certificate from its chief financial officer that there has been a material change in market conditions having a material adverse effect on Valero Energy. If we disagree with Valero Energy, we have the right to refer the matter to an independent accounting firm for resolution.

  ANY LOSS BY VALERO ENERGY OF CUSTOMERS IN THE MARKETS SERVED BY OUR REFINED PRODUCT PIPELINES MAY ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     Should Valero Energy's retail marketing efforts become unsuccessful and result in declining or stagnant sales of its refined products, Valero Energy would have to find other end-users for its refined products. It may not choose or be able to replace lost branded retail sales through wholesale, spot, and exchange sales. Any failure by Valero Energy to replace lost branded retail sales could adversely affect throughput in our pipelines and, therefore, our cash flow and ability to make payments to debt holders or distributions to unitholders.

  IF OUR ASSUMPTIONS CONCERNING POPULATION GROWTH ARE INACCURATE OR VALERO ENERGY'S GROWTH STRATEGY IS NOT SUCCESSFUL, OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Our growth strategy is dependent upon:

     - the accuracy of our assumption that many of the markets that we serve in the southwestern and Rocky Mountain regions of the United States will experience population growth that is higher than the national average; and

     - the willingness and ability of Valero Energy to capture a share of this additional demand in its existing markets and to identify and penetrate new markets in the southwestern and Rocky Mountain regions of the United States.

     If our assumption about growth in market demand proves incorrect, Valero Energy may not have any incentive to increase refinery capacity and production, shift additional throughput to our pipelines, or shift volumes from our lower tariff pipelines to our higher tariff pipelines, which would adversely affect our growth strategy. Furthermore, Valero Energy is under no obligation to pursue a growth strategy with respect to its business that favors us. If Valero Energy chooses not, or is unable, to gain additional customers in new or existing markets in the southwestern and Rocky Mountain regions of the United States, our growth strategy would be adversely affected.

  NEW COMPETING REFINED PRODUCT PIPELINES COULD CAUSE DOWNWARD PRESSURE ON MARKET PRICES, AND AS A RESULT, VALERO ENERGY MIGHT DECREASE THE VOLUMES TRANSPORTED IN OUR PIPELINES.

     We are aware of a number of proposals or industry discussions regarding refined product pipeline projects that, if or when undertaken and completed, could adversely impact some of the most significant markets we serve. One of these projects, the Longhorn Pipeline, will transport refined products from the Texas Gulf Coast to El Paso. Most of the pipeline has been constructed, and it has obtained regulatory approval and is expected to begin operation by the end of 2002. The completion of the Longhorn Pipeline will increase the amount of refined products available in the El Paso, New Mexico, and Arizona markets, which could put downward pressure on refined product prices in those markets. As a result, Valero Energy might not find it economically attractive to maintain its current market share in those markets and might decrease the throughput in our pipelines to those markets. In addition, two other refined product pipeline projects have been announced, the Williams Pipeline project from northwestern New Mexico to Salt Lake City, Utah and the Equilon Pipeline project from Odessa, Texas to Bloomfield, New Mexico. It is uncertain if and when these proposed pipelines will commence operations. If completed, these proposed pipeline projects could cause downward pressure on market prices in the New Mexico and Arizona markets and could cause Valero Energy to decrease the volumes transported in our pipelines.

  IF ONE OR MORE OF OUR TARIFF RATES IS REDUCED, IF FUTURE INCREASES IN OUR TARIFF RATES DO NOT ALLOW US TO RECOVER FUTURE INCREASES IN OUR COSTS, OR IF RATEMAKING METHODOLOGIES ARE ALTERED, OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Our interstate pipelines are subject to extensive regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act. This Act allows the FERC, shippers, and potential shippers to challenge our current rates that are already effective and any proposed changes to those rates, as well as our terms and conditions of service. The FERC may subject any proposed changes to investigation and possible refund or reduce our current rates and order that we pay reparations for overcharges caused by these rates during the two years prior to the beginning of the FERC's investigation. In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested parties.

     Valero Energy has agreed not to challenge, or cause others to challenge, our tariff rates until 2008. This agreement does not prevent other shippers or future shippers from challenging our tariff rates. At the end of this time, Valero Energy will be free to challenge, or cause other parties to challenge, our tariff rates. If Valero Energy or any third party is successful in challenging our tariff rates, we may not be able to sustain our rates, which may adversely affect our revenues. Cash available for payments to debt holders or distribution to unitholders could be materially reduced by a successful challenge to our rates.

     Despite Valero Energy's agreement not to challenge rates, adverse market conditions could nevertheless cause us to lower our tariff rates. Valero Energy may find it economically advantageous to reduce the feedstock consumption or the production of refined products at the McKee, Three Rivers, or Ardmore refineries or to transport refined products to markets other than those we serve, any of which would have the effect of reducing throughput in our pipelines. If a material change in market conditions occurs, the pipelines and terminals usage agreement allows Valero Energy to reduce throughput in our pipelines. Accordingly, we could be forced to lower our tariff rates in an effort to make transportation through our pipelines economically attractive to Valero Energy in order to maintain throughput volumes. However, even a significant reduction of our tariffs may not provide enough economic incentive to Valero Energy to maintain historical throughput levels.

     Under the FERC's current ratemaking methodology, the maximum rate we may charge with respect to interstate pipelines is adjusted up or down each year by the percentage change in the producer price index for finished goods minus 1%. The FERC's current methodology also allows us, in some circumstances, to change rates based either on our cost of service, or market-based rates, or on a settlement or agreement with all of our shippers, instead of the index-based rate change. Under any of these methodologies, our ability to set rates based on our true costs may be limited or delayed. If for any reason future increases in our tariff rates are not sufficient to allow us to recover increases in our costs, our ability to make payments to debt holders or distributions to unitholders may be adversely affected.

     Potential changes to current ratemaking methods and procedures of the FERC and state regulatory commissions may impact the federal and state regulations under which we will operate in the future. In addition, if the FERC's petroleum pipeline ratemaking methodology were reviewed by a federal appeals court and changed, this change could reduce our revenues and reduce cash available for payments to debt holders or distribution to our unitholders.

  A MATERIAL DECREASE IN THE SUPPLY, OR A MATERIAL INCREASE IN THE PRICE, OF CRUDE OIL AVAILABLE FOR TRANSPORT THROUGH OUR PIPELINES TO VALERO ENERGY'S REFINERIES, COULD MATERIALLY REDUCE OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     The volume of crude oil we transport in our crude oil pipelines depends on the availability of attractively priced crude oil produced in the areas accessible to our crude oil pipelines, imported to our Corpus Christi storage facilities, and received from common carrier pipelines outside of our areas of operations. If Valero Energy does not replace volumes lost due to a material temporary or permanent decrease in supply from any of these sources with volumes transported in one of our other crude oil pipelines, we would experience an overall decline in volumes of crude oil transported through our pipelines and therefore a corresponding reduction in cash flow. Similarly, if there were a material increase in the price of crude oil supplied from any of these sources, either temporary or permanent, which caused Valero Energy to reduce its shipments in the related crude oil pipelines, we could experience a decline in volumes of crude oil transported in our pipelines and therefore a corresponding reduction in cash flow. Furthermore, a reduction of supply from our pipelines, either because of the unavailability or high price of crude oil, would likely result in reduced production of refined products at the McKee, Three Rivers, and Ardmore refineries, causing a reduction in the volumes of refined products we transport and our cash flow. Some of the local gathering systems that supply crude oil that we transport to the McKee and Ardmore refineries are experiencing a decline in production. Furthermore, international political and economic uncertainties over which neither we nor Valero Energy have any control may affect imports of crude oil.

  IF WE ARE NOT ABLE TO SUCCESSFULLY ACQUIRE, EXPAND, AND BUILD PIPELINES AND OTHER LOGISTICS ASSETS OR ATTRACT SHIPPERS IN ADDITION TO VALERO ENERGY, THE GROWTH OF OUR BUSINESS WILL BE LIMITED.

     We intend to grow our business in part through selective acquisitions, expansions of pipelines, and construction of new pipelines, as well as by attracting shippers in addition to Valero Energy. Each of these components has uncertainties and risks associated with it, and none of these approaches may be successful.

     We may be unable to consummate any acquisitions or identify attractive acquisition candidates in the future, to acquire assets or businesses on economically acceptable terms, or to obtain financing for any acquisition on satisfactory terms or at all. Valero Energy may not make any acquisitions that would provide acquisition opportunities to us or, if these opportunities arose, they may not be on terms attractive to us. Moreover, Valero Energy is not obligated in all instances to offer to us logistics assets acquired as part of an acquisition by Valero Energy. Valero Energy is also under no obligation to sell to us any pipeline assets it owns.

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, and services of the acquired companies or business segments, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired businesses. As a result, our business could be adversely affected by an acquisition.

     The construction of a new pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline along an existing pipeline, involves numerous regulatory, environmental, political, and legal uncertainties beyond our control. These projects may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. This could have an adverse effect on our ability to make payments to debt holders or distributions to unitholders.

     Once we increase our capacity through acquisitions, construction of new pipelines, or expansion of existing pipelines, we may not be able to obtain or sustain throughput to utilize the newly available capacity. The underutilization of a recently acquired, constructed, or expanded pipeline could adversely affect our ability to make payments to debt holders or distributions to unitholders.

     We may not be able to obtain financing of any acquisitions, expansions, and new construction on satisfactory terms or at all. Furthermore, any debt we incur may adversely affect our ability to make payments to debt holders or distributions to unitholders.

     We also plan to seek volumes of crude oil or refined products to transport on behalf of shippers other than Valero Energy. However, volumes transported by us for third parties have been very limited historically and because of our lack of geographic relationship or interconnections with other refineries, we may not be able to obtain material third party volumes.

  ANY REDUCTION IN THE CAPACITY OF, OR THE ALLOCATIONS TO, OUR SHIPPERS IN INTERCONNECTING THIRD PARTY PIPELINES COULD CAUSE A REDUCTION OF VOLUMES TRANSPORTED IN OUR PIPELINES AND COULD NEGATIVELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     Valero Energy and the other shippers in our pipelines are dependent upon connections to third party pipelines both to receive crude oil from the Texas Gulf Coast, the Permian Basin, and other areas and to deliver refined products to outlying market areas in Arizona, the midwestern United States, and the Rocky Mountain region of the United States. Any reduction of capacities in these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines. Similarly, any reduction in the allocations to our shippers in these interconnecting pipelines because additional shippers begin transporting volumes over the pipelines could also result in reduced volumes transported in our pipelines. Any reduction in volumes transported in our pipelines could adversely affect our revenues and cash flows.

  VALERO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO THE DETRIMENT OF OUR SECURITY HOLDERS.

     Valero Energy and its affiliates currently have an aggregate 71.58% limited partner interest in us and own and control both Valero L.P.'s general partner and Valero Logistics Operations' general partner. Conflicts of interest may arise between Valero Energy and its affiliates, including the general partners, on the one hand, and us, on the other hand. As a result of these conflicts, the general partners may favor their own interests and the interests of their affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

     - Valero Energy, as the primary shipper in our pipelines, has an economic incentive to seek lower tariff rates for our pipelines and lower terminalling fees;

     - Some officers of Valero Energy, who provide services to us, also devote significant time to the businesses of Valero Energy and are compensated by Valero Energy for the services rendered by them;

     - Neither of the respective partnership agreements nor any other agreement requires Valero Energy to pursue a business strategy that favors us or utilizes our assets, including any increase in refinery production or pursuing or growing markets linked to our assets. Valero Energy's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Valero Energy;

     - Valero Energy and its affiliates may engage in limited competition with us;

     - Valero Energy may use other transportation methods or providers for up to 25% of the crude oil processed and refined products produced in the Ardmore, McKee, and Three Rivers refineries and is not required to use our pipelines if there is a material change in the market conditions for the transportation of crude oil and refined products, or in the markets for refined products served by these refineries, that has a material adverse effect on Valero Energy;

     - Valero L.P.'s general partner is allowed to take into account the interests of parties other than us, such as Valero Energy, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders;

     - Valero L.P.'s general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing common units, holders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

     - Valero L.P.'s general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is paid to our holders of securities;

     - Valero L.P.'s general partner determines which costs incurred by Valero Energy and its affiliates are reimbursable by us;

     - Neither partnership agreement restricts Valero L.P.'s general partner from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

     - Valero L.P.'s general partner controls the enforcement of obligations owed to us by Valero L.P.'s general partner and its affiliates, including the pipelines and terminals usage agreement with Valero Energy;

     - Valero L.P.'s general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

     - In some instances, Valero L.P.'s general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the expiration of the subordination period.

     Valero L.P.'s partnership agreement gives the general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS, MAKE DISTRIBUTIONS TO UNITHOLDERS, OR CAPITALIZE ON BUSINESS OPPORTUNITIES.

     As of March 31, 2002, our total indebtedness was $90.1 million, consisting of approximately $80 million outstanding under our revolving credit facility and $10.1 million of other debt. On May 29, 2002, we borrowed an additional $11 million under our revolving credit facility to pay for the cash purchase price of our acquisition of a 25-mile crude hydrogen pipeline. Our leverage may:

     - adversely affect our ability to finance future operations and capital needs;

     - limit our ability to pursue acquisitions and other business opportunities; and

     - make our results of operations more susceptible to adverse economic or operating conditions.

     We currently make interest payments of approximately $3.4 million on an annualized basis on the amount of debt outstanding, of which approximately $2.6 million are interest payments under our revolving credit facility and the remainder are interest payments on the debt assumed July 1, 2000.

     In addition, we currently have approximately $29.0 million of aggregate unused borrowing capacity under our revolving credit facility. Future borrowings, under our revolving credit facility or otherwise, could result in a significant increase in our leverage.

     The payment of principal and interest on our indebtedness will reduce the cash available for payments to debt holders and distributions to the unitholders. We will not be able to make any distributions to our unitholders if there is or will be an event of default under our debt agreements. Our ability to make principal and interest payments depends on our future performance, which is subject to many factors, several of which are outside our control.

     The revolving credit facility contains restrictive covenants that limit our ability to incur additional debt and to engage in some types of transactions. These limitations could reduce our ability to capitalize on business opportunities that arise. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

     The revolving credit facility contains provisions relating to changes in ownership. If these provisions are triggered, the outstanding debt may become due. If that happens, we may not be able to pay the debt.

Valero L.P.'s general partner and its direct and indirect owners are not prohibited by the partnership agreement from entering into a transaction that would trigger these change-in-ownership provisions.

  THE TRANSPORTATION AND STORAGE OF CRUDE OIL AND REFINED PRODUCTS IS SUBJECT TO FEDERAL AND STATE LAWS RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY AND RESULTS IN A RISK THAT CRUDE OIL AND OTHER HYDROCARBONS MAY BE RELEASED INTO THE ENVIRONMENT, POTENTIALLY CAUSING SUBSTANTIAL EXPENDITURES THAT COULD LIMIT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS AND DISTRIBUTIONS TO UNITHOLDERS.

     Our operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in pipeline, gathering, storage, and terminalling operations, and we may incur these costs and liabilities in the future.

     Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us. If we were not able to recover these resulting costs through insurance or increased revenues, cash distributions to unitholders or payments to debt holders could be adversely affected. The transportation and storage of crude oil and refined products results in a risk of a sudden or gradual release of crude oil or refined products into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability for natural resources damages to government agencies, personal injury, or property damages to private parties and significant business interruption.

RISKS INHERENT IN AN INVESTMENT IN VALERO L.P.

  EVEN IF THE UNITHOLDERS ARE DISSATISFIED, THEY CANNOT REMOVE OUR GENERAL PARTNER WITHOUT ITS CONSENT.

     Valero L.P.'s general partner manages our operations. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Unitholders have no right to elect the general partner or the directors of its general partner on an annual or other continuing basis. Furthermore, our general partner and its affiliates own sufficient units to be able to prevent its removal as general partner.

     In addition, the effect of the following provisions of the partnership agreement may be to discourage a person or group from attempting to remove our general partner or otherwise change our management:

     - if the holders of at least 66 2/3% of the units remove Valero L.P.'s general partner without cause and units held by Valero L.P.'s general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and will share distributions with the existing common units pro rata, existing arrearages on the common units will be extinguished, and the common units will no longer be entitled to arrearages if we fail to pay the minimum quarterly distribution in any quarter. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as general partner;

     - any units held by a person that owns 20% or more of any class of units then outstanding, other than Valero L.P.'s general partner and its affiliates, cannot be voted on any matter; and

     - Valero L.P.'s partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

     As a result of these provisions, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

  WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT UNITHOLDER APPROVAL, WHICH MAY DILUTE EXISTING UNITHOLDERS' INTERESTS.

     During the subordination period, Valero L.P.'s general partner, without the approval of the unitholders, may cause us to issue common units in a number of circumstances such as the conversion of the general partner interest and the incentive distribution rights as a result of the withdrawal of Valero L.P.'s general partner.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - an existing unitholder's proportionate ownership interest in Valero L.P. will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Valero L.P.'s partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  THE GENERAL PARTNER OF VALERO L.P. HAS A LIMITED CALL RIGHT THAT MAY REQUIRE A UNITHOLDER TO SELL ITS COMMON UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time the general partner and its affiliates own 80% or more of the common units, the general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, at such time, a unitholder may be required to sell its common units at an undesirable time or price and may therefore not receive any return on the unitholder's investment. A unitholder may also incur a tax liability upon a sale of its units.

  A UNITHOLDER MAY NOT HAVE LIMITED LIABILITY IF A STATE OR COURT FINDS THAT WE ARE NOT IN COMPLIANCE WITH THE APPLICABLE STATUTES OR THAT UNITHOLDER ACTION CONSTITUTES CONTROL OF OUR BUSINESS.

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. A unitholder could be held liable in some circumstances for Valero L.P.'s obligations to the same extent as a general partner if a state or a court determined that:

     - Valero L.P. had been conducting business in any state without compliance with the applicable limited partnership statute; or

     - the right or the exercise of the right by the unitholders as a group to remove or replace Valero L.P.'s general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted participation in the "control" of Valero L.P.'s business.

     Valero L.P.'s general partner, under applicable state law, has unlimited liability for the obligations of Valero L.P., for example its debts and environmental liabilities, if any, except for those contractual obligations of Valero L.P. that are expressly made without recourse to the general partner.

     In addition, under some circumstances a unitholder may be liable to Valero L.P. for the amount of a distribution for a period of three years from the date of the distribution.

TAX RISKS

     For a discussion of all of the expected material federal income tax consequences of owning and disposing of common units, please read "Tax Considerations."

  THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

     The federal income tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of counsel that, based on current law, we have been and will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specified factual assumptions and are not binding on the IRS or any court.

     If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, currently 35%, distributions would generally be taxed again to you as corporate distributions, and no income, gains, losses, or deductions would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of the common units.

     Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then distributions will be decreased to reflect the impact of that law on us.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS AND THE COSTS OF ANY CONTEST WILL BE BORNE BY SOME OR ALL OF THE UNITHOLDERS.

     We have not requested any ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions or positions we take. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

  YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions equal to your allocable share of our taxable income or even the tax liability that results from that income. Further, you may incur a tax liability, in excess of the amount of cash you receive, upon the sale of your common units.

  TAX GAIN OR LOSS ON THE DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     Upon a sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions from us in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in the common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in the common unit, even if the price is less than your original cost. A portion of the amount realized, whether or not representing gain, will likely be ordinary income. Furthermore, should the IRS successfully contest some conventions we use, you could realize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

  INVESTORS, OTHER THAN INDIVIDUALS WHO ARE U.S. RESIDENTS, MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING COMMON UNITS.

     Investment in common units by some tax-exempt entities, regulated investment companies, and foreign persons raises issues unique to these persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, from the ownership of a common unit will be unrelated business income and thus will be taxable to the unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay taxes on their share of our taxable income.

  WE HAVE REGISTERED AS A "TAX SHELTER" WITH THE SECRETARY OF THE TREASURY. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered as a "tax shelter" with the Secretary of the Treasury. As a result, we may be audited by the IRS and tax adjustments could be made. The rights of a unitholder owning less than a 1% interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

  WE TREAT A PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER. A SUCCESSFUL IRS CHALLENGE COULD ADVERSELY AFFECT THE VALUE OF THE COMMON UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted certain depreciation conventions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to you or could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AND RETURN FILING REQUIREMENTS AS A RESULT OF AN INVESTMENT IN COMMON UNITS.

     In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Texas, Colorado, New Mexico, Kansas, and Oklahoma. Of these states, Colorado, New Mexico, Kansas, and Oklahoma currently impose a personal income tax. It is the responsibility of each unitholder to file all federal, state, and local tax returns that may be required of the unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes. These general corporate purposes could include, among other things:

     - repayment of debt;

     - working capital;

     - capital expenditures; and

     - future acquisitions, which may consist of acquisitions of discrete assets or businesses.

     The actual application of proceeds from the sale of any particular tranche of securities issued using this prospectus will be described in the applicable prospectus supplement relating to such tranche of securities. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                  THREE MONTHS
                                             TWELVE MONTHS ENDED DECEMBER 31,        ENDED
                                           ------------------------------------    MARCH 31,
                                           1997    1998    1999    2000   2001        2002
                                           -----   -----   -----   ----   -----   ------------
Ratio of Earnings to Fixed Charges.......  44.1x   59.5x   70.8x   8.7x   11.8x      17.6x

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

                          DESCRIPTION OF COMMON UNITS

     References in this "Description of Common Units" to "we," "us" and "our" mean Valero L.P.

NUMBER OF UNITS

     We currently have 9,654,572 common units outstanding, of which 5,230,250 are held by the public and 4,424,322 are held by an affiliate of our general partner. We also have 9,599,322 subordinated units outstanding, all of which are held by an affiliate of our general partner, for which there is no established public trading market. The common units and the subordinated units represent an aggregate 98% limited partner interest and the general partner interests represent an aggregate 2% general partner interest in Valero L.P.

     Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion. However, during the subordination period, we may not issue equity securities senior to the common units or an aggregate of more than 4,462,161 common units or other units having rights to distributions or in liquidation ranking on a parity with the common units without the prior approval of at least a majority of the outstanding common units voting as a class and at least a majority of the outstanding subordinated units voting as a class; provided that, we may issue an unlimited number of additional common units or parity securities prior to the end of the subordination period and without unitholder approval for acquisitions which increase cash flow from operations per unit on a pro forma basis.

VOTING

     Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

     Holders of subordinated units will sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

     - a sale or exchange of all or substantially all of our assets;

     - the election of a successor general partner in connection with the removal of our general partner;

     - dissolution or reconstitution of Valero L.P.;

     - a merger of Valero L.P.;

     - issuance of limited partner interests in some circumstances; and

     - specified amendments to our partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

     The subordinated units are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

     - a two-thirds vote of all outstanding units voting as a single class; and

     - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

LISTING

     Our outstanding common units are listed on The New York Stock Exchange under the symbol "VLI". Any additional common units we issue will also be listed on the NYSE.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

                               CASH DISTRIBUTIONS

     References in this "Cash Distributions" section to "we," "us" and "our" mean Valero L.P.

DISTRIBUTIONS OF AVAILABLE CASH

     General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date and to our general partner.

     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

     - less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

      - provide for the proper conduct of our business;

      - comply with applicable law, any of our debt instruments, or other agreements; or

      - provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

     - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year to the extent we have sufficient cash from our operations after the establishment of reserves and the payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter.

     Event of Default under the Credit Facility. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under Valero Logistics' revolving credit facility.

     Increase in Quarterly Distribution. On April 19, 2002, we announced an increase in the quarterly distribution from $0.60 per unit to $0.65 per unit for the 2002 first quarter cash distribution, which was paid on May 15, 2002.

OPERATING SURPLUS, CAPITAL SURPLUS AND ADJUSTED OPERATING SURPLUS

     General. All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

     Definition of Operating Surplus. For any period, operating surplus generally means:

     - our cash balance on the closing date of our initial public offering; plus

     - $10 million; plus

     - all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

     - all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

     - the amount of reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures.

     Definition of Capital Surplus. Capital surplus will generally be generated only by:

     - borrowings other than working capital borrowings;

     - sales of debt and equity securities; and

     - sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

     Definition of Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

     Adjusted operating surplus for any period generally means:

     - operating surplus generated with respect to that period; less

     - any net increase in working capital borrowings with respect to that period; less

     - any net reduction in reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

     - any net decrease in working capital borrowings with respect to that period; plus

     - any net increase in reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

SUBORDINATION PERIOD

     General. During the subordination period, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.60 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. The subordination period will extend until the first day of any quarter beginning after March 31, 2006 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of this removal:

     - the subordination period will end and each subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

     - First, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.66 per unit for that quarter (the "first target distribution");

     - Second, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.90 per unit for that quarter (the "second target distribution"); and

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, and 2% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                  MARGINAL PERCENTAGE INTEREST IN
                                                TOTAL QUARTERLY            DISTRIBUTIONS
                                                 DISTRIBUTION     -------------------------------
TARGET DISTRIBUTION                              TARGET AMOUNT    UNITHOLDERS    GENERAL PARTNER
-------------------                             ---------------   ------------   ----------------
Minimum Quarterly Distribution................         $0.60          98%               2%
First Target Distribution.....................          0.66          90%              10%
Second Target Distribution....................          0.90          75%              25%
Thereafter....................................    above 0.90          50%              50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

     - the minimum quarterly distribution;

     - target distribution levels;

     - unrecovered initial unit price;

     - the number of common units issuable during the subordination period without a unitholder vote; and

     - the number of common units into which a subordinated unit is convertible.

     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Valero L.P., to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Valero L.P. to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

     Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

         (1) the unrecovered initial unit price for that common unit; plus

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

         (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

         (1) the unrecovered initial unit price on that subordinated unit; and

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 90% to the units, pro rata, and 10% to our general partner, pro rata, for each quarter of our existence;

     - Fifth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner for each quarter of our existence;

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of incentive distribution rights, and 2% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

     The debt securities will be either senior debt securities or subordinated debt securities of Valero Logistics, which does not have any debt securities outstanding at this time. All debt securities will be unsecured. The senior debt securities will have the same rank as all of Valero Logistics' other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture -- Subordinated Debt Securities Subordinated to Senior Debt" below.

     If Valero Logistics offers senior debt securities, it will issue them under a senior indenture. If Valero Logistics offers subordinated debt securities, it will issue them under a subordinated indenture. In addition to the following summary, you should refer to the applicable provisions in the senior indenture and the subordinated indenture for more detailed information. Valero Logistics has filed forms of each of the senior indenture and the subordinated indenture as exhibits to the registration statement of which this prospectus is a part.

     Neither indenture limits the aggregate principal amount of debt securities that Valero Logistics may issue under that indenture. The debt securities may be issued in one or more series as Valero Logistics may authorize from time to time.

PARENT GUARANTEE

     Valero Logistics' payment obligations under any series of debt securities will be fully and unconditionally guaranteed by Valero L.P. Valero L.P. will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by Valero L.P.

     Pursuant to the parent guarantee, Valero L.P. will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The parent guarantee will be enforceable against Valero L.P. without any need to first enforce any debt securities against Valero Logistics.

     Valero L.P.'s guarantee of the senior debt securities:

     - will be Valero L.P.'s unsecured and unsubordinated general obligation;
       and

     - will rank on a parity with all of Valero L.P.'s other unsecured and unsubordinated indebtedness.

     If a series of subordinated debt securities is guaranteed by Valero L.P., then the guarantee will be subordinated to the senior debt of Valero L.P. to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of Valero Logistics.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     Valero Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - whether the debt securities are senior or subordinated debt securities;

     - the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right Valero Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

     - any conversion or exchange provisions;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate Valero Logistics to repurchase or otherwise redeem the debt securities;

     - any changes to or additional events of default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

     - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

  SUMMARY

     The senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of Valero Logistics and senior in right of payment to any subordinated debt (including the subordinated debt securities) of Valero Logistics. The senior indenture will contain restrictive covenants, including provisions that:

     - limit the ability of Valero Logistics to put liens on any of its property or assets; and

     - limit the ability of Valero Logistics to sell and lease back its principal assets.

     Subordinated debt securities issued under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. Valero Logistics has described below these provisions and some of the defined terms used in them.

  LIMITATION ON LIENS

     The senior indenture will provide that Valero Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

     This restriction does not apply to:

         1. Permitted Liens, as defined below;

         2. any lien upon any property or assets of Valero Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

         3. any lien upon any property or assets created at the time of acquisition of such property or assets by Valero Logistics or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

         4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by Valero Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

         5. any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

         6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

         7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Valero Logistics or the applicable subsidiary has not exhausted its appellate rights;

         8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

         9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

        10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of Valero Logistics or any subsidiary.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     "Permitted Liens" means:

         1. Liens upon rights-of-way for pipeline purposes created by a person other than Valero Logistics;

         2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

         3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

         4. liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by Valero Logistics or any subsidiary;

         5. liens of, or to secure the performance of, leases, other than capital leases;

         6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

         7. any lien upon property or assets acquired or sold by Valero Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

         8. any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

         9. any lien in favor of Valero Logistics or any subsidiary;

        10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by Valero Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

        11. any lien securing industrial development, pollution control or similar revenue bonds;

        12. any lien securing debt of Valero Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Valero Logistics or any subsidiary in connection therewith;

        13. liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

        14. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

     - all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

     - the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on the consolidated balance sheet of Valero L.P. for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

  RESTRICTIONS ON SALE-LEASEBACKS

     The senior indenture will provide that Valero Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by Valero Logistics or any subsidiary of any property or assets to a person (other than Valero Logistics or a subsidiary) and the taking back by Valero Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

         1. the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

         2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         3. Valero Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

         4. Valero Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of Valero Logistics, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of Valero Logistics or its subsidiaries.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of Valero Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

     "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

     "Pari Passu Debt" means any debt of Valero Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

  SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

     The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of Valero Logistics. "Senior Debt" is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by Valero Logistics, that are not expressly subordinate or junior in right of payment to any other indebtedness of Valero Logistics.

  PAYMENT BLOCKAGES

     The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that Valero Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

  NO LIMITATION ON AMOUNT OF SENIOR DEBT

     The subordinated indenture will not limit the amount of Senior Debt that Valero Logistics may incur.

CONSOLIDATION, MERGER OR ASSET SALE

     Pursuant to each of the indentures, Valero Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

     - (a) in the case of a merger, Valero Logistics is the surviving entity, or
       (b) the entity formed by such consolidation or into which Valero Logistics is merged or the entity which acquires by sale or transfer, or which leases, Valero Logistics' properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of Valero Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

     - the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

     - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

     - Valero Logistics has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

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MODIFICATION OF INDENTURES

     Valero Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

     - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

     - change the redemption date for any debt security;

     - reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

     - change the place of payment where any debt security or any premium or interest on any debt security is payable;

     - change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on any debt security;

     - modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

     - reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

     - modify any of the above provisions.

     Valero Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to provide for the assumption of obligations of Valero Logistics under such indenture and the debt securities issued thereunder by a successor;

     - to provide for the assumption of Valero L.P.'s guarantee under such indenture by a successor;

     - to add covenants and events of default or to surrender any rights Valero Logistics has under such indenture;

     - to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture -- Limitations on Liens;"

     - to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

     - to supplement such indenture in order to establish a new series of debt securities under such indenture;

     - to provide for successor trustees;

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for uncertificated securities in addition to certificated securities;

     - to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

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

     - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

     - to qualify such indenture under the Trust Indenture Act.

     The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by Valero Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

EVENTS OF DEFAULT AND REMEDIES

     "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

     - failure to pay interest on any debt security of that series for 30 days;

     - failure to pay the principal of or any premium on any debt security of that series when due;

     - failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - failure to pay any indebtedness of Valero Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - certain events of bankruptcy, insolvency or reorganization of Valero Logistics; or

     - any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

     The subordination provisions of the subordinated indenture do not affect the obligation of Valero Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to
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

certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

REGISTRATION OF DEBT SECURITIES

     Valero Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of Valero Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for its obligations under the indentures or the debt securities. In addition, Valero GP, LLC, the general partner of Valero L.P.'s general partner, and the directors, officers, employees and members of Valero GP, LLC will not have any liability for Valero L.P.'s obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by Valero Logistics and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by Valero Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Valero Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. Valero Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. Valero Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

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

     Valero Logistics will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. Valero Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. Valero Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, Valero Logistics will not be required

     - to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security Valero Logistics is redeeming in part.

DISCHARGING VALERO LOGISTICS' OBLIGATIONS

     Valero Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. Valero Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If Valero Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

     Valero Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, Valero Logistics must deliver to the trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. Valero Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in Valero Logistics becoming an investment company in violation of the Investment Company Act of 1940.

THE TRUSTEE

  RESIGNATION OR REMOVAL OF TRUSTEE

     Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. Valero Logistics may appoint a separate trustee for any series of debt securities. The term "trustee" refers to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

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

  LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF VALERO LOGISTICS

     There are limitations on the right of the trustee, in the event that it becomes a creditor of Valero Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

     The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     Every application by Valero Logistics for action by the trustee shall be accompanied by a certificate of certain of Valero Logistics' officers and an opinion of counsel (who may be Valero Logistics' counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by Valero Logistics.

GOVERNING LAW

     The indentures and the debt securities will be governed by the laws of the State of New York.

                         BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company (DTC) will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with or on behalf of DTC. This means that Valero Logistics will not issue certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

     DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

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

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Valero Logistics will wire principal and interest payments on the global notes to DTC's nominee. Valero Logistics and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, Valero Logistics, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest on the global notes, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or Valero Logistics.

     Debt securities represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

     - DTC notifies Valero Logistics that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Valero Logistics within 90 days; or

     - Valero Logistics determines not to require all of the debt securities of a series to be represented by a global note and notifies the trustee of the decision of Valero Logistics.

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

                               TAX CONSIDERATIONS

     This section is a summary of the material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both Valero L.P. and Valero Logistics.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          1. the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Treatment of Unitholders -- Treatment of Short Sales");

          2. whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          3. whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Disposition of Common Units -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS with respect to our, or Valero Logistics', classification as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead, we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, each of Valero L.P. and Valero Logistics has been and will continue to be classified as a partnership for federal income tax purposes.

     In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. has relied on the following factual representations and covenants made by us and the general partner:

     - Neither Valero L.P. nor Valero Logistics has elected or will elect to be treated as an association or corporation;

     - Valero L.P. and Valero Logistics have been and will be operated in accordance with all applicable partnership statutes, the applicable partnership agreement and in the manner described in this prospectus; and

     - For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation, storage or marketing of any mineral or natural resource, including oil, gas, or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of crude oil, natural gas, and products thereof. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and the unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If Valero L.P. or Valero Logistics were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of Valero L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either Valero L.P. or Valero Logistics as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

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

     The discussion below is based on Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

TAX TREATMENT OF UNITHOLDERS

     Limited Partner Status. Unitholders who have become limited partners of Valero L.P. will be treated as partners of Valero L.P. for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of Valero L.P. for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to these common units for federal income tax purposes. Please read "-- Treatment of Short Sales."

     Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of Valero L.P. for federal income tax purposes.

     Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss, and deduction for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, a unitholder will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue

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

Code. That income will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of the Section 751 assets deemed relinquished in the exchange.

     Tax Rates. In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual is generally 20% if the asset was held for more than 12 months at the time of disposition.

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their own tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

     Basis of Common Units. A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

     Limitations on Deductibility of Our Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder that is subject to the "at-risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder, or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

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

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Allocation of Income, Gain, Loss, and Deduction. In general, if we have a net profit, our items of income, gain, loss, and deduction are allocated among the general partner and the unitholders in accordance with their particular percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income is allocated to the recipients to the extent of these distributions. If we have a net loss, the amount of that loss will be allocated first, to the general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts as maintained under the partnership agreement, and, second, to the general partner.

     Specified items of our income, deduction, gain, and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and affiliates of the general partner, and to account for the differences between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, specified items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to us, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions, and rights of the partners to distributions of capital upon liquidation.

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

     Counsel is of the opinion that, with the exception of the issues described in "-- Disposition of Common Units -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner, in which event the partner could file a claim for credit or refund.

     Treatment of Short Sales. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read
"-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Tax Basis, Depreciation, and Amortization. The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the contributing partners and other unitholders at that time. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction."

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

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction" and
"-- Disposition of Common Units -- Recognition of Gain or Loss."

     Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

     Uniformity of Units. Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "-- Disposition of Common Units -- Section 754 Election."

     Consistent with the regulations under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply rules described in the regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values,

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

and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss, or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership

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

interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the allocation date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components, (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with these Treasury Regulations. Please read
"-- Tax Treatment of Operations -- Uniformity of Units."

     Although Andrews & Kurth, May, Day, Caldwell & Keeton L.L.P. is unable to opine as to the validity of this method because there is no clear authority on this issue, we intend to depreciate or amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules

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described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex, and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

     Notification Requirements. A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that describes the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will cause a termination of Valero Logistics. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons, and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable

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income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts, or estates that own common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns for their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on any net income or gain.

     Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to these partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign unitholders at the highest marginal rate applicable to individuals at the time of the distribution. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a common unit if that foreign unitholder has owned 5% or less in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of those conventions may not yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an

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audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as the tax matters partner of Valero L.P.

     The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

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     OUR TAX SHELTER REGISTRATION NUMBER IS 00294000008. ISSUANCE OF THIS
REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority"; or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL, AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance, or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own assets or do business in Texas, Colorado, New Mexico, Kansas, and Oklahoma. Of these states, Colorado, New Mexico, Kansas, and Oklahoma currently impose a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally

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does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Treatment of Unitholders -- Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

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                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in Valero L.P. by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

          (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in Valero L.P. is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in Valero L.P., be deemed to own an undivided interest in the assets of Valero L.P., with the result that the general partner would also be a fiduciary of the plan and the operations of Valero L.P. would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b) the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Valero L.P.'s assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

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     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers,

     - through agents,

     - through underwriters or dealers, or

     - pursuant to delayed delivery contracts or forward contracts.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for, us in the ordinary course of business.

     Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

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                           VALIDITY OF THE SECURITIES

     The validity of the securities and certain federal income tax matters related to the securities will be passed upon by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS

     The financial statements of:

     - Valero L.P., formerly Shamrock Logistics, L.P. and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business), (collectively, the Partnerships) as of December 31, 2001 and 2000 (successor), and for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor) included in Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this prospectus and elsewhere in the registration statement;

     - Wichita Falls Crude Oil Pipeline and Storage Business as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included in Valero L.P.'s Current Report on Form 8-K/A filed April 16, 2002, and incorporated by reference in this prospectus and elsewhere in the registration statement; and

     - Valero L.P., formerly Shamrock Logistics, L.P. and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business), (collectively, the Partnerships) as of December 31, 2001 (restated) and 2000 (successor), and for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor) included in Valero L.P.'s Current Report on Form 8-K filed May 16, 2002, and incorporated by reference in this prospectus and elsewhere in the registration statement;

have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On March 22, 2002, upon the recommendation of the audit committee, the board of directors approved the dismissal of Arthur Andersen LLP (Arthur Andersen) as Valero L.P.'s independent public accountants and the selection of Ernst & Young LLP (Ernst & Young) as Valero L.P.'s new independent public accountants to audit the consolidated financial statements of Valero L.P. for the year ending December 31, 2002. This change became effective upon the completion by Arthur Andersen of its audits of the financial statements of the Wichita Falls Crude Oil Pipeline and Storage Business, which were filed on Form 8-K/A on April 16, 2002. It should be noted that Arthur Andersen has not audited, or performed a review in accordance with standards established by the American Institute of Certified Public Accountants of, any financial statements of Valero L.P. as of any date or for any period subsequent to December 31, 2001.

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                                 [Valero Logo]

                       VALERO LOGISTICS OPERATIONS, L.P.